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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
UNITED INDUSTRIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: common stock, par value $1.00 per share, of United Industrial Corporation
	(2)	Aggregate number of securities to which transaction applies: 1,389,184 issued and outstanding shares of common stock, as of November 29, 2007
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        Estimated for purposes of calculating the filing fee only. The transaction value was determined by multiplying 1,389,184 shares of common stock that are proposed to be acquired in the merger by the merger consideration of $81.00 per share.

	(4)	Proposed maximum aggregate value of transaction: $112,523,904
	(5)	Total fee paid: $3,454.48
☐	Fee paid previously with preliminary materials.
☒
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid: $26,519.78
	(2)	Form, Schedule or Registration Statement No.: Schedule TO-T
	(3)	Filing Party: Textron Inc.
	(4)	Date Filed: October 16, 2007

PRELIMINARY COPY-SUBJECT TO COMPLETION
DATED NOVEMBER 30, 2007

UNITED INDUSTRIAL CORPORATION
124 Industry Lane
Hunt Valley, Maryland 21030

                [    ], 2007

MERGER PROPOSED—YOUR VOTE IS IMPORTANT

Dear Stockholder:

        You are cordially invited to attend a special meeting of stockholders of United Industrial Corporation, a Delaware corporation ("UIC"), to be held on [    ], 2008, at 9:00 a.m. local time, at UIC's principal executive offices located at 124 Industry Lane, Hunt Valley, Maryland 21030.

        At the special meeting, you will be asked to vote to adopt the Agreement and Plan of Merger, dated as of October 7, 2007 (the "Merger Agreement"), by and among UIC, Textron Inc., a Delaware corporation ("Textron"), and Marco Acquisition Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Textron ("Purchaser"), providing for the merger of Purchaser with and into UIC, with UIC surviving as an indirect wholly owned subsidiary of Textron (the "Merger").

        Pursuant to the Merger Agreement, upon consummation of the Merger, each holder of issued and outstanding shares of UIC common stock (other than stockholders who properly exercise and perfect appraisal rights under Delaware law, Textron, Purchaser, UIC and their respective subsidiaries) will be entitled to receive $81.00 per share, net to the holder in cash, without interest and subject to reduction for any applicable withholding taxes. The Merger Agreement is more fully described in the accompanying proxy statement, and a copy of the Merger Agreement is attached to the proxy statement as Annex A.

        The Merger is the second and final step in the proposed acquisition of UIC by Textron. The first step was a tender offer for all of the outstanding common stock of UIC at a price of $81.00 per share, net to the seller in cash without interest and subject to reduction for any applicable withholding taxes, which was completed on November 14, 2007 (the "Offer"). Purchaser currently owns [                  ] shares of UIC common stock, which represents approximately [        ]% of the shares outstanding and the same percentage of the aggregate voting power in the company as of [    ], 2007, the record date fixed by UIC's board of directors for the special meeting (the "Record Date").

        Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of UIC common stock entitled to vote at the special meeting is required to adopt the Merger Agreement. Purchaser currently owns a sufficient number of shares of UIC common stock to assure adoption of the Merger Agreement at the special meeting of stockholders, and Purchaser is required by the Merger Agreement to vote all such shares of UIC common stock in favor of adoption of the Merger Agreement. As a result, the Merger Agreement will be adopted at the special meeting even if no stockholders other than Purchaser vote in favor of adoption.

        AFTER CAREFUL CONSIDERATION, UIC'S BOARD OF DIRECTORS HAS UNANIMOUSLY (OTHER THAN ONE RECUSED DIRECTOR) APPROVED THE MERGER AGREEMENT AND THE MERGER AND DECLARED THAT THE TERMS OF THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF UIC AND UIC'S STOCKHOLDERS. UIC'S BOARD OF DIRECTORS UNANIMOUSLY (OTHER THAN ONE RECUSED DIRECTOR) RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

        The consummation of the Merger is also subject to the satisfaction or waiver of certain other conditions. More information about the Merger is contained in the accompanying proxy statement. UIC encourages you to read the accompanying proxy statement in its entirety because it explains the proposed Merger, the documents related to the Merger and other related matters.

        Your vote is important. Whether or not you plan to attend the special meeting, please take the time to complete, execute, date and return the enclosed proxy card in the postage-paid envelope provided. Your shares will then be represented at the special meeting. If you attend the special meeting, you may, by following the procedures discussed in the proxy statement, withdraw your proxy and vote in person. Failure to submit an executed proxy or to vote in person at the special meeting will have the same effect as a vote "AGAINST" the adoption of the Merger Agreement. Your prompt cooperation is greatly appreciated.

        Please do not send any certificates for your shares at this time. If the Merger is consummated, you will be sent instructions regarding the surrender of your stock certificates and receipt of payment for your shares.

                      Sincerely,

                      Frederick M. Strader
                      Chief Executive Officer and President

PRELIMINARY COPY-SUBJECT TO COMPLETION
DATED NOVEMBER 30, 2007

UNITED INDUSTRIAL CORPORATION
124 Industry Lane
Hunt Valley, Maryland 21030

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be Held on [    ], 2008

Date: [    ], 2008

Time: 9:00 a.m., local time

Place: 124 Industry Lane, Hunt Valley, Maryland 21030

Dear Stockholders of United Industrial Corporation:

        United Industrial Corporation, a Delaware corporation ("UIC"), will hold a special meeting of stockholders of UIC to consider and vote upon the following:

        1.     A proposal to adopt the Agreement and Plan of Merger, dated as of October 7, 2007 (the "Merger Agreement"), by and among Textron Inc. ("Textron"), Marco Acquisition Sub Inc., an indirect wholly owned subsidiary of Textron Inc. ("Purchaser"), and UIC, providing for, among other things, the merger of Purchaser with and into UIC, with UIC surviving as an indirect wholly owned subsidiary of Textron (the "Merger"), and for the conversion of each issued and outstanding share of UIC common stock, par value $1.00 per share ("UIC Common Stock") (other than any share held by stockholders who properly exercise and perfect appraisal rights under Delaware law or by Textron, Purchaser, UIC or their respective subsidiaries) into the right to receive $81.00, net to the holder in cash, without interest and subject to reduction for any applicable withholding taxes (the "Merger Proposal"); and

        2.     Such other proposals, if any, as may properly be brought before the special meeting or any adjournment or postponement thereof (the "Special Meeting"), including proposals related to any procedural matters incident thereto.

UIC will transact no other business at the Special Meeting except such business as may properly be brought before the Special Meeting.

        The record date for the purpose of determining the stockholders who are entitled to receive notice of and to vote at the Special Meeting is [    ], 2007 (the "Record Date"). Only holders of record of outstanding shares of UIC Common Stock as of the close of business on that date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, [                ] shares of UIC Common Stock were outstanding and entitled to notice of and to vote at the Special Meeting. Holders of UIC Common Stock are entitled to one vote for each outstanding share of UIC Common Stock they held of record as of the Record Date.

        THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF UIC COMMON STOCK ENTITLED TO VOTE AT THE SPECIAL MEETING IS REQUIRED TO APPROVE THE MERGER PROPOSAL. PURCHASER OWNS A SUFFICIENT NUMBER OF SHARES OF UIC COMMON STOCK TO ASSURE SUCH APPROVAL AT THE SPECIAL MEETING, AND PURCHASER IS REQUIRED BY THE MERGER AGREEMENT TO VOTE ALL OF ITS SHARES OF UIC COMMON STOCK IN FAVOR OF THE MERGER PROPOSAL. AS A RESULT, THE MERGER AGREEMENT WILL BE ADOPTED EVEN IF NO STOCKHOLDERS OTHER THAN PURCHASER VOTE IN FAVOR

OF ADOPTION. PLEASE DATE, MARK AND EXECUTE THE ACCOMPANYING PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

        The proxy statement describes the proposed Merger and the Merger Agreement and the actions to be taken in connection with the Merger and provides additional information about the parties involved. Please give this information your careful attention.

        UIC believes that its stockholders may be entitled to appraisal rights under section 262 of the Delaware General Corporation Law. Any stockholder seeking to assert appraisal rights will be required to give written notice, before the stockholders vote on the Merger Proposal, of the stockholder's intent to demand payment pursuant to statutory appraisal rights, and to comply with the requirement to not vote in favor of the Merger Proposal. A copy of section 262 of the Delaware General Corporation Law is attached to the proxy statement as Annex C.

        UIC'S BOARD OF DIRECTORS UNANIMOUSLY (OTHER THAN ONE RECUSED DIRECTOR) RECOMMENDS THAT ITS STOCKHOLDERS VOTE "FOR" THE MERGER PROPOSAL.

        Whether or not you plan to attend the Special Meeting, please complete, execute and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope. You may revoke the proxy at any time prior to its exercise in the manner described in the proxy statement. Any stockholder present at the Special Meeting may revoke any previously-granted proxy and vote personally on the Merger Proposal. Executed proxy cards that are not marked with any instructions will be voted "FOR" the Merger Proposal. If you fail to return a properly-executed proxy card or to vote in person at the Special Meeting, your shares effectively will be counted as a vote "AGAINST" the Merger Proposal.

        PLEASE DO NOT SEND ANY STOCK CERTIFICATES REPRESENTING YOUR SHARES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR STOCK CERTIFICATES AND RECEIPT OF PAYMENT FOR YOUR SHARES.

                      By Order of the Board of Directors,

                      Frederick M. Strader
                      Chief Executive Officer and President
                                                                    [    ], 2007

i

Consents and Approvals	46
Amendments and Modification	46
STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS	47
MARKET PRICE OF UIC COMMON STOCK	48
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS	48
FUTURE STOCKHOLDER PROPOSALS	49
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	50
WHERE YOU CAN FIND ADDITIONAL INFORMATION	50
ANNEXES
ANNEX A—Agreement and Plan of Merger
ANNEX B—Opinion of J.P. Morgan Securities Inc.
ANNEX C—Section 262 of the Delaware General Corporation Law

ii

PRELIMINARY COPY-SUBJECT TO COMPLETION
DATED NOVEMBER 30, 2007

UNITED INDUSTRIAL CORPORATION
124 Industry Lane
Hunt Valley, Maryland 21030

PROXY STATEMENT

        This proxy statement contains information related to the special meeting of stockholders of United Industrial Corporation, a Delaware corporation ("UIC"), to be held on [    ], 2008, at 9:00 a.m., local time, at UIC's principal executive offices located at 124 Industry Lane, Hunt Valley, Maryland 21030, and at any adjournments or postponements thereof (such special meeting and, as the context may require, any adjournments or postponements thereof, the "Special Meeting"). UIC is furnishing this proxy statement to its stockholders as part of the solicitation of proxies by UIC's board of directors for use at the Special Meeting.

        THE MERGER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATOR NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATOR PASSED UPON THE FAIRNESS OR MERITS OF THE MERGER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

        This proxy statement is dated [    ], 2007, and is first being mailed to UIC stockholders on or about [    ], 2007.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        The following questions and answers briefly address some commonly asked questions about the Special Meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder. You should still carefully read this entire proxy statement, including each of the annexes. The following is qualified in its entirety by the more detailed information contained elsewhere in this proxy statement.

The Merger

        Q:    What is the proposed transaction?

        A:    The proposed transaction is the merger of Marco Acquisition Sub Inc., a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Textron Inc., a Delaware corporation ("Textron"), with and into UIC, with UIC surviving. As a result of the merger:

  •
  UIC will become an indirect wholly owned subsidiary of Textron;

  •
  to the extent not delisted prior to the effective time of the merger, UIC will apply for delisting of its common stock on the NYSE Euronext, Inc. and will no longer be publicly traded; and

  •
  to the extent not deregistered prior to the effective time of the merger, UIC will apply to deregister its common stock and, upon such deregistration, will no longer be obligated to file periodic reports with the Securities and Exchange Commission.

        The merger is the second and final step in the proposed acquisition of UIC by Textron. The first step was a tender offer for all of the outstanding shares of UIC common stock, which was completed on November 14, 2007. Purchaser beneficially owns [                ] shares of UIC common stock, which

represents approximately [    ]% of the shares of UIC common stock outstanding and the same percentage of the aggregate voting power in the company as of [    ], 2007, the record date fixed by UIC's board of directors for the special meeting.

        The merger is subject to the terms and conditions of the Agreement and Plan of Merger, dated as of October 7, 2007, by and among Textron, Purchaser and UIC.

        Q:    What will I receive in the merger?

        A:    If the merger is consummated, each issued and outstanding share of UIC common stock (other than shares held by any stockholder who properly exercises and perfects appraisal rights under Delaware law or by Textron, Purchaser, UIC or their respective subsidiaries) automatically will be converted into the right to receive $81.00, net to the holder in cash, without interest. The actual payment to you may be reduced by the amount of any applicable withholding taxes.

        Q:    What is the "top up option"?

        A:    Under the merger agreement, UIC has granted Purchaser the option (which is exercisable by Purchaser at any time prior to the earlier to occur of (i) the effective time of the merger and (ii) the termination of the merger agreement in accordance with its terms), to purchase a number of newly-issued or treasury shares of UIC common stock equal to the lowest number of shares that, when added to outstanding shares of UIC common stock already directly or indirectly owned by Textron, would result in Textron owning, directly or indirectly, in the aggregate, one share more than 90 percent of the fully diluted shares of UIC common stock (including such newly-issued or treasury shares), which option may be exercised in whole or in part provided that, after giving effect to the top up option shares, Textron will directly or indirectly own one share more than 90 percent of the shares of UIC common stock then outstanding. The purchase price per share payable under this option would be equal to the $81.00 per share price being offered in the merger. You should read "The Merger Agreement—Top Up Option," on page 43, for further detail.

        Purchaser reserves the right to exercise the top up option at any time before the merger is consummated. If Purchaser exercises the top up option, it may effect the merger without the vote of any other UIC stockholder in accordance with the Delaware General Corporation Law.

        Q:    When do you expect the merger to be consummated?

        A:    UIC expects the merger to be consummated as soon as reasonably practicable after the adoption of the merger agreement, subject to the satisfaction or waiver of the other conditions to the merger.

        Pursuant to the Merger Agreement, in the event that, Textron, Purchaser or any of their respective subsidiaries owns at least 90 percent of the outstanding shares of UIC common stock, including shares acquired through any exercise of the top up option or otherwise, Textron, Purchaser and UIC have agreed to effect the merger as soon as practicable without the vote of any other UIC stockholder in accordance with the Delaware General Corporation Law.

        Q:    What will happen to my shares of UIC common stock after the merger?

        A:    Following the effective time of the merger, shares of UIC common stock (other than any shares held by any stockholder who properly exercises and perfects appraisal rights under Delaware law or by Textron, Purchaser, UIC or their respective subsidiaries) will represent solely the right to receive the merger consideration, and trading in UIC common stock on the NYSE Euronext Inc. will cease. Price quotations for UIC common stock will no longer be available and, following deregistration with the Securities and Exchange Commission, UIC will cease filing periodic reports under the Securities Exchange Act of 1934.

        Q:    How do participants in UIC's 401(k) Retirement Savings Plan vote in the merger?

        A:    Eligible participants in UIC's 401(k) Retirement Savings Plan may direct Fidelity Management Trust Company regarding how to vote the shares of UIC attributable to their accounts at the Special Meeting. Voting directions will be tabulated confidentially. Only Fidelity and its affiliates or agents will have access to individual voting directions. Unless otherwise required by law, the shares attributable to a participant's account will be voted as directed. If no direction is made or received by the time required by Fidelity, the shares attributable to the account will not be voted.

        Q:    How will the merger affect UIC's 3.75% Senior Convertible Notes due 2024?

        A:    Purchaser's acquisition of outstanding shares of UIC common stock pursuant to the tender offer triggered certain conversion and repurchase rights of the noteholders under the indenture governing UIC's 3.75% Senior Convertible Notes due 2024. Pursuant to the terms of the indenture, UIC intends to satisfy its conversion and repurchase obligations under the indenture in cash. The merger will also trigger these same repurchase and conversion rights, and UIC also intends to satisfy the resulting obligations in cash. Pursuant to a revolving credit agreement, Purchaser has agreed to loan UIC the funds necessary to satisfy any conversion and repurchase obligations. See the sections entitled "The Merger—Background of the Merger" and "The Merger—Merger Financing, Source and Amounts of Funds; Affiliated Loan Agreements" below.

        Q:    What will happen to my outstanding stock options?

        A:    As a result of the acquisition of control of UIC by Textron on November 14, 2007, all outstanding options to acquire UIC common stock under UIC's equity plans other than the employee stock purchase plan (each, a "UIC Stock Option"), that were not then vested and exercisable became vested and immediately exercisable on an accelerated basis. The Merger Agreement provides that, as of the effective time of the merger, by virtue of the merger, each UIC Stock Option that is vested, exercisable and outstanding immediately prior to the effective time of the merger will be canceled, and each holder will be paid for each such UIC Stock Option an amount in cash (without interest), determined by multiplying (i) the excess, if any, of $81.00 over the exercise price of the UIC Stock Option by (ii) the number of shares of UIC common stock the holder could have purchased had the holder exercised his or her option in full immediately prior to the effective time of the merger. On November 30, 2007, UIC's board of directors approved advancing the date on which such UIC Stock Options would be so canceled to November 30, 2007 which is before the effective date of the Merger. UIC expects to pay such consideration to holders of such UIC Stock Options as soon as reasonably practicable after November 30, 2007. The payments due to the holders of such UIC Stock Options may be reduced by the amount of any applicable withholding taxes.

The Special Meeting

        Q:    When is the special meeting and where will it be held?

        A:    The special meeting will take place on [    ], 2008, at 9:00 a.m. local time, at UIC's principal executive offices located at 124 Industry Lane, Hunt Valley, Maryland 21030. You may attend the special meeting and vote your eligible shares of UIC common stock in person, rather than completing, executing, dating and returning your proxy card. If you wish to vote in person and your eligible shares are held by a broker or other nominee, you need to obtain a proxy card from the broker or other nominee authorizing you to vote your shares held in the broker's name.

        Q:    Who is soliciting my proxy?

        A:    This proxy is being solicited by UIC's board of directors.

        Q:    Who is entitled to vote at the special meeting?

        A:    Holders of record of shares of UIC common stock outstanding as of the close of business on [    ], 2007 are entitled to vote at the special meeting.

        Q:    On what am I being asked to vote?

        A:    You are being asked to vote to adopt the merger agreement into which UIC has entered with Textron and Purchaser providing for the merger.

        Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of UIC common stock entitled to vote at the special meeting is required to adopt the merger agreement.

        At the close of business on the Record Date, Purchaser beneficially owned and was entitled to vote, in the aggregate, [                ] shares of UIC common stock, representing approximately [    ]% of the total votes entitled to be cast at the special meeting. Purchaser therefore currently owns a sufficient number of shares of UIC common stock to assure adoption of the merger agreement at the special meeting and it is required by the merger agreement to vote all such shares in favor of adoption of the merger agreement. As a result, the merger agreement will be adopted even if no stockholders other than Purchaser vote for adoption.

        Q:    How does UIC's board of directors recommend that I vote?

        A:    UIC's board of directors unanimously (other than one recused director) recommends that you vote "FOR" the merger proposal. You should read "The Merger—Reasons for the Recommendation of UIC's Board of Directors," beginning on page 21, for a discussion of the factors that UIC's board of directors considered in deciding to recommend the merger proposal.

        Q:    What do I need to do now?

        A:    After carefully reading and considering the information contained in this proxy statement, please vote your shares of UIC common stock by completing, executing and dating the enclosed proxy card and returning it in the enclosed postage-paid return envelope as soon as possible. If you execute and send in your proxy card and do not mark it to show how you want to vote, UIC will count your proxy as a vote "FOR" the merger proposal.

        Q:    Can I change my vote after I have mailed my executed proxy card?

        A:    Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send an executed written notice to UIC stating that you would like to revoke your proxy. Second, you can complete, execute and submit a new proxy bearing a later date. If you choose either of these two methods, then you must submit your notice of revocation or your new proxy to UIC prior to the special meeting at United Industrial Corporation, 124 Industry Lane, Hunt Valley, Maryland 21030, Attention: Secretary. Finally, you can attend the special meeting and deliver an executed notice of revocation, deliver a later-dated executed proxy or vote in person. Your attendance at the special meeting will not, in and of itself, result in the revocation of a proxy or cause your shares to be voted. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

        Q:    What happens if I do not submit a proxy or vote in person at the special meeting?

        A:    Because the required vote of UIC's stockholders is based upon the number of outstanding shares of UIC common stock, rather than upon the number of shares actually voted, any failure by a holder of such shares to vote "FOR" the merger proposal, in person at the special meeting or by proxy, including abstentions and broker non-votes, will have the same effect as a vote "AGAINST" the merger proposal.

        Q:    If my eligible shares of UIC common stock are held in "street name" by my broker or bank, will my broker or bank automatically vote my shares for me?

        A:    No. Your broker or bank is allowed to vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker or bank regarding how to instruct your broker or bank to vote your shares. Without instructions, your shares will not be voted, which will have the same effect as a vote "AGAINST" the merger proposal.

        Q:    Should I send in my stock certificates now?

        A:    No. If and when the merger is consummated, stockholders will be sent instructions for exchanging their shares at that time. Please do not send in your stock certificates with your proxy.

        Q:    Who can help answer my questions?

        A:    If you have any questions about the merger, including the procedures for voting your shares, or if you need additional copies of this proxy statement or the enclosed proxy card (which will be provided without charge) you should contact UIC, as follows:

        United Industrial Corporation
        Stuart Gray—Investor Relations
        124 Industry Lane
        Hunt Valley, Maryland 21030
        Telephone: (410) 628-8686
        Email: GRAYS@AAICORP.COM

SUMMARY

        This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the other documents to which UIC has referred you. See "Where You Can Find Additional Information" on page 50. Each item in this summary refers to the page of this document on which the applicable subject is discussed in more detail. The following is qualified in its entirety by the more detailed information contained elsewhere in this proxy statement.

The Companies (see page 12)

        UIC is a Delaware corporation. The principal executive offices of UIC are located at 124 Industry Lane, Hunt Valley, Maryland 21030, Telephone: (410) 628-3500. UIC designs, produces and supports aerospace and defense systems through its wholly owned subsidiary, AAI Corporation. Its high-technology products and services include unmanned aircraft systems, training and simulation systems, automated aerospace test and maintenance equipment, armament systems, aviation ground support equipment, logistical and engineering services and maintenance, repair and overhaul activities. UIC's shares of common stock are traded on the NYSE Euronext Inc. ("NYSE") under the symbol "UIC."

        Textron is a Delaware corporation. Its shares are listed on the NYSE and the Chicago Stock Exchange. The principal executive offices of Textron are located at 40 Westminster Street, Providence, RI 02903, Telephone: (401) 421-2800. Textron is a global multi-industry company operating in 32 countries with approximately 40,000 employees. Textron's business was founded in 1923 and reincorporated in Delaware on July 31, 1967. Today, Textron leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron operates in four business segments—Bell, Cessna, Industrial and Finance.

        Purchaser is a Delaware corporation incorporated on September 25, 2007, and, to date, has engaged in no activities other than those incident to its formation and the acquisition of UIC. Purchaser is an indirect wholly owned subsidiary of Textron. The principal executive offices of Purchaser are located at 40 Westminster Street, Providence, RI 02903, Telephone: (401) 421-2800.

The Special Meeting (see page 13)

        Date, Time and Place (see page 13).    The Special Meeting will be held on [    ] , 2008, at 9:00 a.m. local time, at UIC's principal executive offices located at 124 Industry Lane, Hunt Valley, Maryland 21030. At the Special Meeting, UIC's stockholders will be asked to adopt the merger agreement among Textron, Purchaser and UIC, providing for the merger of Purchaser with and into UIC, with UIC surviving as an indirect wholly owned subsidiary of Textron.

        Record Date, Voting Power (see page 13).    UIC stockholders are entitled to vote at the Special Meeting if they are shown by UIC's records to have owned outstanding shares of UIC common stock, par value $1.00 per share, as of the close of business on [    ], 2007, the record date set by UIC's board of directors for the Special Meeting. Holders of UIC common stock are entitled to one vote for each outstanding share of UIC common stock they held of record as of such record date on any matter that may properly come before the Special Meeting.

        Vote Required (see page 14).    The adoption of the merger agreement requires the affirmative vote of stockholders holding at least a majority of the outstanding shares of UIC common stock entitled to vote at the Special Meeting.

        On the record date, there were [                ] shares of UIC common stock entitled to vote at the Special Meeting, [                  ] of which were beneficially owned and held of record by Purchaser. As of

the record date, therefore, Purchaser held of record [        ]% of the total votes entitled to be cast at the Special Meeting, or sufficient aggregate voting power to assure adoption of the merger agreement. Pursuant to the merger agreement, Purchaser is obligated to vote all shares of UIC common stock beneficially owned by it in favor of the merger. As a result, the merger agreement will be adopted at the Special Meeting even if no stockholders other than Purchaser vote for adoption.

        Voting and Revocability of Proxies (see page 14).    UIC is asking its stockholders to complete, date and execute the accompanying proxy card and return it in the pre-addressed accompanying envelope as soon as possible. Brokers or banks holding shares in "street name" may vote the shares on the merger proposal only if the stockholder provides instructions on how to vote. Brokers or banks will provide stockholders for whom they hold shares with directions on how to give instructions to vote the shares. All properly submitted proxies that UIC receives before the vote at the Special Meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies. Executed proxy cards that are not marked with any instructions will be voted "FOR" the merger proposal. Failure to submit an executed proxy card by mail or to vote in person at the Special Meeting will have the same effect as a vote "AGAINST" the merger proposal.

        UIC does not expect any other business to come before the Special Meeting. If other business properly comes before the Special Meeting, then the persons named as proxies will vote in accordance with their judgment.

        A stockholder may revoke a previously-given proxy at any time prior to its use by delivering an executed notice of revocation or a later-dated, executed proxy to UIC's Secretary prior to the Special Meeting. In addition, a stockholder may revoke a previously-given proxy by attending the Special Meeting and delivering an executed notice of revocation or a later-dated, executed proxy to UIC's Secretary. A stockholder also may revoke a previously-given proxy by attending the Special Meeting and voting in person. A stockholder's attendance at the Special Meeting does not in itself result in the revocation of a previously-given proxy or cause the stockholder's shares to be voted.

        Solicitation of Proxies (see page 15).    UIC will bear the cost and expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby. In addition to the solicitation of proxies by use of the mails, UIC and its directors, officers and employees (who will receive no compensation therefor in addition to their regular salaries) may solicit proxies by telephone, telegram, facsimile transmission, the internet or personal interview. UIC will reimburse banks and brokers who hold shares of UIC common stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares.

        UIC's 401(k) Plan.    Eligible participants in UIC's 401(k) Retirement Savings Plan may direct Fidelity Management Trust Company regarding how to vote the shares of UIC attributable to their accounts at the Special Meeting. Voting directions will be tabulated confidentially. Only Fidelity and its affiliates or agents will have access to individual voting directions. Unless otherwise required by law, the shares attributable to a participant's account will be voted as directed. If no direction is made or received by the time required by Fidelity, the shares attributable to the account will not be voted.

The Merger (see page 16) and The Merger Agreement (see page 43)

        Structure of the Merger (see page 40).    The merger agreement being submitted for adoption by UIC's stockholders as described in this proxy statement relates to the proposed acquisition of UIC by Textron. If the merger agreement is adopted by UIC's stockholders, upon the terms and subject to the conditions of the merger agreement, Purchaser will be merged with and into UIC, with UIC surviving as an indirect wholly owned subsidiary of Textron, and the outstanding shares of UIC common stock (other than any shares held by any stockholder who properly exercises and perfects appraisal rights under Delaware law or by Textron, Purchaser, UIC or their respective subsidiaries) will be converted into the right to receive the cash consideration described below. Among other things, the merger agreement contains covenants regarding the conduct of UIC's business pending completion of the merger and conditions to the completion of the merger.

        The Merger Consideration (see page 41).    With effect from the effective time of the merger, UIC stockholders will be entitled to receive, for each share of UIC common stock they hold as of immediately prior to the merger and upon surrender of such stockholder's shares, $81.00 net to the stockholder in cash without interest. Based on the number of shares of UIC common stock outstanding on the record date and taking into account Purchaser's ownership of UIC common stock, the aggregate consideration payable by Textron to eligible UIC stockholders will be approximately $[    ] million. The payments due to UIC's stockholders may be reduced by the amount of any applicable withholding taxes.

        Stock Options (see page 41).    As a result of the acquisition of control of UIC by Textron on November 14, 2007, all outstanding options to acquire UIC common stock under UIC's equity plans other than the employee stock purchase plan (each, a "UIC Stock Option"), that were not then vested and exercisable became vested and immediately exercisable on an accelerated basis. The Merger Agreement provides that effective as of the effective time of the merger, by virtue of the merger, each UIC Stock Option that is vested, exercisable and outstanding immediately prior to the effective time of the merger will be canceled and each holder will be paid for each such UIC Stock Option an amount in cash (without interest), determined by multiplying (i) the excess, if any, of $81.00 over the exercise price of the UIC Stock Option by (ii) the number of shares of UIC common stock the holder could have purchased had the holder exercised his or her option in full immediately prior to the effective time of the merger. On November 30, 2007, UIC's board of directors approved advancing the date on which such UIC Stock Options would be so canceled to November 30, 2007 which is before the effective date of the Merger. UIC expects to pay such consideration to holders of such UIC Stock Options as soon as reasonably practicable after November 30, 2007. The payments due to the holders of such UIC Stock Options may be reduced by the amount of any applicable withholding taxes.

        Top Up Option (see page 43).    Under the merger agreement, UIC has granted Purchaser the option (which is exercisable by Purchaser at any time prior to the earlier to occur of (i) the effective time of the merger and (ii) the termination of the merger agreement in accordance with its terms), to purchase a number of newly-issued or treasury shares of UIC common stock equal to the lowest number of shares that, when added to outstanding shares of UIC common stock already directly or indirectly owned by Textron, would result in Textron owning, directly or indirectly, in the aggregate, one share more than 90 percent of the fully diluted shares of UIC common stock (including such newly-issued or treasury shares), which option may be exercised in whole or in part provided that, after giving effect to the top up option shares, Textron will directly or indirectly own one share more than 90 percent of the shares of UIC common stock then outstanding. The purchase price per share payable under this option would be equal to the $81.00 per share being offered in the merger.

        Purchaser reserves the right to exercise the top up option at any time before the merger is consummated. If Purchaser exercises the top up option, it may effect the merger without the vote of any other UIC stockholder in accordance with the Delaware General Corporation Law.

        Anticipated Closing (see page 43).    UIC expects the merger to take effect promptly after the adoption of the merger agreement by UIC's stockholders and after all other conditions to the merger have been satisfied or waived. At present, UIC anticipates that if the merger agreement is adopted, the closing will occur in [    ] 2008.

        Pursuant to the Merger Agreement, in the event that, Textron, Purchaser or any of their respective subsidiaries owns at least 90 percent of the outstanding shares of UIC common stock,

including shares acquired through any exercise of the top up option or otherwise, Textron, Purchaser and UIC have agreed to effect the merger of Purchaser with and into UIC as soon as practicable without the vote of any other UIC stockholder in accordance with the Delaware General Corporation Law.

Recommendation of UIC's Board of Directors (see page 21)

        UIC's board of directors has unanimously (other than one recused director) approved the merger agreement and the merger and determined that the terms of the merger agreement and the merger are advisable and fair to and in the best interests of UIC and UIC's stockholders. UIC's board of directors unanimously (other than one recused director) recommends that UIC's stockholders vote "FOR" the merger proposal.

UIC's Reasons for the Merger (see page 21)

        After evaluating a variety of business, financial and market factors and consulting with UIC's legal and financial advisors, UIC's board of directors unanimously (other than one recused director):

  •
  declared that the merger agreement and the transactions contemplated thereby, were fair to and in the best interests of UIC and its stockholders;

  •
  approved and declared advisable the merger agreement and the transactions contemplated thereby; and

  •
  recommended that UIC's stockholders adopt the merger agreement.

        For a description of the reasons considered by UIC's board of directors, see "Reasons for the Recommendation of UIC's Board of Directors" on page 21.

Opinion of UIC's Financial Advisor (see page 25)

        In connection with the tender offer by Purchaser for the shares of outstanding UIC common stock and the proposed merger (collectively, the "Textron Transaction"), UIC's board of directors received an opinion, dated September 27, 2007, from its financial advisor, J.P. Morgan Securities Inc. ("JPMorgan"), as to the fairness, from a financial point of view and as of the date of such opinion, of the $81.00 per share cash consideration to be received in the Textron Transaction by eligible holders of UIC common stock. The full text of the JPMorgan written opinion, dated September 27, 2007, is attached to this proxy statement as Annex B. Holders of UIC common stock are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. The JPMorgan opinion was provided for the benefit of UIC's board of directors in connection with, and for the purpose of, UIC's board of directors' evaluation of the $81.00 per share cash consideration from a financial point of view and does not address any other aspect of the Textron Transaction or any related transaction. The opinion does not constitute a recommendation to any stockholder as to how to vote or act with respect to the merger or any related transaction.

Merger Financing; Source and Amounts of Funds (see page 30)

        Purchaser's obligation to complete the merger is not conditioned upon its ability to obtain funds sufficient to do so. The total amount of funds necessary to consummate the merger and related transactions is anticipated to be approximately $[      ] million, including amounts necessary in connection with the surrender of UIC's outstanding 3.75% Convertible Senior Notes due 2024 for conversion by the holders thereof and to pay customary fees and expenses.

Interests of UIC's Directors and Executive Officers in the Merger (see page 31)

        In considering the recommendation of UIC's board of directors to vote for the proposal to adopt the Merger Agreement, you should be aware that some of UIC's executive officers and the members of UIC's board of directors have interests in the merger that are different from, or in addition to, the interests of UIC and its stockholders generally. The members of UIC's board of directors were aware of these interests and considered them at the time they approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

        Certain of these interests include:

  •
  the cancellation and cash-out of all outstanding options to acquire shares of UIC common stock, whether or not then vested or exercisable, held by directors and executive officers;

  •
  severance payments and benefits if employment is terminated following the merger under specified circumstances; and

  •
  the right to continued indemnification and directors' and officers' liability insurance for UIC's directors and officers by the surviving corporation for events occurring at or prior to the effective time of the merger.

        For a more complete description, see "The Merger—Interests of UIC's Directors and Executive Officers in the Merger" beginning on page 31.

Certain United States Federal Income Tax Consequences of the Merger (see page 36)

        A U.S. Holder (as defined under "Certain United States Federal Income Tax Consequences of the Merger," below) that disposes of UIC common stock pursuant to the merger generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder is entitled to receive pursuant to the merger and the U.S. Holder's adjusted tax basis in the UIC common stock disposed of pursuant to the merger. A Non-U.S. Holder (as defined under "Certain United States Federal Income Tax Consequences of the Merger," below) generally will not be subject to U.S. federal income tax on gain realized on the disposition of UIC common stock pursuant to the merger provided that (i) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the U.S. and (ii) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is not present in the U.S. for 183 days or more in the taxable year of the disposition.

        UIC stockholders are urged to read carefully the section entitled "Certain United States Federal Income Tax Consequences of the Merger," below, and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

Appraisal Rights (see page 38)

        Delaware law provides shareholders with appraisal rights in the merger. This means that if you fully comply with the procedures for perfecting appraisal rights provided for under Delaware law, Delaware law entitles you to have the fair value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the merger consideration. The ultimate amount you receive in an appraisal proceeding may be more or less than, or the same as, the amount you would have received under the merger agreement. To exercise your appraisal rights, you must deliver a written demand for appraisal to the Company before the vote on the merger agreement at the Special Meeting and you must not vote in favor of the adoption of the merger agreement. Your failure to strictly follow the procedures specified under 262 of the Delaware General Corporation Law will result in the loss of your appraisal rights. A copy of Section 262 of the Delaware General Corporation Law is attached to this proxy statement as Annex C. We encourage you to consult your legal advisor if you intend to seek appraisal.

        ANY STOCKHOLDER WHO WISHES TO EXERCISE HIS, HER OR ITS RIGHT TO DISSENT FROM THE MERGER AND DEMAND APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE HIS, HER OR ITS RIGHT TO DO SO SHOULD REVIEW THE DISCUSSION IN THE SECTION CAPTIONED "THE MERGER—APPRAISAL RIGHTS" (PAGE 38) AND ANNEX C CAREFULLY. FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE REQUIREMENTS AND PROCEDURES SPECIFIED THEREIN WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS UNDER DELAWARE LAW.

Market Price of UIC Common Stock (see page 48)

        On October 5, 2007, the last full trading day prior to the public announcement of the terms of the tender offer and the merger, the reported closing sales price of UIC common stock on the NYSE was $75.62 per share. The $81.00 per share to be paid for each share of UIC common stock represents a premium of approximately 7.1% to the closing price on October 5, 2007. On December [    ], 2007, the most recent practicable date before this proxy statement was printed, the reported closing sales price of UIC common stock on the NYSE was $[    ] per share. You are encouraged to obtain current market quotations for UIC common stock, if available, in connection with voting your shares.

Conditions to Consummating the Merger (see page 43)

        The merger agreement provides that, in order to consummate the merger, the affirmative vote of the holders of a majority of the outstanding shares of UIC common stock entitled to be voted for the adoption of the merger agreement must be voted "FOR" the merger proposal. Purchaser currently owns a sufficient number of shares of UIC common stock to assure adoption of the merger agreement at the Special Meeting, and Purchaser is required by the merger agreement to vote all such shares of UIC common stock in favor of adoption of the merger agreement. Accordingly, this condition will be satisfied even if no stockholders other than Purchaser vote in favor of adoption. The consummation of the merger is also subject to the condition under the merger agreement that there be no law of competent jurisdiction in effect that enjoins, restrains, prevents or otherwise prohibits the consummation of the merger or makes the merger illegal.

Termination of the Merger Agreement (see page 44)

        The merger agreement contains provisions addressing the circumstances under which UIC or Textron may terminate the merger agreement.

        A COPY OF THE MERGER AGREEMENT IS INCLUDED IN THIS PROXY STATEMENT AS ANNEX A. YOU ARE STRONGLY ENCOURAGED TO READ IT CAREFULLY AND IN ITS ENTIRETY.

THE COMPANIES

United Industrial Corporation

        UIC is a Delaware corporation. Its principal executive offices are located at 124 Industry Lane, Hunt Valley, Maryland 21030. The telephone number at that location is (410) 628-3500.

        UIC designs, produces, and supports aerospace and defense systems. UIC operates through its wholly owned subsidiary AAI Corporation, and AAI Corporation's direct and indirect wholly owned subsidiaries AAI Services Corporation, Aerosonde Pty Ltd, Aerosonde North America Incorporated, ESL Defence Limited, McTurbine Inc., and Symtx, Inc. Its high technology products and services include unmanned aircraft systems, training and simulation systems, automated aerospace test and maintenance equipment, armament systems, aviation ground support equipment, logistical and engineering services and maintenance, repair and overhaul activities.

        UIC's customers include the U.S. Department of Defense ("DoD") and its prime contractors, allied foreign government ministries of defense, commercial customers and certain other U.S. federal agencies. For the year ended December 31, 2006, direct and indirect sales to the DoD provided 92.8% of UIC's total sales. UIC common stock is listed on the NYSE under the symbol "UIC."

        UIC is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith is obligated to file reports and other information with the Securities and Exchange Commission (the "SEC") relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning UIC's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), any material interests of such persons in transactions with UIC and other matters is required to be disclosed in proxy statements and periodic reports distributed to UIC's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC's Public Reference Room in Washington, DC can be obtained by calling the SEC at (800) SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as UIC, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Textron Inc.

        Textron is a Delaware corporation. Its principal executive offices are located at 40 Westminster Street, Providence, Rhode Island 02903. The telephone number at that location is (401) 421-2800.

        Textron is a global multi-industry company operating in 32 countries with approximately 40,000 employees. Textron's business was founded in 1923 and reincorporated in Delaware on July 31, 1967. Today, Textron leverages its global network of aircraft, industrial and finance businesses to provide customers with innovative solutions and services. Textron operates in four business segments—Bell, Cessna, Industrial and Finance.

        Textron is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Textron's business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), any material interests of such persons in transactions with Textron, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Textron's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC's Public Reference Room in Washington, DC can be obtained by calling the SEC at (800) SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Textron, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Marco Acquisition Sub Inc.

        Purchaser is a Delaware corporation. Its principal executive offices are located at 40 Westminster Street, Providence, Rhode Island 02903. The telephone number at that location is (401) 421-2800.

        Purchaser was incorporated on September 25, 2007, and, to date, has engaged in no activities other than those incident to its formation and to the tender offer and the merger. Purchaser is an indirect wholly owned subsidiary of Textron. Purchaser is not subject to the informational filing requirements of the Exchange Act.

THE SPECIAL MEETING

        UIC is furnishing this proxy statement to you, as a holder of UIC common stock as of the record date, as part of the solicitation of proxies by UIC's board of directors for use at the Special Meeting.

Date, Time and Place of the Special Meeting

        The Special Meeting will be held on [    ], 2008, at 9 a.m. local time, at UIC's principal executive offices located at 124 Industry Lane, Hunt Valley, Maryland 21030.

Purpose of the Special Meeting

        At the Special Meeting, UIC will ask its stockholders to vote to adopt the Agreement and Plan of Merger, dated as of October 7, 2007 (the "Merger Agreement"), among UIC, Textron and Purchaser, providing for, among other things, the merger (the "Merger") of Purchaser with and into UIC, with UIC surviving as an indirect wholly owned subsidiary of Textron (the "Merger Proposal"). UIC's board of directors unanimously (other than one recused director) recommends that its stockholders vote "FOR" the Merger Proposal.

Record Date; Shares Entitled to Vote; Quorum

        Only holders of record of outstanding shares of UIC common stock, par value $1.00 per share ("UIC Common Stock"), outstanding as of the close of business on [    ], 2007 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. Holders of UIC Common Stock are entitled to one vote for each outstanding share of UIC Common Stock they held of record as of the Record Date. On the Record Date, [                ] shares of UIC Common Stock were issued and outstanding. A quorum will be considered present at the Special Meeting if a majority of all of the outstanding shares of UIC Common Stock issued and outstanding on the Record Date are represented at the Special Meeting in person or by a properly submitted proxy. Abstentions and broker non-votes will be counted as shares that are present for purposes of determining the presence of a quorum. Broker non-votes occur when a nominee holding shares of UIC Common Stock for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that matter and has not received instructions from the beneficial owner.

        American Stock Transfer & Trust Company, UIC's independent transfer agent, will count the votes and act as the inspector of election at the Special Meeting. The inspector of election will also separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Vote Required to Adopt the Merger Agreement

        The affirmative vote of the holders of a majority of the outstanding shares of UIC Common Stock entitled to vote at the Special Meeting is necessary to adopt the Merger Agreement. A failure to vote, an abstention from voting, or a broker non-vote will have the same legal effect as a vote cast "AGAINST" the Merger Proposal. Brokers, and in many cases nominees, will not have discretionary power to vote on the Merger Proposal. Accordingly, beneficial owners of UIC Common Stock must instruct their brokers or nominees how to vote their eligible shares of UIC Common Stock with respect to the Merger Proposal at the Special Meeting. Stockholders are urged to read and carefully consider the information presented in this proxy statement and to complete, date and execute the accompanying proxy card and return it promptly to UIC in the enclosed postage-prepaid envelope.

        On the Record Date, there were [                ] shares of UIC Common Stock entitled to vote at the Special Meeting, [                  ] of which were owned and held of record by Purchaser. As of the Record Date, therefore, Purchaser held of record [        ]% of the total votes entitled to be cast at the Special Meeting, or sufficient aggregate voting power to constitute a quorum and assure adoption of the Merger Agreement. Pursuant to the Merger Agreement, Textron is obligated to vote, or cause to be voted, all shares of UIC Common Stock beneficially owned by it, Purchaser or any of its other subsidiaries in favor of the Merger. AS A RESULT, THE MERGER AGREEMENT WILL BE ADOPTED EVEN IF NO STOCKHOLDERS OTHER THAN PURCHASER VOTE IN FAVOR OF ADOPTION.

Postponement or Adjournment

        Although it is not expected, the Special Meeting may be postponed or adjourned to another time or place. UIC will announce any postponement of the Special Meeting by press release if made prior to the Special Meeting and will announce any adjournment at the Special Meeting. Under UIC's bylaws, additional notice of the time and place of any such adjournment need not be given unless the meeting is adjourned for more than 30 days, or a new record date is set. Any postponement or adjournment of the Special Meeting will allow UIC's stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Voting of Proxies

        All shares represented by properly submitted proxies received before the Special Meeting will be voted at the Special Meeting in the manner specified by such proxies. Properly executed proxy cards that do not provide voting instructions will be voted "FOR" the Merger Proposal. Shares of UIC Common Stock represented at the Special Meeting but not voting, including shares of UIC Common Stock for which proxies have been received but with respect to which holders of shares have abstained, will be treated as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

        Only shares affirmatively voted "FOR" the Merger Proposal, including shares represented by properly submitted proxies that do not contain voting instructions, will be counted as favorable votes for that proposal. If a stockholder abstains from voting or does not furnish a valid proxy, the stockholder's shares effectively will count as voted "AGAINST" the Merger Proposal. Brokers or banks who hold shares of UIC Common Stock in "street name" for customers who are the beneficial owners of such shares may not give a proxy to vote those customers' shares in the absence of specific instructions from those customers. If no instructions are given to the broker or bank holding shares, or if instructions are given to the broker or bank indicating that the broker or bank does not have authority to vote on the proposal to adopt the Merger Agreement, then, in either case, the shares will not be voted on the Merger Proposal and will effectively count as votes "AGAINST" the Merger Proposal.

Revocability of Proxies

        A stockholder may change a vote or revoke a previously-given proxy at any time before the proxy is voted at the Special Meeting. A stockholder may accomplish this in one of three ways. First, a stockholder may send an executed written notice stating that the stockholder would like to revoke the stockholder's previously-given proxy. Second, a stockholder may execute, complete and mail a new proxy bearing a later date. If a stockholder chooses either of these methods, the stockholder must submit the notice of revocation or new proxy to UIC prior to the Special Meeting at United Industrial Corporation, 124 Industry Lane, Hunt Valley, Maryland 21030, Attention: Secretary. Finally, a stockholder may attend the Special Meeting and deliver an executed notice of revocation or deliver a later-dated, executed proxy to UIC's Secretary or vote in person. Attendance at the Special Meeting will not in and of itself result in the revocation of a proxy or cause your shares to be voted. If you have instructed your broker to vote your shares, you must follow the directions provided by your broker to change these instructions.

Other Business

        UIC is not currently aware of any business to be acted upon at the Special Meeting other than the matters discussed in this proxy statement. Under UIC's bylaws, business transacted at the Special Meeting is limited to matters relating to the purposes stated in the notice of the Special Meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the Special Meeting, the intent is that shares of UIC Common Stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the Special Meeting.

Solicitation of Proxies

        UIC will bear the cost and expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby. In addition to the solicitation of proxies by use of the mails, UIC and its directors, officers and employees (who will receive no compensation therefore in addition to their regular salaries) may solicit proxies by telephone, telegram, facsimile transmission, the internet or personal interview. UIC will reimburse banks and brokers who hold shares of UIC Common Stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares.

UIC's 401(k) Plan

        Eligible participants in UIC's 401(k) Retirement Savings Plan may direct Fidelity Management Trust Company regarding how to vote the shares of UIC attributable to their accounts at the Special Meeting. Voting directions will be tabulated confidentially. Only Fidelity and its affiliates or agents will have access to individual voting directions. Unless otherwise required by law, the shares attributable to a participant's account will be voted as directed. If no direction is made or received by the time required by Fidelity, the shares attributable to the account will not be voted.

        STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. A transmittal form with instructions for the surrender of any certificates representing outstanding shares of UIC Common Stock will be mailed to stockholders shortly after completion of the Merger.

THE MERGER

        While UIC believes that the following description covers the material terms of the Merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document, including the annexes, and the other documents referred herein for a more complete understanding of the Merger and the related transactions.

General

        The Merger is the second and final step in the proposed acquisition of UIC by Textron. The first step was a tender offer for all of the outstanding UIC Common Stock at a price of $81.00 per share, net to the seller in cash, without interest and subject to reduction for any applicable withholding taxes (the "Offer Price"), which was completed on November 14, 2007 (the "Offer"). Purchaser currently owns [                  ] shares of UIC Common Stock, which represents approximately [        ]% of the shares outstanding and the same percentage of the aggregate voting power in the company as of the Record Date.

Change of Control

        Following consummation of the Offer and pursuant to the Merger Agreement, five persons designated by Textron were appointed as directors. One of the directors on UIC's board of directors ("UIC's Board") prior to the consummation of the Offer, Mr. Frederick M. Strader, remains as a member of UIC's Board. The Textron designees to UIC's Board are Ms. Kathleen M. Bader, Mr. John Condon, Mr. Paul E. Gagné, Mr. Dain M. Hancock and Mr. Frank L. Tempesta and currently constitute five of the six members of UIC's Board.

Background of the Merger

        Over the past several years, UIC's Board, together with senior management, has regularly engaged in a review of UIC's business and strategic alternatives to enhance stockholder value. These alternatives included acquisitions, divestitures, investments, business combinations, financing opportunities and stock repurchase programs. From time to time, UIC's Board and management have consulted with various investment banks about possible alternatives. In addition, over the past few years, UIC has from time to time received unsolicited offers to acquire UIC, each of which was rejected by UIC's Board because, at the time, UIC's Board believed that continuing to pursue other business and strategic alternatives was in the best interests of the stockholders of UIC.

        From time to time over the last four years, certain subsidiaries of Textron have maintained various business relationships with UIC. On July 21, 2004, Bell Helicopter Textron Inc., Textron Systems Corporation ("Textron Systems"), Lockheed Martin Corporation and AAI Corporation, entered into a teaming agreement with respect to the "Eagle Eye Systems Program" relating to vertical tactical unmanned aerial vehicles. From time to time over the last five years, members of management of Textron have had contact with UIC about a possible business combination. These contacts have been preliminary and, prior to the events described below, none of these contacts led to any substantive discussions or negotiations of a possible transaction, such as the Offer.

        On May 18, 2007, at the Annual Meeting of UIC's Board, Mr. Lichtenstein, the Chairman of UIC's Board, advised UIC's Board that he believed that he and management should consult with investment bankers to explore strategic alternatives, including a possible sale of UIC, and report back to UIC's Board at a later date. During June 2007, Mr. Lichtenstein and Mr. Strader, the Chief Executive Officer and President of UIC, met with investment bankers to solicit their views on strategic alternatives. On June 25, 2007, UIC's Board authorized management to engage JPMorgan as UIC's exclusive financial advisor in connection with a possible sale of UIC. On June 29, 2007, UIC and JPMorgan executed an engagement letter pursuant to which JPMorgan was so engaged.

        During the week of July 9, 2007, JPMorgan made initial contact with approximately 20 parties that it had identified, to determine whether any of such parties was interested in executing a confidentiality and standstill agreement with UIC and receiving certain confidential information regarding UIC and its business. Over the subsequent weeks, 17 parties executed confidentiality and standstill agreements and received such confidential information, including Textron, which executed a confidentiality and standstill agreement with UIC on July 18, 2007. At the time, one of the members of UIC's Board recused himself from discussions and deliberations of UIC's Board with respect to the potential sale process due to his affiliation with one of the parties that executed a confidentiality and standstill agreement. The parties were requested by JPMorgan to provide UIC with an initial indication of interest, including a price per share that they would be willing to pay for UIC as a condition to conducting further discussions and due diligence.

        Between July 25 and July 31, 2007, UIC received preliminary indications of interest from seven parties (six of whom were strategic bidders), with a value range of between $65.00 and $78.00 per share. Textron submitted its non-binding indication of interest to JPMorgan on July 25, 2007 to acquire UIC at $70.00 per share. Each of the seven parties was then invited to attend management presentations and to conduct a due diligence review of UIC and its business. Meetings with management were conducted in late July and early August 2007 and each of the parties continued to conduct due diligence throughout this period. On August 9, 2007, UIC management, including Mr. Strader, made in-person presentations regarding UIC's business to senior management of Textron and Textron Systems. On August 23, 2007, a representative of JPMorgan contacted a member of senior management of Textron and requested that Textron submit by September 12, 2007 a definitive proposal for an acquisition of UIC. On August 26, 2007, six of the seven parties that submitted a preliminary indication of interest were provided with a form of merger agreement prepared by Proskauer Rose LLP, counsel to UIC ("Proskauer"). Those six parties were also provided with a draft disclosure letter prepared by UIC on August 29, 2007.

        On September 8, 2007, Frank L. Tempesta, President of Textron Systems, and Lewis B. Campbell, Chairman of the Textron board of directors, met with Mr. Strader and conveyed to him Textron's interest in acquiring UIC and in having Mr. Strader remain in his leadership role at UIC following a potential acquisition by Textron. Mr. Strader expressed interest in continuing to lead UIC after an acquisition by Textron.

        Between September 12 and September 15, 2007, four of the parties (all of whom, including Textron, were strategic bidders) submitted bids to purchase UIC, which bids included, among other things, the conditions associated with each bid, as well as detailed comments on the form of merger agreement previously provided to them. The bids ranged from $72.00 to $80.00 per share. On September 12, 2007, Textron submitted its revised bid of $76.00 per share to UIC, together with Textron's comments on the proposed draft merger agreement. On September 16, 2007, Mr. Strader informed Mr. Tempesta that UIC was continuing to consider Textron's bid. On September 17, 2007, UIC's Board met to consider the four bids, including the related conditions and proposed contract terms. Representatives of JPMorgan and Proskauer participated in that meeting. Mr. Strader advised Mr. Tempesta that UIC's Board had met to review the various proposals it had received and indicated that UIC would likely request that all bidders submit a final proposal by sometime during the following week. After that meeting, JPMorgan contacted each of the bidders to highlight certain issues of particular importance to UIC's Board, and to request that they submit their best and final offer by close of business on September 19, 2007.

        On September 19, 2007, three of the bidders, including Textron, submitted their revised offers to UIC, which ranged from $78.00 to $80.00 per share. Textron's revised offer was at $80.00 per share. UIC, following discussions with JPMorgan and Proskauer, decided to focus efforts on the two top bidders. Each of the bidders was asked to make its best and final offer by no later than 10:00 a.m. on September 24, 2007. On September 20, 2007, Mr. Strader informed Mr. Tempesta that UIC's Board would likely meet on September 25, 2007 and select one bidder with whom to complete negotiations of a mutually satisfactory merger agreement. JPMorgan and Proskauer had numerous discussions with the bidders during the next several days, and management continued to provide due diligence materials to, and discuss various aspects of UIC and its business with, the bidders. In particular, on September 23, 2007, representatives of Proskauer, together with UIC's general counsel, met by telephone with representatives of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to Textron ("Skadden"), together with Textron's Vice President and Deputy General Counsel, to negotiate the terms of the Merger Agreement. A representative of JPMorgan was also present at that meeting.

        On the morning of Monday, September 24, 2007, a member of Textron's senior management advised JPMorgan that Textron had submitted its best and final offer of $80.00 per share on September 19, 2007. During the course of the day, Mr. Strader had various telephone conversations with Mr. Tempesta. During such conversations, Mr. Strader proposed that Textron submit a higher offer, such as $81.00 per share. Mr. Tempesta advised Mr. Strader that Textron management would not submit another offer until it received a counteroffer. Mr. Strader said then the counteroffer would be $82.00 per share. Mr. Tempesta advised that he believed that the Textron Board would reject $82.00 per share, but would likely approve a price of $81.00 per share, assuming that the parties moved quickly to resolve all remaining issues, including finalizing the merger agreement. The other bidder declined to submit a final offer. UIC's Board met by telephone on the evening of September 24, 2007 to discuss the terms of the proposed transaction with Textron. Representatives of JPMorgan and Proskauer participated in that meeting. At that meeting, UIC's Board authorized management to continue negotiations with Textron to resolve all remaining issues as quickly as possible. After that meeting, a member of Textron senior management was informed that UIC's Board had authorized UIC management to proceed with negotiating a definitive merger agreement with Textron at a purchase price of $81.00 in cash per share. On September 25, 2007, Mr. Tempesta telephoned Mr. Strader to discuss the status of negotiations regarding the merger agreement, as well as proposed changes to Mr. Strader's employment agreement. Later that day, Skadden provided Proskauer with suggested changes to Mr. Strader's employment agreement with UIC. Over the next several days, representatives of Proskauer and Skadden continued to negotiate the terms of the merger agreement.

        On September 26, 2007, Skadden sent a draft of the proposed tender and support agreement to Proskauer and to Olshan Grundman Frome Rosenzweig & Wolosky LLP, legal counsel to the Supporting Stockholders (as hereinafter defined). See the section entitled "The Merger—Interests of UIC's Directors and Executive Officers in the Merger—Tender and Support Agreement."

        On the evening of Thursday, September 27, 2007, the Compensation and Stock Option Committee of UIC's Board (the "Compensation Committee") met telephonically and unanimously determined that the existing employment, change-in-control, option, severance and other compensation arrangements with officers, employees and directors of UIC, and the Restated Employment Agreement (as hereinafter defined), the amendments to Mr. Perry's Employment and Success Bonus Agreements (as hereinafter defined), the Retention Agreements (as hereinafter defined), the Severance and Retention Agreements (as hereinafter defined), the Severance Agreement (as hereinafter defined) and the compensation arrangements with various officers, employees and directors of UIC contemplated by the Merger Agreement constitute employment compensation, severance or other employee benefit arrangements within the meaning, and for the purpose, of Rule 14d-10(d) promulgated pursuant to the Exchange Act.

        Immediately following the meeting of the Compensation Committee, UIC's Board met telephonically to formally consider the proposed acquisition of UIC by Textron. Also in attendance were members of UIC's management team and representatives from JPMorgan and Proskauer. During this meeting:

  •
  representatives of Proskauer outlined the principal terms of the proposed definitive merger agreement in substantially final form in the form of a matrix distributed to UIC's Board prior to the meeting; and

  •
  JPMorgan reviewed its analysis of the financial terms of the Offer and the Merger and delivered to UIC's Board its oral opinion to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth in its opinion, the consideration of $81.00 per share in cash to be received by holders of shares of UIC Common Stock pursuant to the Offer and the Merger, taken together, was fair, from a financial point of view, to those holders.

        After extensive discussion and deliberation, UIC's Board unanimously (other than one recused director) (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of UIC and the holders of Shares, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) resolved to recommend that holders of Shares tender their Shares to Purchaser pursuant to the Offer and, if required by applicable law, adopt the Merger Agreement. JPMorgan confirmed its oral fairness opinion in writing to UIC's Board. After that meeting, a member of UIC's senior management informed Textron that UIC's Board had approved the transaction at a meeting held that evening.

        From September 27, 2007 through October 7, 2007, the parties worked to finalize the merger agreement, while Textron completed certain confirmatory due diligence. UIC and Textron then executed the Merger Agreement during the evening of October 7, 2007 and each issued a separate press release prior to the opening of trading on the NYSE on Monday, October 8, 2007.

        JPMorgan issued its written fairness opinion on September 27, 2007. The full text of the JPMorgan opinion, which sets forth assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by JPMorgan in rendering its opinion, is attached as Annex B to this document and is incorporated by reference in its entirety. The JPMorgan opinion addresses only the fairness, from a financial point of view, to the holders of the shares of UIC Common Stock other than Textron and its affiliates of the consideration to be received by such holders pursuant to the Offer and the Merger, as of the date of the JPMorgan opinion, and does not constitute a recommendation to any stockholder as to whether or not such stockholder should tender Shares pursuant to the Offer, as to how such stockholder should vote or act on any matter relating to the Merger, or whether such stockholder should seek to perfect his or her appraisal rights in connection with the Merger. Stockholders are urged to, and should, read the JPMorgan opinion carefully and in its entirety.

        On October 16, 2007, Textron and Purchaser filed a Tender Offer Statement on Schedule TO with the SEC for the Offer by Purchaser to purchase all the outstanding shares of UIC Common Stock at a purchase price of $81.00 per share, net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 16, 2007.

        Also on October 16, 2007, UIC filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 in respect of the Offer.

        Pursuant to the indenture governing UIC's 3.75% Senior Convertible Notes due 2024 (the "Notes"), on October 22, 2007, UIC issued a notice to noteholders informing them that the Notes are convertible due to the Offer and/or the Merger and that due to the Offer, the conversion rate applicable to the Notes may be adjusted. The notice also informed noteholders that upon the consummation of the Offer and/or the Merger, the Notes may be surrendered for repurchase and that

UIC was electing to pay any applicable make-whole premium with respect to Notes surrendered for conversion or repurchase in cash.

        The Tender Offer Statement on Schedule TO filed with the SEC was subsequently amended on October 18, 2007, October 26, 2007 and November 13, 2007 and by a final amendment on November 14, 2007.

        The Solicitation/Recommendation Statement on Schedule 14D-9 filed with the SEC was also subsequently amended on October 22, 2007, October 26, 2007, October 29, 2007 and November 13, 2007 and by a final amendment on November 14, 2007.

        The Offer expired at 12:00 midnight, New York City time on November 13, 2007. On November 14, 2007, Purchaser accepted for payment 10,037,504 shares of UIC Common Stock which had been tendered and not withdrawn prior to expiration of the Offer, representing a total of approximately 100% of the issued and outstanding shares of UIC Common Stock as of November 14, 2007 (including approximately 2,071,281 Shares delivered through notices of guaranteed delivery). Included in these figures are an aggregate of 1,935,950 shares of UIC Common Stock (representing approximately 20% of the outstanding shares of UIC Common Stock as of November 14, 2007) that, based upon information contained in a Schedule 13D/A filed by the Supporting Stockholders with the SEC on November 15, 2007, were tendered by certain of UIC's directors and stockholders pursuant to the Tender and Support Agreement (as hereinafter defined). Following the expiration of the Offer, the depositary for the Offer advised Purchaser that, of the approximately 2,071,281 shares of UIC Common Stock that were tendered through notices of guaranteed delivery, 1,621,653 shares were not delivered as required on or before November 16, 2007. Since November 16, 2007, some of the 1,621,653 shares of UIC Common Stock that had been tendered in the Offer through notices of guaranteed delivery, but not delivered as required on or before November 16, 2007, have been delivered and purchased by Purchaser. In addition, since November 21, 2007, Purchaser has acquired shares of UIC Common Stock in open market and other transactions at prices not exceeding $81.00 per share.

        On November 14, 2007, as provided in the Merger Agreement, UIC and Purchaser entered into a revolving credit agreement under which Purchaser agreed to loan to UIC the funds necessary to pay holders of Notes the amounts required upon the surrender of Notes for conversion or repurchase. The material terms of the revolving credit agreement are described in the section entitled "The Merger—Merger Financing; Source and Amounts of Funds; Affiliated Loan Agreements—Note Revolving Credit Facility." In connection with entering into the revolving credit agreement and pursuant to the Merger Agreement, Purchaser also submitted to UIC its request to cause UIC to elect to pay all Notes surrendered for conversion or repurchase in cash.

        On November 14, 2007, in connection with Purchaser's acquisition of outstanding shares of UIC Common Stock pursuant to the Offer, UIC and Textron entered into a revolving loan agreement under which Textron agreed, subject to Textron's prior approval, to make loans to UIC for working capital and other lawful corporate purposes to replace the facility under UIC's Amended and Restated Revolving Credit Agreement dated as of May 31, 2007 (the "Existing Credit Agreement"), among UIC and AAI Corporation, as borrowers, the lenders and other financial institutions party thereto, and SunTrust Bank, as administrative agent. On November 26, 2007, UIC paid off all outstanding indebtedness under the Existing Credit Agreement and the facility under the Existing Credit Agreement was terminated. The material terms of the revolving credit agreement are described in the section entitled "The Merger—Merger Financing; Source and Amounts of Funds; Affiliated Loan Agreements—Working Capital Revolving Credit Facility."

        On November 15, 2007, UIC issued a notice to holders of the Notes stating that as a result of Textron becoming the beneficial owner of 50% or more of the outstanding shares of UIC Common Stock on November 14, 2007, among other things, the applicable conversion rate for the Notes was adjusted from 25.4863 shares of Company Shares per $1,000 principal amount of Notes to 25.5336 shares of UIC Common Stock per $1,000 principal amount of Notes. UIC also informed holders of the Notes of UIC's election to settle all conversions and repurchases of Notes in cash.

        As of the Record Date, since the public announcement of the transaction with Textron on October 8, 2007, UIC has not received any indication of interest from any third party regarding the sale of UIC.

Recommendation of UIC's Board of Directors

        UIC's Board has determined that the Merger Agreement, the Merger and the other transactions described in the Merger Agreement are advisable, fair to, and in the best interests of, its stockholders, and unanimously (other than one recused director) recommends that UIC's stockholders vote "FOR" the Merger Proposal.

Reasons for the Recommendation of UIC's Board of Directors

        In approving the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby and recommending that all holders of eligible UIC Common Stock vote for the Merger Proposal, UIC's Board considered a number of factors, including, without limitation, the following:

          (1)   UIC's business, prospects, financial condition, results of operations and strategy;

          (2)   the current market conditions and UIC's historical trading prices;

          (3)   that the Offer represented a premium of approximately 20% to the average closing price for the 60 trading days prior to the announcement of the Merger Agreement on October 8, 2007;

          (4)   that the Offer represented a premium of approximately 15% to the average closing price for the last trading day prior to Textron's submission of its bid letter on September 19, 2007;

          (5)   the lengthy negotiations with Textron and others, which led UIC's Board to believe that Textron's offer represented the highest price Textron was willing to pay and the highest price reasonably attainable for UIC's stockholders;

          (6)   UIC's Board's determination that it was unlikely that a third party would offer a more compelling alternative than Textron;

          (7)   the resulting competitive challenges and pressures that could arise if UIC elected to remain independent and its competitors combined with each other or a third party, including Textron;

          (8)   the uncertainty relating to other proposals UIC received or could receive, including the risks relating to a foreign acquirer with the significant uncertainty relating to foreign regulatory schemes;

          (9)   the limited number of potential acquirers in the industry with the available financial resources required to consummate an acquisition of UIC;

          (10) the lack of any financing condition in the Merger Agreement and Textron's representation that it has, or will have prior to the expiration of the Offer, sufficient cash, cash equivalents, available lines of credit or other sources of immediately available funds to pay for the outstanding shares of UIC Common Stock;

          (11) the results of the solicitations by UIC and JPMorgan of the other parties most likely to be interested in an acquisition of UIC, which solicitations did not result in any higher acquisition proposals;

          (12) that the proposed transactions provide for a prompt cash Offer to be followed as soon as practicable by a merger for the same per-share cash payment, thereby enabling UIC's stockholders to obtain the benefits of such transaction at the earliest possible time;

          (13) the lack of any required approval by Textron's stockholders to complete the proposed transactions;

          (14) the financial and other terms and conditions of the Merger Agreement including, but not limited to, the fact that the terms of the Merger Agreement (i) do not act to preclude other third parties from making proposals after execution of the Merger Agreement, (ii) will not prevent UIC's Board from determining, in the exercise of its fiduciary duties under applicable law and subject to the terms and conditions of the Merger Agreement, to provide information to and engage in negotiations with any such third party which has made an unsolicited proposal that is a superior proposal to UIC's stockholders, and (iii) will permit UIC, subject to payment of a customary termination fee and the other conditions set forth in the Merger Agreement, to enter into a transaction with any party that makes a proposal that is a superior proposal to UIC's stockholders;

          (15) UIC's Board's assessment of the closing conditions and the risks of not closing; and

          (16) the oral fairness opinion of JPMorgan.

        In making its recommendation, UIC's Board was aware of and took into consideration that (a) certain UIC directors, including UIC's Chairman, and (b) certain UIC executives, may have interests in the proposed transactions that are different from or in addition to the interests of UIC's stockholders generally as a result of the agreements referred to in "The Merger—Interests of UIC's Directors and Executive Officers in the Merger," including the fact that (i) in the absence of an acquisition, the vesting of UIC stock options would not be "cashed-out," and unvested UIC stock options would continue to vest in accordance with their terms and (ii) upon a change in control, such as the completion of the Offer, various bonuses provided for in employment agreements between UIC and certain executives of UIC would become payable.

        UIC's Board also recognized that, while the consummation of the Offer gives UIC's stockholders the opportunity to realize a premium over the prices at which the outstanding shares of UIC Common Stock were traded prior to the public announcement of the proposed transactions, tendering in the Offer would eliminate the opportunity for stockholders to participate in the future growth and profits of UIC.

        In view of the wide variety of factors considered in connection with its evaluation of the transactions contemplated by the Merger Agreement, UIC's Board did not find it practicable to, and did not quantify or assign any relative or specific weights to, the items listed above. In addition, UIC's Board did not undertake to make any specific determination as to whether any particular factor was essential to its ultimate determination, but rather UIC's Board conducted an overall analysis of the factors described above, including thorough discussions with its financial and legal advisors. In considering the various factors, individual members of UIC's Board may have given different weight to different factors or reached different conclusions as to whether a specific factor weighed in favor of or against approving the Merger Agreement with Textron and Purchaser, and the transactions contemplated by the Merger Agreement, including the Offer and the Merger. However, after taking into account all of the factors described above, UIC's Board unanimously (other than one recused director) approved the Merger Agreement and the transactions contemplated thereby, as more fully described above.

Financial Forecasts

        UIC does not as a matter of course make any public projections as to future performance, earnings or other results beyond limited guidance for periods no longer than one year, and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, upon request, UIC made available to potential acquirers who signed confidentiality agreements, including Textron, certain non-public business and financial information about UIC, including financial projections through the fiscal year ending December 31, 2011. UIC also made available to JPMorgan certain non-public business and financial information about UIC, including the financial projections made available to potential acquirers through the fiscal year ending December 31, 2011.

        The projections provided to potential acquirers included the following estimates of UIC's future financial performance through the fiscal year ending December 31, 2011, for UIC as an independent company (i.e., without regard to the impact on UIC of the proposed transactions) (collectively, the "Projections"):

Management's Financial Projections
(all amounts in millions of dollars)

	2007	2008	2009	2010	2011
Net Sales	$696	$817	$878	$970	$1,057
Operating Income(1)	73	83	94	107	120
EBITDA(2)	90	101	115	130	144
Free Cash Flows(3)	75	85	98	112	125

(1)
Excludes (i) non-cash expenses related to FAS 123, (ii) estimated non-cash expenses related to UIC's long term incentive plan of $1.8 million in 2007 and (iii) estimated non-cash compensation expense of $3.4 million in 2007.

(2)
EBITDA calculated as operating income plus depreciation and amortization expense and excludes other income.

(3)
Free cash flows is defined as adjusted EBITDA less normalized capital expenditures.

  Principal assumptions:

        UIC's non-public business and financial information and Projections that UIC provided to Textron during the course of Textron's due diligence investigation of UIC were prepared and provided solely in connection with such due diligence investigation and not expressly for inclusion or incorporation by reference in any Offer documents. UIC provided the Projections to JPMorgan solely for its use in the discounted cash flow analysis undertaken as part of the financial analyses conducted by JPMorgan. There is no guarantee that any of the Projections will be realized, or that the assumptions on which they are based will prove to be correct.

        UIC does not as a matter of course make public any projections as to future performance or earnings beyond limited guidance for periods no longer than one year, and the Projections set forth above are included in this proxy statement only because this information was provided to Textron, its advisors and JPMorgan. The Projections were prepared by UIC management solely for use in connection with a potential transaction and not with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections do not purport to present operations in accordance with U.S. generally accepted accounting principles, and neither UIC's independent auditors, nor any other independent accountants, have examined, compiled or otherwise applied any procedures to the Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and accordingly assume no responsibility for, and disclaim any association with, the Projections. UIC's internal financial forecasts (upon which the Projections were based in part) are, in general, prepared solely for internal use such as budgeting, and other management decisions and are subjective in many respects and thus susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Projections reflect numerous assumptions made by the management of UIC, including those listed above, and general business, economic, regulatory, market and financial conditions and other future events, such as the probability of winning future bids and contracts, as well as other matters specific to UIC's business, all of which are difficult to predict and many of which are beyond UIC's control. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will prove accurate or that any of the Projections will be realized. The Projections cover multiple years and such information by its nature becomes less reliable with each successive year.

        UIC expects that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the Projections due to numerous risks and uncertainties, including but not limited to the risk that UIC will face increased competition from larger companies with greater resources; the risk that UIC will not be able to successfully execute its long-term strategy of focusing on target vertical markets; the risk that any economic instability in any of UIC's target vertical markets will adversely impact UIC's business; and the other risks and uncertainties described in reports filed by UIC with the SEC under the Exchange Act. All projections are forward-looking statements; these and other forward-looking statements are expressly qualified in their entirety by the risks and uncertainties identified above.

        The inclusion of the Projections herein should not be regarded as an indication that any of UIC, JPMorgan, Textron, Purchaser or their respective affiliates or representatives considered or consider the Projections to be a prediction of actual future events, and the Projections should not be relied upon as such. The Projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the proposed transactions. There can be no assurance that the announcement of the proposed transactions will not cause UIC's customers to delay or cancel purchases of UIC's products and services pending the consummation of the proposed transactions or the clarification of Textron's intentions with respect to the conduct of UIC's business thereafter. Any such delay or cancellation of customer sales is likely to adversely affect the ability of UIC to achieve the results reflected in the Projections. Further, the Projections do not take into account the effect of any failure of the proposed transactions to occur and should not be viewed as accurate or continuing in that context. Neither UIC nor its financial advisors makes any representation to any person that the analysis will reflect the future results of UIC. Except as required by law, none of UIC, JPMorgan, Textron, Purchaser or any of their respective affiliates or representatives intends to update or otherwise revise the Projections to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error.

        UIC's stockholders are cautioned not to place undue reliance on the Projections included in this proxy statement.

Regulatory and Legal Approvals

        There are no material U.S. Federal or state regulatory requirements which remain to be complied with in order to consummate the Merger (other than approvals, filings or notices required under U.S. Federal securities laws and the filing of the certificate of merger with the Secretary of State of the State of Delaware). The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, in connection with Purchaser's acquisition of UIC Common Stock pursuant to the Offer has expired. In addition, the requisite approvals under the German Act

Against Restraints to Competition and the Austrian Cartel Act 2005 were obtained. Further, UIC's Board has taken actions so that no restrictions contained in any "moratorium," "control share acquisition," "business combination," "fair price," "interested stockholder," "stockholder protection," or other similar anti-takeover law or regulation, including Section 203 of the Delaware General Corporation Law, will apply to Textron, Purchaser, the execution and delivery of the Merger Agreement, the Merger or any other transactions contemplated by the Merger Agreement.

        UIC is not aware of any other filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for the Merger. Should any such approval or other action be required, UIC currently expects that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to UIC's or Textron's business or that certain parts of UIC's or Textron's business might not have to be disposed of or held separate.

Opinion of UIC's Financial Advisor

        At the meeting of UIC's Board on September 27, 2007, JPMorgan delivered its oral opinion, which opinion was later confirmed in writing, to UIC's Board that, as of September 27, 2007 and based upon and subject to the factors and assumptions set forth therein, the consideration (i.e., the right of each UIC stockholder, (i) in the case of the Offer, to receive for each outstanding share of UIC Common Stock the Offer Price and (ii) in the case of the Merger, to convert each outstanding share of UIC Common Stock into the right to receive the Merger consideration, all as described in the Merger Agreement and summarized in JPMorgan's written opinion) was fair, from a financial point of view, to such holders.

        THE FULL TEXT OF THE WRITTEN OPINION OF JPMORGAN, DATED SEPTEMBER 27, 2007, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX B AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF JPMORGAN'S OPINION BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION, AND UIC'S STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. JPMORGAN PROVIDED ITS OPINION TO UIC'S BOARD IN CONNECTION WITH AND FOR THE PURPOSES OF UIC'S EVALUATION OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. THE JPMORGAN OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF UIC AS TO WHETHER SUCH STOCKHOLDER SHOULD TENDER SHARES IN THE OFFER OR HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO ANY MATTER. JPMORGAN'S OPINION DID NOT ADDRESS, IN THE CASE OF THE MERGER, (I) CONSIDERATION TO BE RECEIVED FOR SHARES THAT ARE OWNED BY STOCKHOLDERS WHO HAVE PERFECTED AND NOT WITHDRAWN A DEMAND FOR APPRAISAL RIGHTS PURSUANT TO SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, (II) ANY SHARES HELD BY UIC AS TREASURY STOCK OR BY ANY SUBSIDIARY OF UIC AND (III) ANY SHARES OWNED BY TEXTRON OR PURCHASER OR ANY OF THEIR RESPECTIVE SUBSIDIARIES.

        In connection with rendering the opinion described above and performing its related financial analyses, JPMorgan, among other things:

  •
  reviewed the Merger Agreement;

  •
  reviewed certain publicly available business and financial information concerning UIC and the industries in which it operates;

  •
  compared the proposed financial terms of the proposed transactions with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

  •
  compared the financial and operating performance of UIC with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of the shares of outstanding UIC Common Stock and certain publicly traded securities of such other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by the management of UIC relating to its business;

  •
  reviewed certain reports published by industry and equity analysts; and

  •
  performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

        JPMorgan also held discussions with certain members of the management of UIC with respect to certain aspects of the proposed transactions, the past and current business operations of UIC, the financial condition and future prospects and operations of UIC, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

        JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by UIC or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of UIC or Textron under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of UIC to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the Offer and the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to JPMorgan. JPMorgan also assumed that the representations and warranties made by UIC and Textron in the Merger Agreement and the related agreements are and will be true and correct in all ways material to JPMorgan's analysis. JPMorgan relied as to all legal, regulatory and tax matters relevant to the rendering of its opinion upon the assessments made by advisors to UIC. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the proposed transactions will be obtained without any adverse effect on UIC.

        JPMorgan's opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect JPMorgan's opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan's opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Shares in the proposed proposed transactions, and JPMorgan has expressed no opinion as to the fairness of the proposed transactions to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of UIC or as to the underlying decision by UIC to engage in the proposed transactions.

        In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

        Projections.    The projections furnished to JPMorgan by UIC were prepared by the management of UIC. UIC does not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan's analysis of the proposed transactions, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

        Public Trading Comparables Analysis.    Using publicly available information, JPMorgan compared selected financial and operating data of UIC with similar data for selected publicly traded companies engaged in businesses which JPMorgan deemed to be relevant to UIC's business. The companies selected by JPMorgan included Lockheed Martin Corp., General Dynamics Corp., Northrop Grumman Corp., Raytheon Co., L-3 Communications Holdings, Inc., Harris Corp., Alliant Techsystems Inc., DRS Technologies Inc., Esterline Technologies Corp., DynCorp International, Inc., EDO Corp., Cubic Corp., AeroVironment, Inc. and Argon ST, Inc.

        These companies were selected, among other reasons, because they share similar business characteristics to UIC based on operational characteristics and financial metrics on one hand, and because of their significant exposure to the defense industry in the United States, on the other hand. However, none of the companies selected is identical or directly comparable to UIC. Accordingly, JPMorgan made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies. Other companies were considered but not deemed relevant.

        For each of the selected companies, JPMorgan calculated Firm Value divided by the estimated earnings before interest, taxes, depreciation and amortization ("EBITDA") for the calendar years ending December 31, 2007 and December 31, 2008, which are respectively referred to as "Firm Value/2007E EBITDA Multiple" and "Firm Value/2008E EBITDA Multiple."

        For this analysis, "Firm Value" of a particular company was calculated as market value of that company's common stock (as of September 26, 2007) plus the value of that company's indebtedness, capital leases and minority interest and preferred stock, minus that company's cash and cash equivalents, and marketable securities.

        The following table reflects the Firm Value, Firm Value/2007E EBITDA Multiple and Firm Value/2008E EBITDA Multiple of the selected companies reviewed by JPMorgan:

Company	Firm Value ($mm)	2007E EBITDA Multiple		2008E EBITDA Multiple
Large Capitalization Companies
Lockheed Martin	46,078	8.7	x	8.3	x
General Dynamics	35,781	10.3	x	9.3	x
Northrop Grumman	31,570	8.7	x	8.2	x
Raytheon	28,867	11.0	x	10.0	x
L-3	17,286	10.5	x	9.8	x
Medium/Small Capitalization Companies
Harris	9,313	11.2	x	9.7	x
Alliant Techsystems	5,336	10.9	x	9.7	x
DRS Technologies	3,998	10.1	x	9.0	x
Esterline	1,982	11.0	x	9.5	x
DynCorp	1,841	10.1	x	8.7	x
EDO Corp(2)	1,553	13.1	x	7.5	x
Cubic Corp	1,085	15.5	x	N/A
AeroVironment	442	13.5	x	11.9	x
Argon ST	415	11.0	x	N/A

(2)
The EDO Corp. share price is as of September 14, 2007, prior to the announcement of its sale to ITT.

        Based on the results of this analysis and on JPMorgan's judgment and experience, JPMorgan derived a Firm Value/2008E EBITDA Multiple range of 8.5-10.5x. This range was derived from the medium/small capitalization companies which JPMorgan deemed most representative of UIC's trading value. JPMorgan then applied that range to the comparable forecast information with respect to UIC provided by UIC's management to calculate a per share implied equity value range based on the Firm Value/2008E EBITDA Multiple of $62.20 to $77.03.

        Comparable Precedent Transactions Analysis.    JPMorgan analyzed publicly available information regarding the following selected defense industry transactions: Northrop Grumman's acquisition of Newport News, L-3 Communications' acquisition of Aircraft Integration Systems, Northrop Grumman's acquisition of TRW, General Dynamics' acquisition of General Motors Defense, DRS Technologies' acquisition of Integrated Defense, General Dynamics' proposed acquisition of Alvis, BAE Systems' acquisition of Alvis(3), BAE Systems' acquisition of United Defense Industries, DRS Technologies' acquisition of Engineered Support Systems, Armor Holdings' acquisition of Stewart & Stevenson, BAE Systems' acquisition of Armor Holdings and ITT Corp's acquisition of EDO Corp. These transactions were deemed to be most relevant in evaluating the proposed transactions in JPMorgan's judgment. Other transactions were considered, but were not deemed to be relevant based on a variety of factors, including, among other things, the transaction date, transaction size, transaction terms, target geographic location and target operational characteristics and asset mix.

        (3)   BAE Systems bid for Alvis topped the proposal of General Dynamics.

        For each of the selected transactions, JPMorgan calculated the transaction value divided by the EBITDA for the latest twelve months as of the quarter ended immediately prior to the announcement of the respective transactions ("LTM EBITDA"), which is referred to as "Transaction Value/LTM EBITDA Multiple". In addition, JPMorgan calculated the transaction value divided by the EBITDA for the next twelve months after the announcement of the respective transactions ("NTM EBITDA"), which is referred to as "Transaction Value/NTM EBITDA Multiple."

        Based on the results of this analysis and on JPMorgan's judgment and experience, JPMorgan derived a Transaction Value/NTM EBITDA Multiple of 10.0-12.0x. JPMorgan then applied that range to the comparable estimated forecast information from October 1, 2007 to September 30, 2008 with respect to the Offer and the Merger provided by UIC's management to calculate a per share implied equity range for UIC based on the Transaction Value/NTM EBITDA Multiple of $71.38 to $85.82.

        Discounted Cash Flow Analysis.    JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for UIC Common Stock. JPMorgan calculated the unlevered free cash flows that UIC is expected to generate during fiscal years 2007 through 2017 based upon (i) financial projections for UIC prepared by UIC's management for fiscal years 2007 through 2011; and (ii) extrapolations prepared by JPMorgan from UIC's financial information and financial projections for fiscal years 2012 through 2017, which UIC deemed reasonable and appropriate. JPMorgan also calculated a range of terminal asset values of UIC at the end of the period ending December 31, 2017 by applying a perpetual unlevered free cash flow growth rate ranging from 2.50% to 3.00%. The perpetual unlevered free cash flow growth rate was based on JPMorgan's judgment and experience. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 9.0% to 10.0%, which were chosen by JPMorgan based upon an analysis of the weighted average cost of capital of UIC and JPMorgan's judgment and experience. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for UIC's (i) estimated excess cash and total debt balances on August 17, 2007; and (ii) option exercise proceeds on August 21, 2007. Based on these assumptions, the discounted cash flow analysis implied a range for UIC Common Stock of $66.96 to $81.29 per share.

        Other Information.    JPMorgan also reviewed the 52-week trading range of UIC Common Stock, the 12-month volume weighted average price of UIC Common Stock and analyst price targets for UIC Common Stock. JPMorgan noted that each of the preceding were not deemed relevant valuation methodologies for purposes of its opinion, but were presented merely for informational purposes.

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to UIC, and none of the selected transactions reviewed was identical to the proposed transactions. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan's analysis, may be considered similar to those of UIC. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan's analysis, may be considered similar to the proposed transactions.

The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to UIC and the transactions compared to the proposed transactions.

        As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise UIC with respect to the proposed transactions on the basis of such experience and its familiarity with UIC.

        For services rendered in connection with the proposed transactions, UIC has agreed to pay JPMorgan a fee of approximately $9 million, a substantial portion of which will become payable only if the proposed transactions are consummated. In addition, UIC has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the federal securities laws.

        JPMorgan and its affiliates have provided investment banking and other services from time to time to UIC, Textron and their respective affiliates, including acting as (i) co-manager in Textron's offering of debt securities in February 2007, (ii) financial advisor to Textron in connection with the sale of its fastening systems business in August 2006 and (iii) joint lead arranger and bookrunner in connection with Textron's revolving credit facility in March 2005. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of UIC or Textron for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Merger Financing; Source and Amounts of Funds; Affiliated Loan Agreements

        Textron and Purchaser's obligation to complete the Merger is not conditioned upon its ability to obtain funds sufficient to do so. The total amount of funds necessary to complete the Merger and related transactions is anticipated to be approximately $[      ] million, including amounts necessary to fund amounts that may become due and payable under UIC's outstanding Notes, to pay fees and expenses related to the Merger and to complete the Merger and to pay the consideration in respect of outstanding shares of UIC Common Stock converted in the Merger into the right to receive the Merger consideration.

        Textron expects to fund all these payments through a loan from Textron to Purchaser and, with respect to amounts necessary to fund amounts that may become due and payable under UIC's outstanding Notes, Purchaser has agreed to loan UIC the funds needed through an unsecured revolving credit facility summarized below.

        Textron expects to fund the loan to Purchaser through a combination of available cash and the proceeds of a private issuance of commercial paper notes under its existing commercial paper program. Textron reserves the right to adjust the relative combination of financing sources based on availability of cash and prevailing market conditions.

        Issuances under Textron's existing commercial paper program are expected to be made on customary market terms. Interest expense is expected to be paid on maturity, and is expected to be based on prevailing market rates measured by reference to the London inter-bank offered rate ("LIBOR").

        Textron and UIC also entered into a working capital facility (the "Working Capital Revolving Credit Facility") to replace the credit facility under the Existing Credit Agreement. On November 26, 2007, UIC paid off all outstanding indebtedness under the Existing Credit Agreement and the facility under the Existing Credit Agreement was terminated.

  Structure of the Note Revolving Credit Facility

        On November 14, 2007, Purchaser and UIC entered into a revolving credit agreement as contemplated by the Merger Agreement (the "Note Credit Agreement").

        The Note Credit Agreement provides for an unsecured revolving credit facility under which Purchaser has agreed to make loans to UIC solely (i) to pay any repurchase or conversion obligations that become due and payable under the indenture governing the Notes in connection with the surrender of Notes for repurchase or conversion, respectively, by the holders of such Notes and fees and expenses incurred by the Borrower in connection therewith or (ii) as otherwise expressly permitted in writing by Purchaser. The Note Credit Agreement provides for a commitment of $260 million, and interest per annum under the facility is calculated on a 365-day basis at an adjustable rate of one-month LIBOR plus a margin of 75 basis points. In addition, the Note Credit Agreement contains customary events of default, including payment defaults, covenant defaults and certain events of bankruptcy and insolvency. If an event of default occurs and is continuing, amounts due under the revolving credit facility may be accelerated and the rights and remedies of Purchaser in respect of the Note Credit Agreement may be exercised. The Note Credit Agreement has a maturity date of May 14, 2008.

        As of December [    ], 2007, there was approximately $[    ] in indebtedness outstanding under the Note Credit Agreement.

  Structure of the Working Capital Revolving Credit Facility

        On November 14, 2007, Textron and UIC also entered into a revolving credit agreement (the "Working Capital Credit Agreement").

        The Working Capital Credit Agreement provides for an unsecured revolving credit facility under which Textron has agreed to make loans to UIC solely (i) for working capital and other lawful corporate purposes or (ii) as otherwise expressly permitted in writing by Textron. The Working Capital Credit Agreement provides for a commitment of $50 million, and interest per annum under the facility is calculated on a 365-day basis at an adjustable rate of one-month LIBOR plus a margin of 75 basis points. Borrowings under the Working Capital Credit Agreement are subject to the approval of Textron, in its sole discretion. In addition, the Working Capital Credit Agreement contains customary events of default, including payment defaults, covenant defaults and certain events of bankruptcy and insolvency. If an event of default occurs and is continuing, amounts due under the revolving credit facility may be accelerated and the rights and remedies of Textron in respect of the Working Capital Credit Agreement may be exercised. The Working Capital Credit Agreement has a maturity date of May 14, 2008.

        As of December [    ], 2007, there was approximately $[    ] in indebtedness outstanding under the Working Capital Credit Agreement.

Interests of UIC's Directors and Executive Officers in the Merger

        In considering the recommendation of UIC's Board with respect to the Merger, UIC's stockholders should be aware that some of UIC's directors and executive officers have personal interests in the Merger that are, or may be, different from, or in addition to, your interests. UIC's Board was aware of the interests described below and considered them, among other matters, when approving the Merger.

  Treatment of Stock Options

        As a result of the acquisition of control of UIC by Textron on November 14, 2007, all outstanding UIC Stock Options that were not then vested and exercisable became vested and immediately exercisable on an accelerated basis. The Merger Agreement provides that, as of the effective time of the Merger, by virtue of the Merger, each UIC Stock Option that is vested, exercisable and outstanding immediately prior to the effective time of the Merger will be canceled and each holder will be paid for each such UIC Stock Option an amount in cash (without interest), determined by multiplying (i) the excess, if any, of the per share Merger consideration over the exercise price of the UIC stock option by (ii) the number of shares of UIC Common Stock the holder could have purchased had the holder exercised such holder's option in full immediately prior to the effective time of the Merger. On November 30, 2007, UIC's board of directors approved advancing the date on which such UIC Stock Options would be so canceled to November 30, 2007 which is before the effective date of the Merger. UIC expects to pay such consideration to holders of such UIC Stock Options as soon as reasonably practicable after November 30, 2007. The payments due to the holders of such UIC Stock Options may be reduced by the amount of any applicable withholding taxes.

  Amendments to Executive Agreements

        On October 7, 2007, UIC entered into an amendment and restatement of the existing Employment Agreement between UIC and Frederick M. Strader dated August 16, 2006 (the "Prior Strader Agreement"). On that date, UIC also entered into amendments to the Employment Agreement between UIC and James H. Perry dated March 3, 2000 and the Success Bonus Agreement between UIC and Mr. Perry dated April 10, 2002 (the "Perry Agreements").

        Restated Employment Agreement.    The restated agreement between UIC and Mr. Strader dated October 7, 2007 (the "Restated Employment Agreement") supersedes but continues the substantive terms and conditions of the Prior Strader Agreement in all material respects. The Restated Employment Agreement also amends the Prior Strader Agreement as follows:

  •
  increases severance amount: in the event of Mr. Strader's termination of employment without "cause" or for "good reason" as defined in the Restated Employment Agreement, the period in which severance will be payable to him by UIC in the form of continued salary has been increased from eighteen months to two years;

  •
  adds gross-up payment: if the payment and benefits payable to Mr. Strader under the Restated Employment Agreement (and other agreements and arrangements with UIC) upon and/or following a "change in control" trigger a 20% excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), UIC is obligated to provide Mr. Strader with a gross-up payment that will indemnify him with respect to such excise taxes and the income and employment taxes attributable to the gross-up payment; and

  •
  modifies "good reason" definition: the definition of "good reason" was revised to include specific office relocations and certain changes in Mr. Strader's duties and responsibilities in connection with UIC ceasing to be an independent publicly held company (including as a result of the signing and closing of the Merger Agreement) that will not automatically trigger "good reason" provided Mr. Strader continues to be President of AAI Corporation, a wholly owned subsidiary of UIC ("AAI").

        The Restated Employment Agreement also contains certain provisions intended to comply with Section 409A of the Code.

        Amendments to Employment and Success Bonus Agreements.    The amendments to Mr. Perry's Employment and Success Bonus Agreements also contain certain provisions intended to comply with Section 409A of the Code. Additionally, the amendment to Mr. Perry's Success Bonus Agreement memorializes the definition of "change in control" applicable to the agreement.

        Retention Agreements.    On October 7, 2007, UIC also entered into Retention Letter Agreements (collectively, the "Retention Agreements") between AAI and each of Mr. Strader and Mr. Perry.

        The Retention Agreements, issued under the AAI Corporation Change in Control Retention and Severance Plan (the "Plan"), provide for AAI to pay on December 31, 2008 (or within 15 days thereafter), to each of Mr. Strader and Mr. Perry, a lump sum cash payment, less applicable taxes, calculated pursuant to the formula described below (each, a "Retention Award"), provided each executive is employed by AAI (or its successor) through such date. However, if, prior to this date, the executive is terminated by AAI without "cause" or the executive terminates for "good reason" (in each case, as defined in the Plan), the Retention Award will be paid on the sixth month anniversary of the executive's termination date. The Retention Award will also be payable if the executive terminates employment due to "disability" as defined in the Plan but the award will be offset by amounts payable to the executive under short or long-term disability plans. Execution of a release will be required to receive the Retention Award if paid on termination of employment. The Retention Award payable to Mr. Perry is subject to compliance with a three-month post-termination "Non-Competition Restriction," as defined in the Plan.

        The Retention Award payable to each of Mr. Strader and Mr. Perry will be an amount equal to the product of (A/36) × B where "A" equals the executive's maximum cash award, determined at one times target under UIC's 2006 Long Term Incentive Plan ("LTIP") and "B" equals the number of full and partial months (pro-rated on the basis of days in the applicable month) between the date a "change in control" of UIC (as defined in the Plan) occurs and December 31, 2008, the date the Retention Award is payable to the executive.

        Retention and Severance Agreements.    On October 7, 2007, UIC also entered into Retention and Severance Letter Agreements (collectively, the "Severance and Retention Agreements") between AAI and each of Jonathan A. Greenberg, John F. Michitsch and Michael A. Boden.

        The Severance and Retention Agreements, also issued under the Plan, provide for Retention Awards to be provided to each of Messrs. Greenberg, Michitsch and Boden on the same terms and conditions as the Retention Awards made to Mr. Strader and Mr. Perry.

        In addition, the Severance and Retention Agreements provide for severance payments and benefits to be provided if the executive is terminated without "cause" or if he terminates employment for "good reason" within the 24-month period following a "change in control" of AAI (as such terms are defined in the Plan). Under the agreements, the executive will be entitled to receive continued payment of his annual base salary (less applicable withholding taxes) for a 12-month period and, provided the executive elects COBRA, continued coverage at active employee contribution rates under AAI's group health care plan for a 12-month period following employment termination (together, the "Severance Benefits"). Mr. Greenberg is also entitled to continuation of all other benefits awarded to him under his Letter Agreement with UIC dated August 17, 2004 during this 12-month period. Such continuation of benefits is considered "Severance Benefits" with respect to Mr. Greenberg. Continued salary payments for Mr. Michitsch and Mr. Boden are payable in a lump sum cash payment. The Severance Benefits payable to Mr. Greenberg and Mr. Boden are subject to compliance with a three-month post-termination "Non-Competition Restriction," as defined in the Plan. Each executive is required to execute a release in order to receive Severance Benefits.

        The Severance Benefits payable to Mr. Greenberg under his Retention and Severance Agreement supersede the severance payment and benefits provided under his Letter Agreement with UIC dated August 17, 2004.

        All Retention and Severance Agreements require payments to the executives to be delayed for six months following termination of employment to the extent required by Section 409A of the Code.

        Severance Agreement.    On October 7, 2007, UIC also entered into a Severance Letter Agreement between AAI and Mr. Stuart F. Gray (the "Severance Agreement"). The Severance Agreement, also issued under the Plan, provides for Mr. Gray to receive Severance Benefits on the same terms and conditions as Messrs. Greenberg, Michitsch and Boden but for a six month period. Mr. Gray is required to execute a release in order to receive Severance Benefits. The severance payable to Mr. Gray is also subject to a six month delay following employment termination to the extent required by Section 409A of the Code.

  Change in Control

        The acquisition of control of UIC by Textron on November 14, 2007 constituted a "change in control" for purposes of Mr. Strader's Restated Employment Agreement, Mr. Perry's Employment and Success Bonus Agreements, as amended, and the retention and severance arrangements for the other named executive officers discussed above (together, the "Employment, Retention and Severance Arrangements").

  Indemnification of Directors and Officers; Directors' and Officers' Insurance

        The Merger Agreement provides that the surviving corporation will, from and after the effective time of the Merger, indemnify and hold harmless each person who, prior to or as of October 7, 2007, was a director or officer of UIC or any of its subsidiaries, in addition to certain employees specified in the Merger Agreement (each, an "Indemnified Person"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters or in connection with the fact that such Indemnified Person is or was an officer, director or fiduciary of UIC, or of another entity if such service was at the request or for the benefit of UIC, for acts or omissions existing or occurring at or prior to the effective time of the Merger, including the transactions contemplated by the Merger Agreement, to the fullest extent permitted under applicable law and UIC's restated certificate of incorporation and bylaws in effect on October 7, 2007.

        The surviving corporation will, from and after the effective time of the Merger, pay on an as-incurred basis the expenses of any Indemnified Person in defense of any proceeding in advance of the final disposition of such proceeding that is the subject of the right to indemnification. The Indemnified Person must undertake to reimburse the surviving corporation for all amounts so advanced if a court of competent jurisdiction determines, by a final, nonappealable order, that the Indemnified Person is not entitled to indemnification.

        For six years from the effective time of the Merger, Textron (or the surviving corporation) is required to maintain in effect for the benefit of UIC's directors and officers an insurance and indemnification policy with an insurer with a Standard & Poor's rating of at least A that provides coverage for acts or omissions occurring prior to the effective time of the Merger covering each person currently covered by the directors' and officers' liability insurance policy of UIC in effect on October 7, 2007 on terms with respect to coverage and in amounts no less favorable than those of UIC's directors' and officers' insurance policy in effect on such date, so long as the annual premium for this policy would not be in excess of 200% of the last annual premium paid by UIC prior to October 7, 2007 (this 200%, the "Maximum Premium") for such coverage. In the event that the annual premiums for such insurance coverage exceed the Maximum Premium, Textron is required to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium. Textron may satisfy its directors' and officers' liability insurance obligations by purchasing a "tail" policy from an insurer with a Standard & Poor's rating of at least A under UIC's existing directors' and officers' insurance policy, which (i) has an effective term of six years from the effective time of the Merger, (ii) covers each person currently covered by UIC's directors' and officers' insurance policy in effect on October 7, 2007 for actions and omissions occurring on or prior to the effective time of the Merger and (iii) contains terms that are no less favorable than those of UIC's directors' and officers' insurance policy in effect on October 7, 2007.

        The surviving corporation is required to maintain in effect in its (or any successor's) certificate of incorporation and bylaws provisions with respect to indemnification and advancement of expenses with respect to acts or omissions existing or occurring at or prior to the effective time of the Merger, including the transactions contemplated by the Merger Agreement, that are at least as favorable to the present or former directors and officers of UIC as those contained in UIC's restated certificate of incorporation and bylaws as in effect on October 7, 2007.

        The foregoing summary is qualified in its entirety by reference to the Merger Agreement.

  Tender and Support Agreement

        As an inducement and condition to enter into the Merger Agreement, Textron and Purchaser entered into a tender and support agreement dated as of October 7, 2007 (the "Tender and Support Agreement") with Mr. Warren G. Lichtenstein, Chairman of UIC's Board, and Mr. Glen M. Kassan, a Company director, and certain entities controlled by Mr. Lichtenstein (collectively, the "Supporting Stockholders"). Pursuant to the Tender and Support Agreement, each of the Supporting Stockholders tendered all shares of UIC Common Stock beneficially owned by him or it and Purchaser accepted such shares for payment in the Offer. Based upon information contained in a Schedule 13D/A filed by the Supporting Stockholders with the SEC on November 15, 2007, the Supporting Stockholders tendered 1,935,950 shares pursuant to the Offer.

        Pursuant to the Tender and Support Agreement, each Supporting Stockholder also agreed that from October 7, 2007 until the second anniversary of the effective time of the Merger, none of the Supporting Stockholders or their affiliates (other than publicly traded companies) will, directly or indirectly, solicit for employment, otherwise solicit the services of or employ certain current executives of UIC and will not cause, encourage or influence any such solicitation by an affiliate which is a publicly traded company. However, the Tender and Support Agreement does not restrict the solicitation or employment by a Supporting Stockholder or its affiliates of any such person whose employment is terminated by UIC or any of its subsidiaries without cause or who terminates his employment for good reason in accordance with his employment contract with UIC, provided in each case the solicitation of such person occurs after the date of such termination.

  Continuation of Medical and Dental Coverage for Outside Director

        The Merger Agreement also obligates the surviving corporation to provide UIC's outside director Mr. Thomas A. Corcoran and his spouse with continued medical and dental coverage for a period of three years following the effective time of the Merger that is substantially comparable, in the aggregate, to the medical and dental coverage provided to Mr. and Mrs. Corcoran by UIC immediately prior to the effective time of the Merger. The cost of this coverage is not expected to be material.

        The foregoing summary is qualified in its entirety by reference to the Merger Agreement.

  UIC's Employee Stock Purchase Program

        The Merger Agreement provides as soon as practicable following the date of the Merger Agreement, UIC's Board (or, if appropriate, any committee of UIC's Board administering UIC's Employee Stock Purchase Plan (the "ESPP")), have adopted resolutions to provide that, with respect to the ESPP, (i) participants may not increase their payroll deductions or purchase elections from those in effect on the date of the Merger Agreement and (ii) cause the ESPP to be suspended effective as of the later of: (A) a date that is no later than fifteen days after the date of the Merger Agreement or

(B) a date that is the last business day of the calendar month in which the date of the Merger Agreement occurs. Such suspension caused the "offering period" in effect to be the final "offering period" under the ESPP and subject to consummation of the transactions contemplated, the ESPP shall terminate immediately prior to the effective time of the Merger. The ESPP facilitates open market purchases of shares of UIC Common Stock by employees through a brokerage arrangement.

        The foregoing summary is qualified in its entirety by reference to the Merger Agreement.

  Employee Benefits

        The Merger Agreement provides that each non-union employee will be provided with compensation and employee benefits that are, in the aggregate, substantially comparable to those provided immediately prior to the effective time of the Merger and each non-union shall be credited, without duplication, for service with UIC (other than benefit accrual but including accrual under the vacation time off plans) under any similar employee benefit plan. In addition, UIC shall continue to honor the applicable collective bargaining agreements pursuant to the terms of such collective bargaining agreements.

        The foregoing summary is qualified in its entirety by reference to the Merger Agreement.

Certain United States Federal Income Tax Consequences of the Merger

        The following summary describes certain U.S. federal income tax consequences to UIC stockholders with respect to the disposition of UIC Common Stock pursuant to the Merger. It addresses only UIC stockholders that hold UIC Common Stock as capital assets within the meaning of Section 1221 of the Code. The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular UIC stockholders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, UIC stockholders that own or have owned more than 5% of any class of UIC stock by vote or value (whether such stock is or was actually or constructively owned), regulated investment companies, common trust funds, UIC stockholders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding UIC Common Stock as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, UIC stockholders that have a "functional currency" other than the U.S. dollar, U.S. expatriates, dissenting stockholders, and persons that acquired UIC Common Stock in a compensation transaction. In addition, this summary does not address persons that hold an interest in a partnership or other pass-through entity that holds UIC Common Stock, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or other U.S. federal tax considerations (e.g., estate or gift tax) other than those pertaining to the income tax.

        The following is based on the Code, Treasury regulations promulgated thereunder ("Treasury Regulations"), and administrative rulings and court decisions, in each case as in effect on the date hereof, all of which are subject to change, possibly with retroactive effect.

        As used herein, the term "U.S. Holder" means a beneficial owner of UIC Common Stock that is (i) a citizen or individual resident of the U.S.; (ii) a corporation (or an entity classified as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the U.S. or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of its substantial decisions or (B) it has properly elected under applicable Treasury Regulations to continue to be treated as a U.S. person. A "Non-U.S. Holder" is a beneficial owner of UIC Common Stock that is not a U.S. Holder.

        The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal tax purposes) may depend on both the partnership's and the partner's status. Partnerships that are beneficial owners of UIC Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of UIC Common Stock pursuant to the Merger.

        This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular UIC stockholder. UIC stockholders should consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances.

  U.S. Holders

        A U.S. Holder that disposes of UIC Common Stock pursuant to the Merger generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder is entitled to receive pursuant to the Merger and the U.S. Holder's adjusted tax basis in the UIC Common Stock disposed of pursuant to the Merger. Gain or loss must be determined separately for each block of UIC Common Stock (i.e., UIC Common Stock acquired at the same cost in a single transaction) disposed of pursuant to the Merger. Capital gain of a non-corporate U.S. Holder derived with respect to a disposition of UIC Common Stock in which the U.S. Holder has a holding period exceeding one year generally will be subject to a maximum U.S. federal income tax rate of 15% (whereas capital gain derived with respect to a disposition of UIC Common Stock in which the U.S. Holder has a holding period of one year or less generally will be subject to U.S. federal income tax rates applicable to ordinary income). The deductibility of capital loss is subject to limitations. U.S. Holders are urged to consult their tax advisors regarding such limitations.

  Non-U.S. Holders

        A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on the disposition of UIC Common Stock pursuant to the Merger provided that (i) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the U.S. and (ii) in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is not present in the U.S. for 183 days or more in the taxable year of the disposition.

  Information Reporting and Backup Withholding Tax

        If certain information reporting requirements are not met, a UIC stockholder may be subject to backup withholding tax (currently imposed at a rate of 28%) on proceeds received on the disposition of UIC Common Stock pursuant to the Merger. Backup withholding tax is not an additional tax. A UIC stockholder subject to the backup withholding tax rules will be allowed a credit of the amount withheld against such UIC stockholder's U.S. federal income tax liability and, if backup withholding tax results in an overpayment of U.S. federal income tax, such UIC stockholder may be entitled to a refund, provided that the requisite information is correctly furnished to the Internal Revenue Service in a timely manner. UIC stockholders should consult their own tax advisors as to the information reporting and backup withholding tax rules.

        THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF UIC COMMON STOCK WITH RESPECT TO THE DISPOSITION OF UIC COMMON STOCK PURSUANT TO THE MERGER. UIC STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES.

Appraisal Rights

        Under Delaware law, a stockholder who does not wish to accept the cash payment provided for in the Merger Agreement has the right to dissent from the Merger and to receive payment in cash for the fair value of such stockholder's UIC Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the Delaware General Corporation Law ("Section 262") in order to perfect their rights. UIC will require strict compliance with the statutory procedures.

        The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which is set forth in Annex C to this proxy statement.

        Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days prior to the meeting at which the proposed merger is submitted for approval. A copy of Section 262 must be included with such notice (attached as Annex C to this proxy statement). This proxy statement constitutes notice to UIC's stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. A stockholder considering whether to exercise appraisal rights should carefully review the text of Section 262 contained in Annex C to this proxy statement, since failure to timely and properly comply with the requirements of Section 262 will result in the loss of appraisal rights under Delaware law.

        A stockholder who elects to demand appraisal of such stockholder's shares of UIC Common Stock must deliver to UIC a written demand for appraisal before the taking of the vote on the Merger Proposal. This written demand for appraisal must be in addition to and separate from any vote against, or abstention from voting for, the Merger Proposal. Voting against, or abstaining from voting for, the Merger Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262 and will not be deemed to satisfy any notice requirements under Delaware law. Failure to vote against the Merger Proposal will not constitute a waiver of a stockholder's appraisal rights. However, voting in favor of the Merger Proposal will result in a loss of appraisal rights. If a stockholder fails to comply with any of these conditions and the Merger is completed, such stockholder will be entitled to receive the cash payment for such stockholder's shares as provided for in the Merger Agreement, but will have no appraisal rights with respect to such shares.

        All demands for appraisal should be addressed to Jonathan A. Greenberg, General Counsel, Corporate Secretary, United Industrial Corporation, 124 Industry Lane, Hunt Valley, Maryland 21030, and should be executed by, or on behalf of, the record holder of the shares.

        The demand must reasonably inform UIC of the identity of the stockholder and the intention of the stockholder to demand appraisal of such stockholder's shares of UIC Common Stock.

        Stockholders who hold outstanding shares of UIC Common Stock in a brokerage account or in other nominee form who wish to exercise appraisal rights should consult with their broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

        Within 10 days after the effective date of the Merger, UIC must give written notice that the Merger has become effective to all of the UIC stockholders who have delivered to UIC, before the taking of the vote on the Merger Proposal, a written demand for appraisal in accordance with Section 262 and who have not voted in favor of the Merger Proposal. Within 120 days after the effective date of the Merger, either UIC or any stockholder that complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares held by all stockholders entitled to appraisal. Notwithstanding the foregoing, at any time within 60 days after the effective date of the Merger, any stockholder that has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder demand's for appraisal and to accept the cash payment specified by the Merger Agreement for such stockholder's outstanding shares of UIC Common Stock.

        If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to UIC, UIC will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by UIC. After notice to dissenting stockholders, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded payment for their shares and who hold shares represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

        After determination of the stockholders entitled to appraisal of their shares of UIC Common Stock, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, in the case of holders of uncertificated UIC Common Stock forthwith, and in the case of holders of UIC Common Stock represented by certificates upon surrender to UIC of such certificates.

        In determining fair value, the Delaware Court of Chancery is required to take into account all relevant factors. Stockholders should be aware that the fair value of their shares of UIC Common Stock as determined under Section 262 could be more, the same or less than the value that stockholders are entitled to receive under the terms of the Merger Agreement.

        Costs of the appraisal proceeding may be imposed upon UIC and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the Merger, be entitled to grant a consent in respect of or vote shares of UIC Common Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective date of the Merger. However, if no petition for appraisal is filed within 120 days after the effective date of the Merger, or if the stockholder delivers a written withdrawal of such stockholder's demand for appraisal and an acceptance of the Merger within 60 days after the effective date of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for such stockholder's shares pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the Merger may only be made with the written approval of UIC.

        In view of the complexity of Section 262, stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

        STOCKHOLDERS WHO WISH TO EXERCISE APPRAISAL RIGHTS MUST NOT VOTE IN FAVOR OF THE MERGER PROPOSAL AND MUST STRICTLY COMPLY WITH THE PROCEDURES SET FORTH IN SECTION 262. FAILURE TO TAKE ANY REQUIRED STEP IN CONNECTION WITH THE EXERCISE OF APPRAISAL RIGHTS WILL RESULT IN THE TERMINATION OR WAIVER OF THESE RIGHTS.

Delisting and Deregistration of UIC Common Stock

        NYSE Listing.    According to the published guidelines of the NYSE, the NYSE would consider suspending and delisting UIC Common Stock if, among other possible grounds, (a) the number of total stockholders is less than 400, (b) the number of publicly held shares falls below 600,000 or (c) the number of total stockholders is less than 1,200 and the average monthly trading volume is less than 100,000 shares.

        Exchange Act Registration.    Registration of the shares may be terminated by UIC upon application to the SEC if the outstanding shares of UIC Common Stock are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of shares.

        To the extent the UIC Common Stock is not delisted or deregistered prior to consummation of the Merger, UIC intends to apply for delisting and deregistration of the UIC Common Stock. Accordingly, as a result of the Merger, not only will shares of UIC Common Stock no longer be available for trading on the NYSE, but also UIC will no longer be required to file periodic reports with the SEC.

Structure of the Merger

        Upon the terms and subject to the conditions of the Merger Agreement, Purchaser will be merged with and into UIC, the separate corporate existence of Purchaser will thereupon cease, and UIC will continue as an indirect wholly owned subsidiary of Textron.

Effective Time of the Merger

        The Merger will become effective when a certificate of merger is duly filed with the Secretary of State of the State of Delaware.

Charter Documents, Directors and Officers of UIC

        The Merger Agreement provides that:

  •
  at the effective time of the Merger, the certificate of incorporation of Purchaser as in effect immediately prior to the effective time of the Merger, will be UIC's certificate of incorporation until changed or amended after such time;

  •
  at the effective time of the Merger, the bylaws of Purchaser immediately prior to the effective time of the Merger, will be UIC's bylaws until changed or amended after such time;

  •
  the directors of Purchaser immediately prior to the effective time of the Merger will be UIC's directors and will hold office in accordance with the certificate of incorporation and bylaws of UIC in effect on and after the effective time of the Merger; and

  •
  UIC's officers immediately prior to the effective time of the Merger will remain in office and will hold office in accordance with the certificate of incorporation and bylaws of UIC in effect on and after the effective time of the Merger.

The Merger Consideration

        Each share of UIC Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than (i) any shares of UIC Common Stock owned by Textron or Purchaser or any of their respective subsidiaries, (ii) any shares of UIC Common Stock held in UIC treasury and each share of UIC Common Stock, if any, owned by any subsidiary of UIC, or (iii) any shares of UIC Common Stock as to which appraisal rights are perfected) shall be converted into the right to receive an amount in cash equal to $81.00, net to the holder in cash, without interest and subject to reduction for any applicable withholding taxes. All such shares of UIC Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger consideration payable in respect of such shares of UIC Common Stock.

        YOU SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY. A transmittal form with instructions for the surrender of any certificates representing outstanding shares of UIC Common Stock will be mailed to stockholders shortly after completion of the Merger.

Treatment of UIC's Stock Options

        As a result of the acquisition of control of UIC by Textron on November 14, 2007, all outstanding options to acquire shares of UIC Common Stock granted under UIC's 2006 Long-Term Incentive Plan, 2004 Stock Option Plan, 1996 Stock Option Plan for Non-employee Directors and the 1994 Stock Option Plan or any predecessor plan (each such option, a "UIC Stock Option") that were not then vested and exercisable became vested and immediately exercisable on an accelerated basis. The Merger Agreement provides that each UIC Stock Option that is vested, exercisable and outstanding immediately prior to the effective time of the Merger will be canceled and each holder will be paid for each such UIC Stock Option an amount in cash (without interest), determined by multiplying (i) the excess, if any, of the per share Merger consideration over the exercise price of the UIC Stock Option by (ii) the number of shares of UIC Common Stock the holder could have purchased had the holder exercised such holder's option in full immediately prior to the effective time of the Merger. On November 30, 2007, UIC's board of directors approved advancing the date on which such UIC Stock Options would be so canceled to November 30, 2007 which is before the effective date of the Merger. UIC expects to pay such consideration to holders of such UIC Stock Options as soon as reasonably practicable after November 30, 2007. The payments due to the holders of such UIC Stock Options may be reduced by the amount of any applicable withholding taxes.

        UIC has agreed to ensure that following the effective time of the Merger, no holder of a UIC Stock Option (or former holder of a UIC Stock Option) or any participant in any employment benefit plan shall have any right under any such plan to acquire any capital stock of UIC or the surviving corporation or any other equity interest therein (including 'phantom' stock or stock appreciation rights).

Exchange Agent

        As of the effective time of the Merger, Textron shall deposit, or shall cause to be deposited, with American Stock Transfer & Trust Company or another bank or trust company designated by Textron and reasonably satisfactory to UIC (the "Exchange Agent"), for the benefit of the holders of shares of UIC Common Stock, for exchange, in accordance with Article III of the Merger Agreement, through the Exchange Agent, the Merger consideration payable pursuant to the terms and conditions of the Merger Agreement.

Surrender of Stock Certificates

        Promptly (and in any event no more than three Business Days, as defined in the Merger Agreement) after the effective time of the Merger, UIC shall instruct the Exchange Agent to mail to each holder of record of a certificate (or certificates) that immediately prior to the effective time of the Merger represented outstanding shares of UIC Common Stock (the "Certificates") (i) a form of a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates, together with such letter(s) of transmittal properly completed and duly executed, to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger consideration payable in respect of the shares of UIC Common Stock represented by such Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger consideration payable in respect of the shares of UIC Common Stock represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of UIC Common Stock that is not registered in the transfer records of UIC, the Merger consideration payable in respect of such shares of UIC Common Stock may be paid to a transferee if the Certificate representing such shares of UIC Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer taxes have been paid. Until surrendered as contemplated herein, each Certificate shall be deemed at any time after the effective time of the Merger to represent only the right to receive, upon such surrender, the Merger consideration payable in respect of the shares of UIC Common Stock represented by such Certificate.

Lost, Stolen or Destroyed Certificates

        If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Textron, the posting by such Person of a bond, in such reasonable amount as Textron may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger consideration payable in respect of the shares of UIC Common Stock represented by such Certificate.

Unclaimed Amounts

        Any portion of the exchange fund that remains undistributed to the holders of UIC Common Stock for six months after the effective time of the Merger shall be delivered (including any interest received and unpaid to Textron or the surviving corporation with respect thereto) to Textron, upon demand, and, from and after such delivery to Textron, any holders of UIC Common Stock who have not theretofore complied with Article III of the Merger Agreement shall thereafter look only to Textron or the surviving corporation, as general creditors thereof, for the Merger consideration payable in respect of such shares of UIC Common Stock, without any interest thereon.

THE MERGER AGREEMENT

        The following description summarizes the material provisions of the Merger Agreement and is qualified in its entirety by reference to the complete text of the Merger Agreement. The Merger Agreement included in this proxy statement as Annex A contains the complete terms of that agreement and stockholders should read it carefully and in its entirety.

        The Merger.    The Merger Agreement provides that, following the satisfaction or waiver of the conditions described below under "Conditions to the Merger," (i) Purchaser will be merged with and into UIC and the separate corporate existence of Purchaser will thereupon cease and (ii) UIC will be the surviving corporation in the Merger and will become an indirect wholly owned Subsidiary of Textron. Each issued share of UIC Common Stock (other than any shares owned by Textron, Purchaser, any other wholly owned subsidiary of Textron or UIC, or by stockholders, if any, who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Merger consideration.

        Top Up Option.    Under the Merger Agreement, UIC has irrevocably granted to Purchaser an option (the "top up option") to purchase that number of shares of UIC Common Stock as is equal to the lowest number of shares of UIC Common Stock that, when added to the number of outstanding shares of UIC Common Stock owned directly or indirectly by Textron at the time of such exercise, will constitute one share more than 90 percent of the Fully Diluted Shares (as defined below), after giving effect to the issuance of the shares of UIC Common Stock purchased under the top up option. The price per outstanding share of UIC Common Stock payable under the top-up option would be equal to the Offer Price. The top up option is exercisable in whole or in part at any time prior to the earlier to occur of (i) the effective time of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms, provided that, after giving effect to the issuance of the top up option shares, Textron will directly or indirectly own one outstanding share of UIC Common Stock more than 90 percent of the shares of UIC Common Stock then outstanding (after giving effect to the issuance of the shares of UIC Common Stock purchased under the top up option). In no event will the top-up option be exercisable for a number of shares of UIC Common Stock in excess of UIC's then authorized and unissued shares (including as authorized and unissued shares any such outstanding shares of UIC Common Stock held in the treasury of UIC).

        Purchaser reserves the right to exercise the top up option at any time before the merger is consummated. If Purchaser exercises the top up option, it may effect the merger without the vote of any other UIC Stockholder in accordance with the Delaware General Corporation Law.

        "Fully Diluted Shares" means, as of a particular date, the sum of (a) all shares of UIC Common Stock outstanding on such date, and (b) all shares of UIC Common Stock into which securities convertible into or exercisable or exchangeable for shares of UIC Common Stock outstanding on such date are convertible, exercisable or exchangeable as of such date or would become convertible, exercisable or exchangeable after such date by reason of any of the transactions contemplated by the Merger Agreement, in each such case assuming UIC would not elect to pay cash to the holders of such securities to settle such conversion, exercise or exchange (other then with respect to any applicable make-whole premium payable to holders of the Notes), less the number of shares of UIC Common Stock represented by each Note, if any, outstanding on such date that is purchased concurrently by Purchaser pursuant to any tender offer for the Notes.

        Conditions to the Merger.    The Merger Agreement provides that the respective obligations of each party to effect the Merger and the other transactions contemplated therein shall be subject to the satisfaction at or prior to the effective time of the Merger to the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

          (a)   If required by the Delaware General Corporation Law (the "DGCL"), the requisite approval of the stockholders shall be obtained.

          (b)   No applicable statutes, laws, rules, ordinances, regulations, codes, orders (including executive orders), judgments, injunctions, writs, decrees and rulings, in each case, of a government entity of competent jurisdiction shall be in effect that enjoins, restrains, prevents or otherwise prohibits the consummation of the Merger or makes the Merger illegal.

        The Merger Agreement provides that, if following consummation of the Offer, the exercise of the top up option or otherwise, Textron, Purchaser or any other subsidiary of Textron holds at least 90 percent of the outstanding shares of UIC Common Stock, each of Textron, Purchaser and UIC will take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after such acquisition, as a short-form merger without action of the stockholders of UIC.

        Termination of the Merger Agreement.    The Merger Agreement may be terminated prior to the time the Merger becomes effective, whether before or after stockholder approval has been obtained as follows:

          (a)   by mutual written consent of Textron and UIC;

          (b)   by either Textron or UIC if any governmental entity shall have issued an order, decree or ruling or taken any other action, (i) restraining, enjoining, preventing or otherwise prohibiting the acceptance for payment of, and payment for, the outstanding shares of UIC Common Stock pursuant to the Offer or consummation of the Merger, or (ii) making the acceptance for payment of, and payment for, the outstanding shares of UIC Common Stock pursuant to the Offer or consummation of the Merger illegal, and such law, order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party terminating the Merger Agreement shall have complied with its obligations under the Merger Agreement to have any such order, decree or ruling lifted or vacated;

          (c)   by written notice of Textron, if (i) UIC's board of directors shall have effected a Change of Recommendation (as defined below) or resolved to do so or (ii) the board of directors of UIC shall have failed to publicly confirm its recommendation of the Offer and the Merger Agreement within three business days of a written request by Textron that it do so; or

          (d)   by written notice of Textron, if UIC shall have breached any of its obligations under Section 7.5 of the Merger Agreement.

        Alternative Acquisition Proposals.    In the Merger Agreement, UIC has agreed that neither it nor any of its subsidiaries nor any of their respective officers, directors or employees will, and to instruct and to use its reasonable best efforts and act in good faith to cause its other representatives not to, directly or indirectly, (i) solicit, initiate, induce, encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes, or may reasonably likely to lead to, an Acquisition Proposal (as defined below), (ii) participate in, induce or encourage any discussions or negotiations regarding (or furnish to any person any information with respect to) UIC and its subsidiaries in connection with any proposal that constitutes, or may be reasonably likely to lead to, an Acquisition Proposal, (iii) amend or grant any waiver or release, and use commercially reasonable efforts to enforce, any standstill or similar agreement with respect to any class of equity securities of UIC or any of its subsidiaries, (iv) approve any transaction under (other than the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement), or any person (other than Textron or Purchaser) becoming an "interested stockholder" under, Section 203 of the DGCL, or (v) enter into any merger agreement, letter of intent, agreement in principle or similar agreement relating to any Acquisition Proposal (other than any confidentiality agreement with respect to a possible Superior Proposal (as defined below)). UIC further agreed to cease any existing discussions or negotiations with any persons with respect to any Acquisition Proposal and to request the return or destruction of all confidential information provided by or on behalf of UIC or any of its subsidiaries after January 1, 2007 with respect to any possible Acquisition Proposal or other possible significant transaction.

        The Merger Agreement requires UIC to provide Textron as promptly as practicable (in any event within 24 hours) after receipt of an Acquisition Proposal or any request for information or discussions or inquiries reasonably likely to lead to an Acquisition Proposal with notice, including the identity of the person or group making the proposal, request, discussion or inquiry and the material terms and conditions thereof, and with a copy of all written materials provided in connection with such proposal, request, discussion or inquiry. The Merger Agreement also requires UIC promptly to keep Textron informed in all material respects of the status and details of the Acquisition Proposal, request, discussion or inquiry and promptly to provide a copy of all subsequently provided written materials.

        The Merger Agreement provides that, except as described below, UIC may not (i) fail to make the board recommendation, (ii) withdraw or modify in a manner adverse to Textron or Purchaser (or publicly propose to withdraw or modify) the board recommendation or (iii) approve, recommend or otherwise declare advisable (or publicly propose to approve or recommend) an Acquisition Proposal (any of the actions described in (i), (ii) and (iii), a "Change of Recommendation").

        UIC's Board may make a Change of Recommendation provided that, UIC's Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be likely to constitute a violation of its fiduciary duties under applicable law.

        Under the Merger Agreement, "Acquisition Proposal" means any inquiry, indication of interest, proposal or offer from any person or group of persons (other than Textron, Purchaser or their respective subsidiaries) relating to any acquisition or purchase of assets or a business that constitutes 20% or more of the net revenues, net income or assets of UIC and its subsidiaries, taken as a whole, or 20% or more of any class or series of UIC securities, any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of any outstanding class or series of UIC securities, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving UIC (or any subsidiary or subsidiaries of UIC whose assets or businesses constitute 20% or more of the net revenues, net income or assets of UIC and its subsidiaries, taken as a whole), except, in each case, other than the Offer, the Merger, the top up option and the other transactions contemplated by the Merger Agreement; and "Superior Proposal" means any bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (except that references in the definition of "Acquisition Proposal" to "20%" shall be replaced by "100%") that UIC's Board determines in its good faith business judgment (after consultation with UIC's financial advisor and UIC's outside legal counsel, and in light of all relevant circumstances and all terms and conditions of such Acquisition Proposal and the Merger Agreement, to be more favorable to UIC's stockholders than the Offer, the Merger and the other transactions contemplated by the Merger Agreement.

        Fees and Expenses.    Except as described below with respect to the termination fee, each party to the Merger Agreement will bear its own expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer.

        UIC has agreed to pay to Textron a termination fee of $33,000,000 in immediately available funds in the event that Textron terminates the Merger Agreement under the circumstances described in subparagraph (c) or (d) under "Termination of the Merger Agreement" above.

        Conduct of Business.    The Merger Agreement obligates UIC, from the date of the Merger Agreement until the effective time of the Merger, to conduct its operations according to its ordinary and usual course of business consistent with past practice, and to use its commercially reasonable efforts to preserve intact its business organization and goodwill, maintain and keep its material properties in good repair and free from non-permitted liens, maintain in effect all material governmental permits and timely make all required SEC filings. The Merger Agreement also contains specific restrictive covenants as to certain activities of UIC prior to the effective time of the Merger which provide that UIC will not take certain actions without the prior written consent of Textron (which decision regarding such consent shall not be unreasonably withheld, conditioned or delayed), or otherwise as permitted by the Merger Agreement or required by law including, among other things and subject to certain exceptions, amending its restated certificate of incorporation or bylaws, issuing or selling its securities or granting options, disposing of intellectual property rights, declaring or paying any dividends, reclassifying or redeeming its securities, amending any term of its capital stock, adopting a plan of reorganization of UIC, making material dispositions, entering into or terminating certain material contracts, incurring any capital expenditures inconsistent with a pre-determined budget, taking action that would result in an amendment or material default under any indebtedness, entering into severance or similar agreements, increasing compensation or adopting new employee benefit plans, changing accounting policies or practices, making, revoking or amending any material tax elections, settling or compromising any material tax liability, settling litigation or claims, entering into any material non-competition agreements or line of business restrictions or agreeing to take any of the foregoing actions.

        Consents and Approvals.    Under the Merger Agreement, each of UIC, Textron and Purchaser will take all reasonable actions necessary to (i) comply promptly with all legal requirements which may be imposed on it with respect to the Merger Agreement and the transactions contemplated thereby, (ii) promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with the Merger Agreement and the transactions contemplated thereby and (iii) take, and cause its respective subsidiaries to take, all reasonable actions necessary to obtain any consent, authorization, order or approval of, or any exemption by, any governmental entity or other public or private third party required to be obtained or made by Textron, Purchaser, UIC or any of their subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by the Merger Agreement.

        Amendments and Modification.    The Merger Agreement provides that it may be amended by the parties to the Merger Agreement at any time before the effective time of the Merger (subject in the case of UIC to certain actions requiring the approval of directors not designated by Textron as described under Section 1.3 of the Merger Agreement) if, but only if, such amendment or waiver is in writing and is signed by each party to the Merger Agreement; provided that after the requisite approval of UIC's stockholders, without the further approval of UIC's stockholders, no such amendment shall be made or given that requires the approval of UIC's stockholders under the DGCL unless the required approval is obtained.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND PRINCIPAL STOCKHOLDERS

        The following table sets forth information regarding beneficial ownership of UIC Common Stock as of [        ] , 2007 by: (i) each person who we know to own beneficially more than 5% of the Common Stock; (ii) each of our directors and Named Executive Officers ("NEO" or "NEOs"); and (iii) our current directors and NEOs as a group. Except as otherwise indicated, all shares are owned directly and no shares are pledged as security. In addition, the address for all of our directors and NEOs named below is 124 Industry Lane, Hunt Valley, Maryland 21030.

Beneficial Owner	Beneficial Ownership of UIC Common Stock(1)	Current Percentage of Class(2)
Kathleen M. Bader	0	0%
John Condon	0	0%
Paul E. Gagné	0	0%
Dain M. Hancock	0	0%
Frank L. Tempesta	0	0%
Frederick M. Strader	[ ]	[ ]	%
James H. Perry	[ ]	[ ]	%
Jonathan A. Greenberg	[ ]	[ ]	%
Stuart F. Gray	[ ]	[ ]	%
John F. Michitsch	[ ]	[ ]	%
Michael A. Boden	[ ]	[ ]	%
All directors and executive officers as a group, consisting of 11 persons	[ ]	[ ]	%
Beneficial Holders of 5% or more
Textron Inc.(4) 40 Westminster Street Providence, Rhode Island 02903	[ ]	[	]%

(1)
The information as to securities beneficially owned by each of UIC's directors and NEOs was furnished to UIC by such directors, and NEOs. That information includes shares that the following persons have the right to acquire through the exercise of stock options: Mr. Strader [              ] shares; Mr. Perry, [            ] shares; Mr. Greenberg, [            ] shares; Mr. Gray, [          ] shares; Mr. Michitsch, [            ] shares; Mr. Boden, [            ] shares; and all directors and NEOs as a group [              ] shares.

(2)
Based on a total of [                    ] shares of UIC common stock issued and outstanding as of the Record Date.

(3)
Less than 1%.

(4)
Held of record by Marco Acquisition Sub Inc., an indirect wholly owned subsidiary of Textron Inc.

MARKET PRICE OF UIC COMMON STOCK

        The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share on the NYSE for its fiscal year ended December 31, 2006 with respect to periods occurring in 2005 and 2006 and as reported by published financial sources with respect to periods occurring in 2007:

Fiscal Year	High		Low
2005:
Third Quarter		$38.30	$31.86
Fourth Quarter		$45.27	$33.59
2006:
First Quarter		$60.93	$41.81
Second Quarter		$69.80	$44.22
Third Quarter		$55.26	$42.08
Fourth Quarter		$54.70	$41.40
2007:
First Quarter		$57.94	$49.57
Second Quarter		$66.76	$48.40
Third Quarter (through December [ ], 2007)	$	[ ]	$55.13

        On October 5, 2007, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing sales price of UIC Common Stock on the NYSE was $75.62 per share. The $81.00 per share to be paid for each share of UIC Common Stock represents a premium of approximately 7.1% to the closing price on October 5, 2007. On December [    ] , 2007, the most recent practicable date before this proxy statement was printed, the reported closing sales price of UIC Common Stock on the NYSE was $[    ] per share. You are encouraged to obtain current market quotations for UIC Common Stock, if available, in connection with voting your shares.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

        The SEC has implemented a rule permitting companies and brokers, banks or other intermediaries to deliver a single copy of a proxy statement to households at which two or more beneficial owners reside. This method of delivery, which eliminates duplicate mailings, is referred to as "householding." Beneficial owners sharing an address who have been previously notified by their broker, bank or other intermediary and have consented to householding, either affirmatively or implicitly by not objecting to householding, will receive only one copy of this proxy statement. UIC will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to United Industrial Corporation, 124 Industry Lane, Hunt Valley, Maryland 21030, Attention: Stuart Gray—Investor Relations, or you can telephone at (410) 628-8686. Similarly, if you share an address with another stockholder and have received multiple copies of UIC's proxy materials, you may write or call UIC at the above address and phone number to request delivery of a single copy of these materials.

FUTURE STOCKHOLDER PROPOSALS

        If the Merger is completed, UIC will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the Merger is not completed, UIC plans to hold UIC's 2008 annual meeting. Any proposals that stockholders of UIC intend to present for a vote of shareholders at the 2008 annual meeting of UIC stockholders and that such stockholders desire to have included in UIC's proxy statement and proxy relating to that meeting must [have been sent] to UIC's principal executive offices, marked attention UIC's Secretary, and [have been] received by UIC at such offices on or before December 18, 2007, which date is 120 calendar days prior to the anniversary of the date of the proxy statement related to UIC's 2007 annual meeting.

        If a stockholder of UIC wishes to present a proposal before the 2008 annual meeting, but does not wish to have the proposal considered for inclusion in UIC's proxy statement and proxy card, that stockholder must also give written notice to UIC's Secretary at UIC's principal executive offices at the address set forth above. Otherwise, the proxies designated by UIC's board of directors will have discretionary authority to vote on any such proposal.

        In addition, UIC's bylaws provide for the content and timing of notice, which stockholders must provide UIC's Secretary for the nomination of directors or other proposals to be presented at a stockholders meeting. Pursuant to these provisions, a stockholder's notice of nomination must be delivered to or mailed to and received by the UIC's Secretary (i) with respect to an election to be held at an annual meeting of stockholders, not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders (or, if the date of the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after such anniversary date, not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made); and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by UIC's Board to be selected at such meeting. Pursuant to these provisions, a stockholder's proposal must be delivered to or mailed and received by UIC's Secretary not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting of stockholders; provided, however, that if the date of the annual meting is advanced more than 30 days or delayed more than 60 days after such anniversary date, the stockholder's proposal to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. A copy of the pertinent bylaw provision, which sets forth additional requirements with respect to such notice, is available on request to UIC's Secretary at the address for UIC's principal executive offices set forth above.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        The information contained in this proxy statement contains forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). When used in this proxy statement, UIC intends the words "may," "believe," "anticipate," "plan," "expect," "predict," "estimate," "require," "intend" and similar words to identify "forward-looking statements". You should read statements that contain these words carefully. They discuss UIC's future expectations or state other forward-looking information, and may involve known and unknown risks over which UIC has no control, including, without limitation:

  •
  the requirement that UIC's stockholders adopt the Merger Agreement;

  •
  failure to satisfy other conditions to the Merger; and

  •
  the effect of the announcement of the Merger on UIC's customer and supplier relationships, operating results and business generally, including UIC's ability to retain key employees.

        These forward-looking statements involve risks, uncertainties and other factors that may cause UIC's actual results, performance or achievements, to be far different from that suggested by its forward-looking statements. You should not place undue reliance on UIC's forward-looking statements. UIC disclaims any obligation to update any of these factors or to publicly announce the results of any revisions to any of these forward-looking statements, except as required by law.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        UIC files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document UIC files with the SEC at its facilities located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1 800-SEC-0330 for further information on its public reference rooms. UIC's SEC filings also are available to the public at its website at www.sec.gov.

        THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. UIC HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [        ], 2007. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

        THE INFORMATION CONTAINED IN THIS PROXY STATEMENT SPEAKS ONLY AS OF THE DATE INDICATED ON THE COVER OF THIS PROXY STATEMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

ANNEX A

Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

TEXTRON INC.,

MARCO ACQUISITION SUB INC.

and

UNITED INDUSTRIAL CORPORATION

October 7, 2007

5.8	Operations of Merger Sub	A-28
5.9	Interested Stockholder	A-28
ARTICLE VI CERTAIN PRE-CLOSING COVENANTS		A-28
6.1	Conduct of the Business	A-28
ARTICLE VII ADDITIONAL AGREEMENTS		A-30
7.1	Stockholder Meeting; Proxy Material; Short-Form Merger	A-30
7.2	Access to Information; Confidentiality	A-31
7.3	Contact with Employees	A-32
7.4	Rule 14d-10(d)	A-32
7.5	No Solicitations of Transactions	A-32
7.6	Regulatory Filings	A-34
7.7	Certain Notices	A-36
7.8	Public Announcements	A-36
7.9	Indemnification of Directors and Officers	A-36
7.10	Employee Benefits	A-37
7.11	Facility Closings; Employee Layoffs	A-39
7.12	Takeover Laws	A-39
7.13	Notes	A-39
7.14	Obligations of Merger Sub	A-40
7.15	Voting of Shares	A-40
7.16	Section 16 Matters	A-40
7.17	Stockholder Litigation	A-40
7.18	Further Assurances	A-41
ARTICLE VIII CONDITIONS TO THE MERGER		A-41
8.1	Conditions to Obligations of Each Party under this Agreement	A-41
ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		A-41
9.1	Termination	A-41
9.2	Effect of Termination	A-42
9.3	Amendment	A-43
9.4	Waiver	A-43
9.5	Fees and Expenses	A-43
ARTICLE X DEFINITIONS		A-44
10.1	Definitions	A-44
10.2	Construction	A-51
ARTICLE XI MISCELLANEOUS		A-51
11.1	Non-Survival of Representations and Warranties	A-51
11.2	Notices	A-51
11.3	Severability	A-52
11.4	Entire Agreement	A-52
11.5	Assignment	A-52
11.6	Third-Party Beneficiaries	A-53
11.7	No Strict Construction	A-53
11.8	Governing Law; Consent to Jurisdiction and Venue	A-53
11.9	Specific Performance	A-53
11.10	WAIVER OF TRIAL BY JURY	A-53
11.11	Counterparts	A-53

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made as of October 7, 2007 by and among Textron Inc., a Delaware corporation ("Parent"), Marco Acquisition Sub Inc., a Delaware corporation and an indirect wholly owned Subsidiary of Parent ("Merger Sub"), and United Industrial Corporation, a Delaware corporation (the "Company"). Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in ARTICLE X.

RECITALS

        WHEREAS, it is proposed that Merger Sub shall commence a tender offer (as it may be amended from time to time in accordance with this Agreement, the "Offer") to purchase all of the outstanding shares (the "Company Shares") of Company Common Stock (as defined herein), at a price of $81.00 per share net to the seller in cash without interest (such amount, or any different amount per share offered pursuant to the Offer in accordance with the terms of this Agreement, the "Offer Price"), on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, it is also proposed that, following the consummation of the Offer, Merger Sub will merge with and into the Company with the Company surviving as a wholly owned indirect subsidiary of Parent (the "Merger"), and each Company Share that is not tendered and accepted pursuant to the Offer (other than Company Shares held in the treasury of the Company or owned by Merger Sub, Parent or any Subsidiary of Parent or the Company immediately prior to the Effective Time, and other than Dissenting Shares) will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the Board of Directors of each of the Company, Parent and Merger Sub have approved this Agreement and deem it advisable and in the best interests of their respective stockholders to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, as an inducement and condition to Parent entering into this Agreement, certain stockholders of the Company are entering into a tender and support agreement with Parent and Merger Sub simultaneously with the execution of this Agreement in substantially the form attached hereto as Exhibit A (the "Tender and Support Agreement"), whereby, among other things, such stockholders have agreed, upon the terms and subject to the conditions set forth therein, to tender the Company Shares held by them in the Offer and support actions necessary to consummate the Merger;

        NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained in this Agreement and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

THE OFFER

        1.1    The Offer.

        (a)   Provided that this Agreement shall not have been terminated pursuant to Section 9.1 and that none of the events set forth in paragraphs (a) through (e) of Annex I shall exist, as promptly as practicable after the date of this Agreement (and in any event no later than six Business Days after the date of this Agreement), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer. The Offer and the obligation of Merger Sub to, and of Parent to cause Merger Sub to, accept for payment and pay for any Company Shares tendered pursuant to the Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer, prior to the scheduled expiration of the Offer (as it may be extended hereunder) and not withdrawn, a number of Company Shares that, together with the Company Shares then directly or indirectly owned by Parent, represents a majority of all Fully Diluted Shares as of immediately prior to the expiration of the Offer (as it may be extended pursuant to the terms of this Section 1.1(a)) (the "Minimum Condition") and to the other conditions set forth in Annex I (collectively, the "Offer Conditions"). Merger Sub expressly reserves the right (but shall not be obligated) to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer; provided that unless otherwise provided by this Agreement or previously approved by the Company in writing, Merger Sub may not (i) waive the Minimum Condition, unless the Modified Minimum Condition is satisfied and Parent has made the Cash Election Request, (ii) change the form of consideration to be paid pursuant to the Offer, decrease the Offer Price or the number of Company Shares sought in the Offer, impose conditions to the Offer in addition to those set forth in Annex I, or otherwise amend or modify the Offer Conditions to the Offer in any manner materially adverse to the holders of Company Shares, or (iii) extend the expiration date of the Offer except as set forth in this Section 1.1(a). Subject to the terms and conditions of this Agreement, the Offer shall initially expire at midnight, New York City time, on the date that is 20 Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the date that the Offer is commenced. Merger Sub shall extend the Offer on one or more occasions for periods determined by Merger Sub of up to 20 Business Days per extension if, at the scheduled or extended expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived if in the reasonable determination of Parent such conditions are capable of being satisfied on or prior to the Outside Date; provided that (A) if all the Offer Conditions other than the Minimum Condition are satisfied or waived as of the first scheduled expiration of the initial offering period, then, unless (1) Merger Sub has previously commenced a Notes Offer or (2) the Modified Minimum Condition is satisfied, Merger Sub has waived the Minimum Condition and Parent has made the Cash Election Request, then in the case of either subclause (1) or (2) of this clause (A), Merger Sub shall be obligated to extend the Offer for an additional 10 Business Days, (B) if all the Offer Conditions other than the Minimum Condition are satisfied or waived as of the scheduled or extended expiration of the Offer, then Merger Sub shall not be obligated to extend the Offer unless required by applicable Law (but shall be entitled to extend the Offer), and (C) if, at any scheduled or extended expiration of the Offer, (1) the Offer Conditions set forth in paragraphs (a) and (b) of Annex I have not been satisfied (other than by reason of a judgment, injunction or order that is not final or remains subject to appeal) or waived by Purchaser, (2) the Offer Condition set forth in paragraphs (c) or (d) of Annex I have not been satisfied or waived by Purchaser and, in the case of clause (2), the breach or failure to perform or comply that has caused such non-satisfaction is not capable of being cured within 20 days after receipt by the Company of notice of such breach or failure from Purchaser or, if capable of being cured within such period (it being understood that a willful failure to comply with Section 7.5 shall be deemed incapable of being cured), has not been cured within such period or (3) the Offer Condition set forth in paragraph (e) of Annex I has not been satisfied or waived, then, in the case of any of subclause (1), (2) and (3) of this Clause (C), Merger Sub shall not be obligated (but shall be entitled) to extend the Offer; provided, further, that (x) Merger Sub shall not, and shall not be required to, extend the Offer beyond the Outside Date or (y) Merger Sub shall not be required (but shall be entitled) to extend the Offer at any time that it is permitted to terminate this Agreement pursuant to ARTICLE IX. Following expiration of the Offer, Merger Sub may, in its sole discretion, provide one or more subsequent offering periods (each, a "Subsequent Offering Period") in accordance with Rule 14d-11 of the Exchange Act, if, as of the commencement of each such period, there shall not have been validly tendered and not withdrawn pursuant to the Offer and any prior Subsequent Offering Period that number of Company Shares necessary to permit the Merger to be effected without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL. Subject to the foregoing, including the requirements of Rule 14d-11, and upon the terms and subject to the satisfaction or waiver by Merger

Sub of the Offer Conditions as of any scheduled or extended expiration of the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for, (A) as promptly as practicable after the final expiration of the Offer, all Company Shares validly tendered and not withdrawn pursuant to the Offer and (B) as promptly as practicable, all Company Shares validly tendered in any Subsequent Offering Period. The Offer Price payable in respect of each Company Share validly tendered and not withdrawn pursuant to the Offer or validly tendered in any Subsequent Offering Period shall be paid net to the holder thereof in cash, subject to reduction for any applicable withholding Taxes.

        (b)   As soon as practicable on the date of commencement of the Offer, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the "Schedule TO") that shall include the summary term sheet required thereby and, as exhibits or incorporated by reference thereto, the Offer to Purchase and forms of letter of transmittal and summary advertisement, if any, in respect of the Offer (collectively, together with any amendments or supplements thereto, the "Offer Documents"), and (ii) cause the Offer Documents to be disseminated to holders of Company Shares. The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company and its Subsidiaries that may be required by applicable Laws or reasonably requested by Parent or Merger Sub for inclusion in the Schedule TO or the Offer Documents. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Company Shares, in each case as, and to the extent required by applicable Laws. Parent and Merger Sub shall provide the Company and its counsel with a reasonable opportunity to review and comment on the Schedule TO and the Offer Documents prior to filing such documents with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments made by the Company and its counsel. Parent and Merger Sub shall provide the Company with copies of all such filings made with the SEC. Parent and Merger Sub shall promptly provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Schedule TO or Offer Documents promptly after receipt of those comments or other communications, and (B) a reasonable opportunity to provide comments on the response of Parent and Merger Sub to those comments (to which reasonable and good faith consideration shall be given) and to participate with Parent and Merger Sub or their counsel in any material discussions or meetings with the SEC.

        1.2    Company Action.

        (a)   The Company hereby consents to the Offer and represents and warrants to Parent and Merger Sub that at a meeting duly called and held prior to the execution of this Agreement at which all directors of the Company were present (other than one recused director), the Company's Board of Directors duly and unanimously (other than one recused director) (i) declared that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and the Company's stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) directed that the adoption of this Agreement be submitted to the Company's stockholders at the Stockholders' Meeting (unless the Merger is consummated under Section 253 of the DGCL), and (iv) resolved to recommend that the Company's stockholders accept the Offer, tender their Company Shares to Merger Sub pursuant to the Offer and adopt this Agreement (such recommendation, the "Board Recommendation"), which actions and resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way.

        (b)   The Company hereby consents to the inclusion of the foregoing determinations and approvals in the Offer Documents and, subject to Section 7.5(d), the Company hereby consents to the inclusion of the Board Recommendation in the Offer Documents. The Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Company Shares and lists of securities positions of Company Shares held in stock depositories, in each case as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Subject to the requirements of applicable law, and except to facilitate dissemination of the Offer Documents and to otherwise perform any obligations hereunder, Parent and Merger Sub shall treat the information contained in such labels, listing or files and any additional information referred to in the preceding sentence in accordance with the terms and conditions of the Confidentiality Agreement.

        (c)   As soon as practicable on the day that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of Company Shares, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto and including exhibits thereto, the "Schedule 14D-9") that, subject to Section 7.5(d), shall contain and reflect the Board Recommendation. Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent and Merger Sub that may be required by applicable Laws or reasonably requested by the Company for inclusion in the Schedule 14D-9. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Company Shares, in each case, as and to the extent required by applicable Laws. The Company shall provide Parent, Merger Sub and their counsel with a reasonable opportunity to review and comment on the Schedule 14D-9 prior to filing it with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel. The Company shall provide Parent with copies of all such filings made with the SEC. The Company shall promptly provide Parent, Merger Sub and their counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of those comments or other communications, and (ii) a reasonable opportunity to provide comments on the Company's response to those comments (to which reasonable and good faith consideration shall be given) and to participate with the Company or its counsel in any material discussions or meetings with the SEC.

        1.3    Directors.

        (a)   Effective upon the acceptance for payment of any Company Shares pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company's Board of Directors that equals the product of (i) the total number of directors on the Company's Board of Directors (giving effect to the election of any additional directors pursuant to this Section 1.3(a)), and (ii) the percentage that the number of Company Shares beneficially owned by Parent and/or Merger Sub (including Company Shares accepted for payment) bears to the total number of Company Shares outstanding, and the Company shall use commercially reasonable efforts to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including increasing the number of directors, and seeking and accepting resignations of incumbent directors. At such time, the Company shall promptly use commercially reasonable efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on

(i) each committee of the Company's Board of Directors and (ii) each board of directors of each Subsidiary of the Company (and each committee thereof) that represents the same percentage as such individuals represent on the Company's Board of Directors, in each case, to the fullest extent permitted by Law.

        (b)   The Company's obligations to appoint Parent's designees to the Company's Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 of the Exchange Act require in order to fulfill its obligations under this Section 1.3(b). Parent shall supply to the Company in writing any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1 of the Exchange Act.

        (c)   Following the election or appointment of Parent's designees pursuant to Section 1.3(a) and until the Effective Time, the approval of a majority of the directors of the Company then in office who were not designated by Parent (the "Continuing Directors") (or the approval of the sole Continuing Director if there shall be only one Continuing Director) shall be required to authorize (and such authorization shall constitute the authorization of the Company's Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement, including any decrease in or change of form of the Merger Consideration, any extension of time for performance of any obligation or action under this Agreement by Parent or Merger Sub, any waiver of compliance with any of the agreements or conditions contained in this Agreement for the benefit of the Company, and any amendment or change to Section 7.10; provided that if there shall be no Continuing Directors as a result of such individuals' deaths, disabilities, resignations or refusal to serve, then such actions may be effected by a majority vote of the Company's Board of Directors. Following the election or appointment of Parent's designees pursuant to Section 1.3(a) and until the Effective Time, any action by the Company to enforce any obligation of Parent or Merger Sub under this Agreement shall be effected only by the action of a majority of the Continuing Directors (or the approval of the sole Continuing Director if there shall be only one Continuing Director); provided that if there shall be no Continuing Directors as a result of such individuals' deaths, disabilities, resignations or refusal to serve, then such actions may be effected by a majority vote of the Company's Board of Directors.

        1.4    Top Up Option.

        (a)   The Company hereby irrevocably grants to Merger Sub an option (the "Top Up Option"), exercisable upon the terms and conditions set forth in this Section 1.4, to purchase that number of shares of Company Common Stock (the "Top Up Option Shares") equal to the lowest number of shares of Company Common Stock that, when added to the number of Company Shares directly or indirectly owned by Parent at the time of such exercise, shall constitute one share more than 90% of the Fully Diluted Shares (after giving effect to the issuance of the Top Up Option Shares) at a price per share equal to the Offer Price; provided that in no event shall the Top Up Option be exercisable for a number of shares of Company Common Stock in excess of the Company's then authorized and unissued shares of Company Common Stock (including as authorized and unissued shares of Company Common Stock, for purposes of this Section 1.4, any shares held in the treasury of the Company.)

        (b)   Merger Sub may exercise the Top Up Option, in whole or in part, provided that upon exercise of the Top Up Option, Parent will directly or indirectly own one share more than 90% of the Company Shares (after giving effect to the issuance of the Top Up Option Shares), at any time after the consummation of the Offer and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms. In the event that Merger Sub wishes to exercise the Top Up Option, it shall notify the Company in writing, and shall set forth in such notice: (i) the number of shares of Company Common Stock that will be owned by Parent and Merger Sub immediately preceding the purchase of the Top Up Option Shares, (ii) the number of Top Up Shares that Merger Sub intends to purchase pursuant to the Top Up Option, and (iii) the place and time for the closing of the purchase of the Top Up Option Shares by Merger Sub, which shall not be more than five Business Days after delivery of such notice (the "Top Up Closing"). At the Top Up Closing, Parent or Merger Sub shall pay the Company the aggregate purchase price for the Top Up Option Shares (calculated by multiplying the number of such Top Up Option Shares by the Offer Price) through the issuance of a promissory note, bearing simple interest at five percent per annum and due on the first anniversary of the Top Up Closing for the purchase price of such Top Up Option Shares, and the Company shall cause to be issued to Merger Sub a certificate representing such Top Up Option Shares.

        (c)   Parent and Merger Sub acknowledge that the shares of Company Common Stock that Merger Sub may acquire upon exercise of the Top Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the Top Up Option Shares, an "accredited investor", as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top Up Option and the Top Up Option Shares to be acquired upon exercise of the Top Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE II

THE MERGER

        2.1    The Merger.    Upon the terms and subject to satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

        2.2    Closing.    The closing of the Merger (the "Closing") shall take place on the first Business Day after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Effective Time and will in fact be satisfied at the Effective Time) set forth in ARTICLE VIII, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the date and time of the Closing being referred to in this Agreement as the "Closing Date"). The Closing shall be held at the offices of Proskauer Rose LLP, 1585 Broadway, New York, New York 10036, unless another place is agreed to in writing by the parties hereto. As soon as practicable after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the "Effective Time").

        2.3    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the

Effective Time, except as otherwise provided in this Agreement, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided under the DGCL.

        2.4    Certificate of Incorporation and Bylaws.

        (a)   At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

        (b)   At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law.

        2.5    Directors and Officers.    The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS

        3.1    Conversion of Securities.    At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

          (a)    Conversion Generally.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1(b), any shares of Company Common Stock described in Section 3.1(e), or any shares of Company Common Stock as to which appraisal rights are perfected pursuant to Section 3.1(f)) shall be converted into the right to receive an amount in cash equal to the Offer Price, without interest (the "Merger Consideration"). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration payable in respect of such shares of Company Common Stock.

          (b)    Parent-Owned Shares.    Except as otherwise provided in Section 3.1(e), all shares of Company Common Stock owned by Parent or Merger Sub or any of their respective Subsidiaries shall be canceled and retired and shall cease to exist and no Merger Consideration or other consideration shall be delivered in exchange therefor.

          (c)    Merger Sub.    Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          (d)    Change in Shares.    If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination, contribution or exchange of shares, the Offer Price and the Merger Consideration shall be correspondingly adjusted to provide the holders of Company Common Stock and Company Options, the same economic effect as contemplated by this Agreement prior to such event.

          (e)    Cancellation of Treasury Shares.    Each share of Company Common Stock held in the Company treasury and each share of Company Common Stock, if any, owned by any Subsidiary of the Company immediately prior to the Effective Time shall remain outstanding.

          (f)    Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration and the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL, unless such stockholder fails to perfect or withdraws or otherwise loses such stockholder's right to appraisal. If, after the Effective Time, such stockholder fails to perfect or withdraws or loses such stockholder's right to appraisal, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL. Parent shall have the right, and the Company shall afford Parent the opportunity, to direct all negotiations and proceedings with respect to any exercise (or threatened exercise) of appraisal rights. The Company shall not settle, make any payments with respect to or offer to settle any claim with respect to Dissenting Shares without the written consent of Parent.

        3.2    Exchange of Certificates.

          (a)    Exchange Agent.    As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with American Stock Transfer and Trust Company or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange, in accordance with this ARTICLE III, through the Exchange Agent, the Merger Consideration payable pursuant to Section 3.1(a) (the "Exchange Fund").

          (b)    Exchange Procedures.    Promptly (and in any event no more than three Business Days) after the Effective Time, the Surviving Corporation shall instruct the Exchange Agent to mail to each holder of record of a certificate (or certificates) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a form of a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates, together with such letter(s) of transmittal properly completed and duly executed, to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer Taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate.

          (c)    Further Rights in Company Common Stock.    The Merger Consideration issued upon conversion of a share of Company Common Stock in accordance with the terms of this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Company Common Stock.

          (d)    Investment of Exchange Fund.    The Exchange Agent shall invest the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investor Services, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1 billion and no such investment or loss thereon shall effect the amounts payable to the Company's stockholders pursuant to this ARTICLE III. Any interest and other income resulting from such investment shall be payable to the Surviving Corporation or Parent, as Parent directs.

          (e)    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for six months after the Effective Time shall be delivered (including any interest received and unpaid to Parent or the Surviving Corporation with respect thereto) to Parent, upon demand, and, from and after such delivery to Parent, any holders of Company Common Stock who have not theretofore complied with this ARTICLE III shall thereafter look only to Parent or the Surviving Corporation, as general creditors thereof, for the Merger Consideration payable in respect of such shares of Company Common Stock, without any interest thereon.

          (f)    No Liability.    None of Parent, the Surviving Corporation or the Company shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

          (g)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificate.

          (h)    Withholding.    Parent, Merger Sub or the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent, Merger Sub or the Exchange Agent are required to deduct and withhold under the Code, the Treasury Regulations or any other Tax Law, with respect to the making of such payment. To the extent that amounts are so deducted and withheld by Parent, Merger Sub or the Exchange Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding was made by Parent, Merger Sub or the Exchange Agent.

        3.3    Stock Transfer Books.    At the Effective Time, the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective

Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Certificates.

        3.4    Equity Awards.

        (a)   Each Company Option that is outstanding and unexercised immediately prior to the Effective Time, and that is not then vested and exercisable, shall become fully vested on an accelerated basis immediately prior to the Effective Time. As of the Effective Time, each Company Option that is outstanding and unexercised immediately prior to the Effective Time shall be canceled in exchange for the right to receive from Parent or the Surviving Corporation immediately after the Effective Time, a lump sum cash payment (without interest), less applicable withholding Taxes, equal to the product of (i) the excess if any, of (A) the Merger Consideration over (B) the per share exercise price for such Company Option and (ii) the total number of shares underlying such Company Option (giving effect to the acceleration of vesting contemplated by this Section 3.4). The Company shall ensure that following the Effective Time, no holder of a Company Option (or former holder of a Company Option) or any participant in any Employment Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein (including "phantom" stock or stock appreciation rights).

        (b)   As soon as practicable following the date of this Agreement, the Company's Board of Directors (or, if appropriate, any committee of the Company's Board of Directors administering the Company's Employee Stock Purchase Plan (the "ESPP")), shall adopt such resolutions or take such other actions as may be required to provide that, with respect to the ESPP, (i) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement and (ii) cause the ESPP to be suspended effective as of the later of: (A) a date that is no later than fifteen days after the date of this Agreement or (B) a date that is the last business day of the calendar month in which the date of this Agreement occurs. Such suspension shall cause the "offering period" in effect as of the date of this Agreement to be the final "offering period" under the ESPP and subject to consummation of the transactions contemplated by this Agreement, the ESPP shall terminate immediately prior to the Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Except as expressly set forth in this Agreement or in the corresponding section of the Company Disclosure Letter delivered to Parent and Merger Sub by the Company concurrently with entering into this Agreement (the "Company Disclosure Letter"), the Company represents and warrants to Parent and Merger Sub that:

        4.1    Organization and Qualification.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be so qualified as a foreign corporation has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company is not in violation of its restated certificate of incorporation or bylaws. The Company has made available to Parent a complete and correct copy of the restated certificate of incorporation and bylaws, each as amended to date, of the Company. Except as set forth in Section 4.1 of the Company Disclosure Letter, the Company has made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings, and all actions by written consent, of the stockholders of the Company, the Company's Board of Directors and each committee of the Company's Board of Directors, held since January 1, 2004.

        4.2    Subsidiaries.    Section 4.2 of the Company Disclosure Letter sets forth a true, complete and correct list of each Subsidiary of the Company, its place and form of organization and each jurisdiction in which it is authorized to do business. Neither the Company nor any of its Subsidiaries owns or holds the right to acquire any stock, partnership interest, membership interest, joint venture interest or other equity ownership interest in any other Person. Each Subsidiary is either wholly owned by the Company or a Subsidiary or Subsidiaries of the Company, as indicated in Section 4.2 of the Company Disclosure Letter. Except as set forth in Section 4.2 of the Company Disclosure Letter, each outstanding share of capital stock of or other equity interest in each of the Company's Subsidiaries is owned by the Company or a Subsidiary, free and clear of any Liens, except Permitted Liens. None of the Subsidiaries is in violation of its respective certificate of incorporation, bylaws or other similar organizational documents. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation and is qualified to do business in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except where the failure to be qualified as a foreign corporation has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 4.2 of the Company Disclosure Letter, the Company has made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings, and all actions by written consent, of the stockholders of each Subsidiary of the Company, the Board of Directors of each such Subsidiary and each committee of the each such Subsidiary's Board of Directors, held since January 1, 2004.

        4.3    Authorization; Valid and Binding Agreement.    The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated by this Agreement, including obtaining the Stockholder Approval, if necessary. This Agreement has been duly executed and delivered by the Company and assuming that this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies. The Company's Board of Directors, at a meeting duly called and held prior to the execution of this Agreement at which all directors of the Company were present (other than one recused director), unanimously (other than one recused director) (i) declared that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and the Company's stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) directed that the adoption of this Agreement be submitted to the Stockholders' Meeting (unless the Merger is consummated in accordance with Section 253 of the DGCL), and (iv) resolved to make the Board Recommendation, which actions and resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way.

        4.4    Governmental Filings; No Violations.    Except as set forth in Section 4.4 of the Company Disclosure Letter and for (i) the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) filings under the Act Against Restraints to Competition, as amended ("Gesetz gegen Wettbewerbsbeschraenkungen" or "ARC") and the Austrian Cartel Act 2005 (the "Cartel Act"), (iii) filings under the Securities Act and the Exchange Act, (iv) any filings required under the rules and regulations of the New York Stock Exchange, and (v) the filing of the Certificate of Merger pursuant to the DGCL (collectively, the "Company Required Statutory Approvals"), the execution and delivery of this Agreement by the Company do not and the consummation by the Company of the transactions contemplated by this Agreement will not (A) conflict with or result in any material breach of, constitute a material default under, or result in a material violation of, or result in the creation of, any material Lien upon any material assets of the Company or any of its Subsidiaries, (B) require any material authorization, consent, approval, exemption or other action by or notice to any Person, court or Governmental Entity, (C) conflict with or result in a breach of the provisions of the Company's restated certificate of incorporation or bylaws, (D) conflict with or result in a material breach of the provisions of the articles of incorporation, bylaws or other organizational documents of any Subsidiary of the Company, (E) conflict with or result in a material breach of, or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other change of any obligation or the loss of any right or benefit under any material contract, agreement, lease, mortgage, note, indenture or instrument (including any Contract or material Government Contract) to which the Company or any of its Subsidiaries is a party or by which they are bound, or (F) conflict with or result in a material breach or violation of any Law or Order to which the Company or any of its Subsidiaries is subject.

        4.5    Capital Stock.    The authorized capital stock of the Company consists of (a) 1,000,000 shares of preferred stock, par value $1.00, of which, as of the date of this Agreement, no shares are issued and outstanding and (b) 30,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, 9,898,102 shares were issued and outstanding. As of the date of this Agreement, there are outstanding Company Options to purchase an aggregate of 1,118,012 shares of Company Common Stock. 3,058,356 shares of Company Common Stock shall be issuable upon the conversion of all outstanding Notes. All outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in Section 4.5 of the Company Disclosure Letter, there are no outstanding, and there have not been reserved for issuance any, (i) shares of capital stock or other voting securities of the Company or its Subsidiaries; (ii) securities of the Company or its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries; (iii) rights or options to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company or its Subsidiaries, as the case may be; or (iv) equity equivalent interests in the ownership or earnings of the Company or its Subsidiaries or other similar rights (the items in clauses (i) through (iv) collectively, the "Securities"). There are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any Securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries are bound relating to the voting or registration of any shares of capital stock of the Company or any of its Subsidiaries or preemptive rights with respect thereto. There are no outstanding stock appreciation rights, "phantom" stock rights, restricted stock units, performance units or other rights that are linked to the value of Company Common Stock. Section 4.5 of the Company Disclosure Letter sets forth a true, complete and correct list of all persons who, at the close of business on the date hereof, hold outstanding Company Options under the Company Equity Plans indicating, with respect to each Company Option then outstanding, the number of shares of Company Common Stock subject to such Company Option, and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement. There are no Company Options intended to qualify as an "incentive stock option" under Section 422 of the Code, and the exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option.

        4.6    Company SEC Reports.

        (a)   The Company has filed with or otherwise furnished to the Securities and Exchange Commission (the "SEC") all forms, reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2005 (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein, the "Company SEC Reports"). No Subsidiary of the Company is required to file with or furnish to the SEC any such forms, reports, schedules, statements or other documents. As of their respective dates, the Company SEC Reports, including any financial statements or schedules included or incorporated by reference therein, at the time filed (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes Oxley Act of 2002 ("SOX") and the rules and regulations thereunder, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has no outstanding and unresolved comments from the SEC with respect to any of the Company SEC Reports.

        (b)   The audited consolidated financial statements included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2006 and the unaudited consolidated interim financial statements included in the Company's quarterly reports on Form 10-Q filed since December 31, 2006, in each case including any related notes and schedules, fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries (including, without limitation, Electric Transit, Inc.) as of the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods set forth therein, and, in each case, were prepared in accordance with GAAP consistently applied during the periods involved (except as otherwise expressly disclosed in the notes thereto and subject, in the case of financial statements for quarterly periods, to normal year-end adjustments). Other than as disclosed in the Company SEC Reports filed prior to the date hereof, there has been no material change in the Company's accounting methods or principles that would be required to be disclosed in the Company's financial statements in accordance with GAAP. The disclosure in any report filed by the Company after the date of this Agreement will not differ materially adversely from the disclosure set forth in Section 4.6(f) of the Company Disclosure Letter insofar as such disclosure, if any, relates to the matters set forth in such Section 4.6(f) of the Company Disclosure Letter. The books of account and other financial records of the Company and each of its Subsidiaries are true and complete in all material respects.

        (c)   Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangement" (as defined in Item 303(a) of Regulation S-K promulgated by the SEC)), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company's or such Subsidiary's published financial statements or the Company SEC Reports.

        (d)   In compliance with the requirements of SOX, the Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurances that: (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) transactions are executed in accordance with management's general or specific authorizations; (iii) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets; (iv) access to assets is permitted only in accordance with management's general or specific authorization; and (v) the recorded accountability for its assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. No significant deficiency or material weakness was identified in management's assessment of internal control over financial reporting as of December 31, 2006.

        (e)   The Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

        (f)    Except as set forth in Section 4.6(f) of the Company Disclosure Letter, since December 31, 2006, no executive officer of the Company has become aware of, and neither the Company's auditors nor any director of the Company has been advised of, (i) any fact, circumstance or change that is reasonably likely to result in a "significant deficiency" or a "material weakness" (each as defined in PCAOB Auditing Standard No. 5, as in effect on the date of its adoption) in the Company's internal controls over financial reporting, or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. Since the date of the filing of the Annual Report on Form 10-K for the year ended December 31, 2006, there have been no material changes in internal control over financial reporting.

        (g)   There are no liabilities or obligations of the Company or any of its Subsidiaries (whether accrued, contingent, absolute, determined or determinable) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company other than: (i) any liability disclosed or provided for in the unaudited consolidated balance sheet of the Company as of June 30, 2007 or disclosed in the notes thereto (the "Current Balance Sheet"); (ii) any liability, including under any agreement, lease, note, mortgage, indenture, or any other obligation of the Company or any of its Subsidiaries, incurred after June 30, 2007 in the ordinary course of the Company's business consistent with past practice; (iii) any liability under this Agreement or incurred in connection with the transactions contemplated by this Agreement or disclosed in Section 4.6(f) of the Company Disclosure Letter; and (iv) any other liability incurred after June 30, 2007 that has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        (h)   The audit committee of the Company's Board of Directors includes an Audit Committee Financial Expert, as defined by Item 401(h)(2) of Regulation S-K.

        (i)    The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, controller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company's code of ethics with respect to any such persons, as required by Section 406(b) of SOX. To the knowledge of the Company, there have been no violations of provisions of the Company's code of ethics by any such persons.

        4.7    Absence of Certain Changes or Events.    Since December 31, 2006, the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course consistent with past practice. Since December 31, 2006, there has not been (i) any event, occurrence, effect, circumstance or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) any event, occurrence, effect, circumstance, action or development that, if taken after the date hereof without the consent of Purchaser, would violate Section 6.1 of this Agreement.

        4.8    Title to Properties.

        (a)   Except as set forth in Section 4.8(a) of the Company Disclosure Letter, the Company or one of its Subsidiaries owns good and marketable title to, or holds pursuant to valid and enforceable leases, all of the material personal property shown to be owned by them on the Current Balance Sheet or used by the Company or any of its Subsidiaries in the conduct of their current business operations, free and clear of all Liens, except for Permitted Liens. All material personal property shown to be owned by the Company and its Subsidiaries on the Current Balance Sheet have been maintained in accordance with the Company's and its Subsidiaries' normal practices and are in usable condition for the operation of the Company's and its Subsidiaries' business, ordinary wear and tear excepted.

        (b)   Section 4.8(b) of the Company Disclosure Letter sets forth a true, complete and correct list of all of real property shown to be owned by the Company and any of its Subsidiaries on the Current Balance Sheet (together with the buildings, improvements and structures located thereon and the fixtures attached or appurtenant to or used in connection therewith, the "Owned Real Property"). The Company or one of its Subsidiaries owns good and marketable title to each parcel of Owned Real Property, free and clear of all Liens, except for Permitted Liens. No Owned Real Property is subject to any sales contract, option, right of first refusal or similar agreement or arrangement with any third party.

        (c)   Section 4.8(c) of the Company Disclosure Letter sets forth a true and complete list of each lease of premises executed by or binding upon the Company or any of its Subsidiaries as lessee, sublessee, tenant or assignee (each, a "Lease", and collectively, the "Leases", and the premises leased thereunder, the "Leased Real Property"). There are no leases or licenses of premises executed by or binding upon the Company or any of its Subsidiaries as lessor, sublessor or landlord (except where the Company or one of its Subsidiaries is the lessee, sublessee or tenant), nor has the Company or any of its Subsidiaries assigned any Lease. Except as set forth in Section 4.8(c) of the Company Disclosure Letter, each Lease is in full force and effect, subject to proper authorization and execution of such lease by the other party thereto and except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is in default in any material respect under any of such Lease, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a material default, and, to the Company's knowledge, there has not occurred any material breach or material default under any Lease by any other party thereto.

        (d)   The Owned Real Property and Leased Real Property together comprise all real property and interests in real property used by the Company or any of its Subsidiaries in the conduct of their current business operations.

        (e)   No condemnation, eminent domain or similar proceeding exists, is pending or, to the knowledge of the Company, is threatened, with respect to or that could affect any Owned Real Property or that, to the knowledge of the Company, could affect any Leased Real Property, except, in each case, for such proceedings which have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        4.9    Tax Matters.

        (a)   The Company and its Subsidiaries have timely filed all federal, foreign, state, county and local income, excise, property and other material Tax Returns that are required to be filed by them (taking into account any valid extensions of time to file), and all such Tax Returns were true, complete and correct in all material respects. Except as set forth in Section 4.9 of the Company Disclosure Letter, all Taxes shown as owing by the Company and its Subsidiaries on all such Tax Returns have been timely and fully paid. The provision for Taxes on the Current Balance Sheet is sufficient for all accrued and unpaid Taxes as of the date thereof. All material Taxes which the Company or any Subsidiary is obligated to withhold from amounts owing to any employee, independent contractor, stockholder, creditor or other third party have been properly withheld and fully paid to the appropriate Governmental Entity. There are no material Liens with respect to any Taxes upon any of the Company's or its Subsidiaries' assets, other than Permitted Liens.

        (b)   Except as set forth in Section 4.9(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of the Company or any of its Subsidiaries, or with respect to the assets of the Company or any of its Subsidiaries.

        (c)   Except as set forth in Section 4.9(c) of the Company Disclosure Letter, there are no audits, claims, assessments, levies, administrative or judicial proceedings pending or, to the Company's knowledge, threatened, proposed (tentatively or definitely) or contemplated, against, or regarding Taxes of, the Company or any of its Subsidiaries, or with respect to the assets of the Company or any of its Subsidiaries.

        (d)   Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with any of the transactions contemplated hereby.

        (e)   Except as set forth in Section 4.9(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries (i) has been a member of any Affiliated Group for any Tax purposes (other than an Affiliated Group the common parent of which was the Company) or (ii) has any liability for any Person (other than the Company or any of its Subsidiaries) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or as a transferee or successor by contract or otherwise.

        (f)    Except as set forth in Section 4.9(f) of the Company Disclosure Letter, since December 31, 2006, neither the Company nor any of its Subsidiaries has (i) changed any Tax accounting methods, policies or practices of the Company or any of its Subsidiaries except as required by a change in Law, (ii) made, revoked, or amended any material Tax election of the Company or any of its Subsidiaries, or with respect to the assets of the Company or any of its Subsidiaries, (iii) filed any amended Tax Return or claim for refund of the Company or any of its Subsidiaries, or with respect to the assets of the Company or any of its Subsidiaries, (iv) entered into any closing agreement affecting any material Tax liability or refund of the Company or any of its Subsidiaries, or with respect to the assets of the Company or any of its Subsidiaries, or (v) settled or compromised any material Tax liability or refund of the Company or any of its Subsidiaries, or with respect to the assets of the Company or any of its Subsidiaries.

        (g)   Neither the Company nor any of its Subsidiaries has participated in any (i) "tax shelter" within the meaning of Section 6111 of the Code, as in effect prior to the enactment of P.L. 108-357 (or any comparable Laws of jurisdictions other than the United States), or (ii) "reportable transaction" or "transaction of interest" within the meaning of Treasury Regulations Section 1.6011-4, as in effect at the relevant time (or any comparable Laws of jurisdictions other than the United States).

        4.10    Government Contracts.

        (a)   Set forth in Section 4.10(a)(i) of the Company Disclosure Letter is a true, correct and complete list of each material Government Contract to which the Company or one of its Subsidiaries is a party (other than task and delivery orders). Set forth in Section 4.10(a)(ii) of the Company Disclosure Letter is a true, correct and complete list of each outstanding material Bid as of the date of this Agreement that has not been accepted or rejected. Set forth in Section 4.10(a)(iii) of the Company Disclosure Letter is a true, correct and complete list of each outstanding material teaming agreement or existing material joint venture agreement to which the Company or one of its Subsidiaries is a party. The Company has made available to Parent correct and complete copies of all Government Contracts listed in Section 4.10(a)(i) of the Company Disclosure Letter, all Bids listed in Section 4.10(a)(ii) of the Company Disclosure Letter, and all teaming agreements and joint ventures listed in Section 4.10(a)(iii) of the Company Disclosure Letter. As of the date of this Agreement, each of the Government Contracts is a valid and binding obligation of the Company or the Subsidiary of the Company party thereto and, to the Company's knowledge, the other parties thereto, enforceable against the Company and its Subsidiaries and, to the Company's knowledge, the other parties thereto in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies. Neither the Company nor any of its Subsidiaries is, nor to the Company's knowledge is any other party, in breach, default or violation (and no event has occurred or not occurred through the Company's or any of its Subsidiaries' action or inaction or, to the Company's knowledge, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Government Contract to which the Company or any of its Subsidiaries is now a party, or by which any of them or any of their respective properties or assets may be bound, except for breaches, defaults or violations that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. All Bids set forth in Section 4.10(a)(ii) of the Company Disclosure Letter were made, and all teaming agreements and joint ventures set forth in Section 4.10(a)(iii) of the Company Disclosure Letter were entered into, in the ordinary course of business.

        (b)   With respect to each Government Contract and Bid to which the Company or any of its Subsidiaries is a party: (i) each of the Company and its Subsidiaries has complied in all material respects with all terms and conditions of such Government Contract and Bid and any requirements of Law pertaining to such Government Contract and Bid; (ii) each of the Company and its Subsidiaries has complied in all material respects with all requirements of statute, rule, regulation, order or agreement with the U.S. government pertaining to such Government Contract or Bid; (iii) each representation and certification executed by the Company or its Subsidiaries pertaining to such Government Contract or Bid was true and correct in all material respects as of its effective date, and the Company and each of its Subsidiaries has complied in all material respects with each such representation and certification; (iv) neither the Company nor any of its Subsidiaries has submitted any inaccurate or untruthful cost or pricing data to any Governmental Entity in connection with such Government Contract or Bid; and (v) there is no suspension, stop work order, cure notice or show cause notice in effect for such Government Contract nor, to the Company's knowledge, is any Governmental Entity threatening to issue one.

        (c)   Except as set forth in Section 4.10(c) of the Company Disclosure Letter, to the Company's knowledge, there is no: (i) administrative, civil or criminal investigation, indictment, writ of information or audit of the Company, any of its Subsidiaries or any director, officer or employee of the Company or any of its Subsidiaries by any Governmental Entity with respect to any alleged or potential violation of Law regarding any Government Contract or Bid; (ii) suspension or debarment proceeding, nor any matters pending reasonably likely to lead to a suspension or debarment proceeding, against the Company, any of its Subsidiaries or any director, officer or employee of the Company or any of its Subsidiaries; or (iii) contracting officer's decision or legal proceeding by which a Governmental Entity claims that the Company or any of its Subsidiaries is liable to a Governmental Entity, in each case, with respect to any Government Contract. Since December 31, 2005, except as set forth in Section 4.10(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor any of the Company's or its Subsidiaries, directors, officers or employees has conducted or initiated any internal investigation, or made a voluntary disclosure to the U.S. government, with respect to any alleged misstatement or omission arising under or relating to any Government Contract or Bid.

        (d)   Except as set forth in Section 4.10(d) of the Company Disclosure Letter, to the Company's knowledge, there are no material claims or disputes by or between the Company or any of its Subsidiaries and any prime contractor, subcontractor or vendor relating to any Government Contract.

        (e)   The Company and its Subsidiaries and their respective employees possess all government security clearances necessary to perform the Government Contracts, and all such security clearances are valid and in force and effect.

        (f)    None of the officers, directors, employees or authorized agents of the Company or any of its Subsidiaries has: (i) made any payments or used any funds to influence transactions involving the U.S. government in violation of Law; (ii) failed to file any required lobbying reports pursuant to the Lobbying Disclosure Act of 1995; (iii) used any corporate or other funds or given anything of value for unlawful gratuities, contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of any applicable Law; or (iv) accepted or received any unlawful contributions, payments, expenditures or gifts.

        4.11    Material Contracts.

        (a)   Section 4.11 of the Company Disclosure Letter lists each of the following contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any of its Subsidiaries is a party affecting the obligations of any party thereunder) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound (other than Government Contracts, which are addressed in Section 4.10):

            (i)  any contract or agreement, whether written or otherwise, for the purchase or sale of any material personal property or for the furnishing of services to or by the Company or any of its Subsidiaries that involves future aggregate annual payments to or by the Company or any of its Subsidiaries of $1,000,000 or more (excluding those contracts and agreements terminable by the Company or such Subsidiary upon 180 days' notice or less without liability to the Company exceeding $500,000);

           (ii)  any contract, agreement or instrument relating to or evidencing capitalized lease obligations or other indebtedness of, for the benefit of, or payable to, the Company or any of its Subsidiaries (or any guaranty of capital lease obligations or other indebtedness of or by the Company or any of its Subsidiaries) in the amount of $500,000 or more;

          (iii)  any contract or agreement pursuant to which any third party is authorized to use any material intellectual property rights owned by or exclusively licensed to the Company or any of its Subsidiaries;

          (iv)  any contract or agreement pursuant to which the Company or any of its Subsidiaries is authorized to use any material Company Intellectual Property Rights;

           (v)  any agreement concerning an interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or any other similar agreement to which the Company or any of its Subsidiaries is a party;

          (vi)  any agreement (other than agreements containing immaterial or de minimis restrictions) that contains any non-compete or exclusivity provisions with respect to any line of business in which the Company or any of its Subsidiaries is currently engaged or geographic area with respect to the Company or any of its Subsidiaries, or that purports to restrict in any material respect the right of the Company or any of its Subsidiaries to conduct any line of business in which the Company or any of its Subsidiaries is currently engaged or to compete with any Person or operate in any geographic area or location;

         (vii)  any material partnership, limited liability company agreement, joint venture or other similar agreement entered into with any third party;

        (viii)  any contract or agreement with respect to any acquisition or disposition of any person or business or material portion thereof pursuant to which the Company or any of its Subsidiaries has any continuing indemnification, "earn-out" or other contingent payment obligation;

          (ix)  any contract or agreement pursuant to which the Company or any of its Subsidiaries agrees to indemnify or hold harmless any director or executive officer of the Company or any of its Subsidiaries (other than the organizational documents of the Company or the Company's Subsidiaries);

           (x)  any contract or agreement that would prevent, materially delay or materially impede the Company's ability to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement; or

          (xi)  any commitments and agreements to enter into any of the foregoing.

Each such contract described in clauses (i) through (xi) above, together with each contract described in paragraph (b) below, is referred to herein as a "Contract."

        (b)   All the material contracts that are required to be filed as exhibits to the Company SEC Reports have been described or filed as required.

        (c)   Each of the Contracts is a valid and binding obligation of the Company (or the Subsidiaries of the Company party thereto), and to the Company's knowledge, the other parties thereto, enforceable against the Company and its Subsidiaries and, to the Company's knowledge, the other parties thereto in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

        (d)   Neither the Company nor any of its Subsidiaries is, nor to the Company's knowledge is any other party, in breach, default or violation (and no event has occurred or not occurred through the Company's or any of its Subsidiaries' action or inaction or, to the Company's knowledge, through the action or inaction of any third party that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of any Contract, except for breaches, defaults or violations that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        4.12    Intellectual Property.

        (a)   Section 4.12(a) of the Company Disclosure Letter contains an accurate and complete list of all patents and patent applications and all trademarks (indicating registered and unregistered trademarks) and applications therefor, registered copyrights, trade names, service marks and Internet domain names owned or exclusively licensed to the Company or one of its Subsidiaries, including the jurisdictions in which each such intellectual property right has been issued or registered or in which any such application for such issuance or registration has been filed.

        (b)   The Company or one of its Subsidiaries owns free and clear of all Liens, other than Permitted Liens, or licenses or otherwise possesses sufficient legally enforceable rights to use and enforce all Company Intellectual Property Rights, except for any such failures to own, license, possess or enforce that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        (c)   Except for such matters that have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) the use of any Company Intellectual Property Rights by the Company or its Subsidiaries does not currently, and has not at any time in the last three years, conflict with, infringe upon, violate or interfere with, or constitute a misappropriation of any right, title, interest or goodwill, including any valid patent, trademark, trade name, service mark or copyright or other intellectual property right of any other Person, (ii) neither the Company nor any of its Subsidiaries has received written notice of any claim or otherwise has knowledge that any Company Intellectual Property Right is invalid or conflicts with any asserted right of any other Person at any time during the last three years, and (iii) to the Company's knowledge, no third party has in the past three years or is currently challenging, infringing on or otherwise violating any right of the Company or its Subsidiaries in the Company Intellectual Property Rights.

        4.13    Litigation.    There is no action, suit, claim, investigation, arbitration or proceeding pending or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries or their respective businesses, assets or properties, or their respective officers, directors or employees, in their capacity as such, before or by any court, arbitrator or Governmental Entity that, if resolved in a manner adverse to the Company or any of its Subsidiaries, has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There are no unsatisfied judgments or awards, decrees, injunctions, rules or orders of any Governmental Entity, court or arbitrator outstanding or pending against the Company or any of its Subsidiaries that would prevent, materially delay or materially impair the Company's ability to consummate the transactions contemplated by this Agreement.

        4.14    Employee Benefit Plans.

        (a)   Set forth on Section 4.14(a) of the Company Disclosure Letter is a true, correct and complete list of each material Employee Benefit Plan. An "Employee Benefit Plan" means any deferred compensation, executive compensation, incentive compensation, stock purchase or other stock-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or program, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each "employee benefit plan" as such term is defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to or required to be contributed to by Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is a party, whether written or oral, for the benefit of any employee or former employee of the Company or any of its Subsidiaries, excluding any plan, arrangement or program required by the laws of a foreign jurisdiction.

        (b)   True and complete copies of the following documents have been made available to Parent, if applicable: (i) each Employee Benefit Plan (including all amendments and trust agreement or other funding vehicle related thereto), (ii) the annual report filed on IRS Form 5500 and actuarial report or other financial statement for the most recent plan year which is required for each Employee Benefit Plan, and (iii) the most recent determination letter issued by the Internal Revenue Service with respect to each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code.

        (c)   Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) each of the Employee Benefit Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS and nothing has occurred that could be expected to result in the revocation of such letter; (ii) the Employee Benefit Plans comply in form and in operation in accordance with its terms and applicable Law, including but not limited to the Code and ERISA; (iii) each of the Company and each of its Subsidiaries has timely made all required contributions thereto; (iv) no action has been asserted, instituted or, to the Company's knowledge, threatened against any of the Employee Benefit Plans (other than routine claims for benefits and appeals of such claims), and no Employee Benefit Plan is under, and none of the Company nor any of its Subsidiaries has received any notice of, an audit or investigation by the Internal Revenue Service or Department of Labor or any other applicable Governmental Entity; (v) no non-exempt "prohibited transaction," within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is expected to occur with respect to any Employee Benefit Plan that could result in the imposition of a Tax or penalty on the Company or its Subsidiaries under Section 4975 of the Code or Section 502(i) or 502(l) of ERISA; and (vi) no liability or contingent liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability or contingent liability (other than the payment of premiums under Section 4007 of ERISA).

        (d)   With respect to each Employee Benefit Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code ("Title IV Plans"), the present value of accrued benefits under such plan, based on the actuarial assumptions used for ongoing funding purposes in the most recent actuarial report prepared by the plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of assets of such plan allocable to such accrued benefits.

        (e)   No Title IV Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan prior to the Closing Date.

        (f)    Except as listed in Section 4.14(f) of the Company Disclosure Letter, none of the Employee Benefit Plans provides for medical, dental or death benefits beyond termination of service or retirement, other than (i) pursuant to COBRA, or (ii) death or retirement benefits under an Employee Benefit Plan qualified under Section 401(a) of the Code.

        (g)   None of the Employee Benefit Plans is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA ("Multiemployer Plan") or a "multiple employer plan" within the meaning of Section 3(40) of ERISA.

        (h)   Except as contemplated by Section 3.4 of this Agreement or as listed in Section 4.14(h) of the Company Disclosure Letter, neither the negotiation and execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with any subsequent events) constitute an event under any Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration of payment, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or former employee of the Company or any of its Subsidiaries in which case will or could reasonably be expected to result in a material liability with respect to the Company or any of its Subsidiaries. Except as set forth in Section 4.14(h) of the Company Disclosure Letter, there is no contract, agreement, plan or arrangement with an employee or former employee of the Company to which the Company or any of its Subsidiaries is a party as of the date of this Agreement that, either individually or collectively and as a result of the transactions contemplated hereby (whether alone or in combination with any subsequent events) would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code.

        (i)    Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, with respect to each Employee Benefit Plan established or maintained outside of the United States for the benefit of employees of the Company or any its Subsidiaries residing outside the United States (each, a "Foreign Plan"), the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Effective Time, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and any and all amounts required to be accrued with respect to any Foreign Plan or pursuant to any statutory requirements pertaining to employee benefits, mandatory contributions, retirement plans or similar benefits, have been properly and timely accrued, including accruals relating to any severance, termination pay or profit sharing benefits.

        (j)    On or prior to the date hereof, the Compensation Committee of the Company's Board of Directors (the "Compensation Committee") has (i) approved each Employee Benefit Plan or other arrangement, understanding or agreement, and each amendment or supplement thereto or modification thereof, pursuant to which any payments have been or are to be made or benefits have been or are to be granted to any officer, director or employee of the Company or any of its Subsidiaries (collectively, the "Compensation Arrangements") as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d) under the 1934 Act and (ii) taken all other action necessary to satisfy the requirements of the nonexclusive safe harbor with respect to such Compensation Arrangements in accordance to Rule 14d-10(d) under the 1934 Act (the approvals and actions referred to in clauses (i) and (ii) above, the "Company Compensation Approvals"). All payments made or to be made and benefits granted or to be granted pursuant to such Compensation Arrangements (A) were, or will be, paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from being performed, by such offer, director or employee and (B) were not, and will not, be calculated based on the number of securities tendered or to be tendered in the Offer by such director, officer or employee. The Company's Board of Directors has determined that each of the members of the Compensation Committee are, and the members of the Compensation Committee are, "independent directors" in accordance with the requirements of Rule 14(d)-10(d)(2) under the Exchange act and the instructions thereto.

        4.15    Insurance.

        (a)   Section 4.15(a) of the Company Disclosure Letter lists as of the date hereof, each business property and liability insurance policy, claims handling or service agreement, and broker service agreement maintained by the Company and its Subsidiaries. All of such insurance policies are in full force and effect, and neither the Company nor any Subsidiary is in material default with respect to its obligations under any of such insurance policies. There is no material insurance claim by the Company or any of its Subsidiaries pending under any of the policies. The Company has no knowledge of any threatened termination of, or material premium increase (other than with respect to customary annual premium increases) with respect to, or material alteration of coverage under any insurance policy.

        (b)   Section 4.15(b) of the Company Disclosure Letter lists each material insurance claim, if any, made by the Company or any of its Subsidiaries since December 31, 2005 or made earlier and still pending. To the knowledge of the Company, as of the date hereof, no event has occurred, and no conditions or circumstances exists, that (i) would reasonably be expected to give rise to or serve as a basis for any material insurance claim not listed on Section 4.15(b) of the Company Disclosure Letter, or (ii) has materially impaired, or would reasonably be expected to materially impair, any insurance policies maintained by the Company or any of its Subsidiaries.

        (c)   The Company's insurance reserves are reasonable, adequate and are in conformance with GAAP.

        4.16    Compliance with Laws; Permits.

        (a)   Except as forth in Section 4.16(a) of the Company Disclosure Letter or as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries are in compliance in all material respects with all Laws applicable to the Company and its Subsidiaries, including, without limitation, all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. §120 et seq.), the Export Administration Regulations (15 C.F.R. §730 et seq.) and associated executive orders, the Laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury and the equivalent Laws in any jurisdiction in which the Company or any of its Subsidiaries operate (collectively, the "Export Control Laws"). Except as set forth in Section 4.16(a) of the Company Disclosure Letter or as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries is under investigation with respect to, nor has the Company or any of its Subsidiaries been threatened in writing to be charged with or been given written notice of any violation of, any applicable Law (including any Export Control Laws) or Permit. Except as set forth in Section 4.16(a) of the Company Disclosure Letter, there is no material audit, inquiry or investigation involving the Company or any of its Subsidiaries by any Governmental Entity pending, or to the Company's knowledge, threatened. The Company and each of its Subsidiaries has all necessary authority under the Export Control Laws to conduct their respective businesses substantially as they are being conducted as of the date hereof, except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        (b)   Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries has and maintains in full force and effect, and is in compliance with, all Permits necessary for the Company and each of its Subsidiaries to carry on their respective businesses as currently conducted; and (ii) neither the Company nor any of its Subsidiaries has received written notice that the Governmental Entity or the Person issuing or authorizing any such Permit intends to terminate, refuse to renew or reissue any such Permit.

        (c)   The Company, the Company's Subsidiaries, all directors, officers, employees, authorized agents of any of the foregoing and each other Person acting on behalf of the Company or any of its Subsidiaries are in compliance in all material respects with all legal requirements under (i) the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq) and the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention, (ii) all international anti-bribery conventions (other than the convention described in clause (i)), and (iii) all other applicable Laws where any of them do business relating to corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses, to public officials and private persons, and Laws requiring the disclosure of agency relationships or commissions and the anticorruption rules of any international financial institutions with which any of them do business

(collectively, the "Anti-Bribery Laws"). Except as set forth in Section 4.16 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company, any of its Subsidiaries, any director, officer, employee or authorized agent of any of the foregoing or any other Person acting on behalf of the Company or any of its Subsidiaries is, or may be, in violation of, or has, or may have, any material liability under, the Anti-Bribery Laws.

        (d)   Neither the Company nor any of its Subsidiaries is a "Specially Designated National" or other "Blocked Person" identified by the U.S. government, nor a Person that is owned or controlled by or acts on behalf of a "Specially Designated National" or "Blocked Person." To the Company's knowledge, none of the Company's Affiliates or brokers or any director, officer, employee, nor authorized agent of the Company or any of its Subsidiaries, acting or benefiting in any capacity in connection with this Agreement, and none of the funds or other assets to be transferred hereunder are the property of, or beneficially owned, directly or indirectly, by any "Specially Designated National" or "Blocked Person," nor are such funds or other assets the proceeds of any specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7). None of the Company or any of its Subsidiaries has engaged in or facilitated any prohibited transactions with an "Specially Designated National" or other "Blocked Person" without proper prior authorization from the U.S. government.

        4.17    Environmental Matters.    This is the exclusive provision containing representations and warranties relating to environmental matters, except with respect to Section 4.6 herein. Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect:

          (a)   the Company and its Subsidiaries are in compliance with all applicable Environmental Laws;

          (b)   the Company and its Subsidiaries have all Permits required under Environmental Laws to conduct their businesses;

          (c)   to the Company's knowledge, the Company has not caused a Release of Hazardous Substances at any real property that is or was owned or operated by the Company or any of its Subsidiaries, except as would not require remedial action by or result in liability to the Company or any of its Subsidiaries under applicable Environmental Laws; and

          (d)   with respect to any alleged violation of, or liability under, any applicable Environmental Laws, no written notice, demand, citation, summons, complaint or order has been received or consent decree or settlement has been entered into by, or is pending against, the Company or any of its Subsidiaries that remains outstanding or unresolved, or, to the knowledge of the Company, is threatened by any Person against the Company or any of its Subsidiaries; and no penalty been assessed against the Company or any such Subsidiary that remains outstanding or unresolved.

        4.18    Affiliated Transactions.    No officer, director, stockholder or Affiliate of the Company is a party to any material agreement, contract, commitment or transaction with the Company or any of its Subsidiaries or has any material interest in any material property used by the Company or any of its Subsidiaries.

        4.19    Employees.

        (a)   Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings and layoffs, immigration, employment discrimination, disability rights or benefits, affirmative action, and wage and hours, (ii) there are no pending claims against the Company or any of its Subsidiaries for workers' compensation or long-term disability benefits not covered under the Company's or any of its Subsidiaries' insurance policies, and (iii) there are no controversies pending or, to the knowledge of the

Company, threatened between the Company or any of its Subsidiaries and any of their respective current or former employees, which controversies have resulted or would reasonably be expected to result, in an action, complaint, charge, suit, proceeding, claim, arbitration or investigation before any Governmental Entity. Except as set forth in Section 4.19(a) of the Company Disclosure Letter, as of the date of this Agreement, no employee of the Company or any of its Subsidiaries, at the officer level or above, has given notice to the Company or any of its Subsidiaries that any such employee intends to terminate his or her employment with the Company or any of its Subsidiaries.

        (b)   There are no actual, or to the knowledge of the Company, threatened work stoppages, slowdowns, lockouts, labor strikes, material arbitrations or other material labor disputes against the Company or any of its Subsidiaries.

        (c)   Except as set forth in Section 4.19(c) of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or any other labor-related agreements or arrangements with any labor union, labor organization or works council; (ii) there are no labor-related agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the employees of the Company or any of its Subsidiaries; and (iii) no employees of the Company or any of its Subsidiaries are represented by any labor organization with respect to their employment with the Company or any of its Subsidiaries.

        (d)   No labor union, labor organization, works council, or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. The Company and has no knowledge of any labor union organizing activity with respect to any employees of the Company or any of its Subsidiaries.

        (e)   Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby will result in any breach of any Labor Agreement.

        4.20    Brokerage.    Except as set forth in Section 4.20 of the Company Disclosure Letter, no Person is entitled to any investment banking, brokerage, finder's fee or similar compensation in connection with the transactions contemplated by this Agreement or the Tender and Support Agreement based on any arrangement or agreement made by or on behalf of the Company or any of its Subsidiaries for which Parent or Merger Sub could become liable or obligated.

        4.21    Information Supplied.

        (a)   Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to the Company's stockholders in connection with the transactions contemplated by this Agreement (the "Company Disclosure Documents"), including the Schedule 14D-9, the preliminary and definitive proxy statement of the Company (collectively, the "Proxy Statement"), if any, to be filed with the SEC for use in connection with the solicitation of proxies from the Company's stockholders in connection with the Merger and the Stockholders' Meeting, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

        (b)   The information with respect to the Company or any of its Subsidiaries that the Company furnishes to Parent in writing specifically for use in the Schedule TO and the Offer Documents, at the time of the filing of the Schedule TO, at the time of any distribution or dissemination of the Offer Documents and at the time of the consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

        (c)   None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Company Disclosure Documents or any supplements or amendments thereto will, at the time of any distribution or dissemination thereof, and the information set forth in Section 4.21(c) of the Company Disclosure Letter does not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

        4.22    Fairness Opinion.    The Company's Board of Directors has received an opinion from its financial advisor, J.P. Morgan Securities Inc., (the "Company's Financial Advisor") to the effect that, as of the date of this Agreement, the Offer Price to be received by the holders of the Company Common Stock pursuant to the Offer and the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger is fair from a financial point of view to the holders of Company Common Stock.

        4.23    Vote Required.    Assuming the accuracy of the representations and warranties set forth in Section 5.9, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to be voted for the adoption of this Agreement (the "Stockholder Approval") is the only vote of any class or series of the capital stock of the Company required in connection with the consummation of the Merger.

        4.24    Takeover Statute.    Assuming the accuracy of the representations and warranties of Parent in Section 5.9, the Company's Board of Directors has taken all actions so that no restrictions contained in any "moratorium," "control share acquisition," "business combination," "fair price," "interested stockholder," "stockholder protection," or other similar anti-takeover Law or regulation, including Section 203 of the DGCL (each, a "Takeover Statute"), and no restrictive provision of the restated certificate of incorporation or bylaws of the Company or of any comparable organizational document of any of the Company's Subsidiaries, will apply to Parent, Merger Sub, the execution or delivery of this Agreement, the Offer, the Merger or any other transaction contemplated by this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as expressly set forth in this Agreement, Parent and Merger Sub jointly and severally represent and warrant to the Company that:

        5.1    Organization.    Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

        5.2    Authorization; Valid and Binding Agreement.    Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder and to consummate, on the terms and subject to the conditions of this Agreement, the transactions contemplated by this Agreement, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors' rights and general principles of equity affecting the availability of specific performance and other equitable remedies. As of the date of this Agreement, Parent's Board of Directors, at a meeting duly called and held, and Merger Sub's Board of Directors, by written consent, have each approved and adopted this Agreement, the Offer and the Merger. No vote of the stockholders of Parent is required in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

        5.3    Government Filings; No Violations.    Except for (i) the pre-merger notification requirements of the HSR Act, (ii) filings under the ARC and the Cartel Act, (iii) filings under the Securities Act and the Exchange Act, (iv) filings required under the rules of the New York Stock Exchange and (v) the filing of the Certificate of Merger pursuant to the DGCL, the execution and delivery of this Agreement by Parent and Merger Sub do not and the consummation of the transactions contemplated by this Agreement will not (A) conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material Lien upon any material assets of Parent or Merger Sub, (B) require any material authorization, consent, approval, exemption or other action by or notice to any court or Governmental Entity, (x) conflict with or result in a material breach of the provisions of Parent's or Merger Sub's certificate of incorporation or bylaws, (y) conflict with or result in a material breach of any material contract, agreement, lease, mortgage, note, indenture or instrument to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which they are bound, or (z) conflict with or result in a material breach of any Law to which Parent or Merger Sub is subject. Neither Parent nor Merger Sub is subject to any outstanding judgment, order or decree of any court or Governmental Entity that could prohibit or adversely affect its respective ability to enter into this Agreement or consummate the transactions contemplated by this Agreement.

        5.4    Litigation.    There are no actions, suits, claims, investigations, arbitrations or proceedings pending or, to Parent's knowledge, threatened against Parent or Merger Sub before or by any court, arbitrator or Governmental Entity that, either individually or in the aggregate, would materially and adversely affect Parent's or Merger Sub's ability to consummate the transactions contemplated by this Agreement.

        5.5    Brokerage.    Other than Merrill Lynch & Co. and Rothchild Inc., no Person is entitled to any investment banking, brokerage, finder's fee or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent, Merger Sub or any of their Subsidiaries.

        5.6    Sufficient Funds.    Parent has, or will have prior to the expiration of the Offer, sufficient cash, cash equivalents, available lines of credit or other sources of immediately available funds to satisfy its obligation to cause Purchaser to pay for shares of Company Common Stock pursuant to the Offer and to cause the Surviving Corporation to pay the Merger Consideration.

        5.7    Information Supplied.

        (a)   The Schedule TO, when filed, and the Offer Documents, when distributed or disseminated, will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company or any of its Subsidiaries or any of their respective directors, officers or Affiliates for inclusion or incorporation by reference in the Schedule TO and the Offer Documents.

        (b)   The information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Company Disclosure Documents will not contain, at the time of filing of such Company's Disclosure Document with the SEC and in the case of the Proxy Statement, on the date of the Proxy Statement is first mailed to the Company's stockholders and at the time of the Stockholders' Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

        5.8    Operations of Merger Sub.    Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated by this Agreement. All shares of capital stock of Merger Sub are owned directly by Parent.

        5.9    Interested Stockholder.    None of Parent, Merger Sub or any of their respective "affiliates" or "associates" is, as of the date hereof, or has been within the last three years, an "interested stockholder" of the Company as defined in Section 203 of the DGCL.

ARTICLE VI

CERTAIN PRE-CLOSING COVENANTS

        6.1    Conduct of the Business.    The Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement, including the matters set forth in Section 7.5, as required by Law or to the extent Parent shall otherwise consent in writing, which decision regarding any such consent shall not be unreasonably withheld, conditioned or delayed:

        (a)   the Company shall, and shall cause each of its Subsidiaries to, conduct their businesses in all material respects only in the ordinary and usual course consistent with past practice and each of the Company and its Subsidiaries shall use its respective commercially reasonable efforts: (i) to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates; (ii) to maintain and keep material properties and assets in good repair and condition and free from all Liens and encumbrances except Permitted Liens; (iii) to maintain in effect all material governmental Permits pursuant to which it currently operates; and (iv) to timely file, without regard to extensions available under Rule 12b-25 of the Exchange Act, all filings with the SEC; and

        (b)   the Company shall not, and shall not permit any of its Subsidiaries to,

            (i)  issue, deliver, sell, redeem, purchase, grant, pledge, transfer, subject to any Lien or otherwise dispose of, any shares of its or any Subsidiary's capital stock or any rights, options, warrants or other securities of the Company or any of its Subsidiaries (other than upon conversion of any of the Notes or the exercise of Company Options outstanding on the date hereof);

           (ii)  effect any recapitalization, reclassification, stock dividend, stock split or like change in its capitalization;

          (iii)  amend its or any of its Subsidiaries' certificates or articles of incorporation or bylaws (or equivalent organizational documents);

          (iv)  amend any term of any capital stock of the Company or any of its Subsidiaries (in each case, whether by merger, consolidation or otherwise);

           (v)  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent;

          (vi)  take any action that would result in any amendment, modification or change of any term of, or material default under, any indebtedness of the Company or any of its Subsidiaries;

         (vii)  adopt a plan or agreement of, or resolutions providing for or authorizing, the complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

        (viii)  incur any capital expenditures or any obligations or liabilities in respect thereof, except for those contemplated by the capital expenditure budget for the Company and its Subsidiaries set forth in Section 6.1(b)(viii) of the Company Disclosure Letter;

          (ix)  sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of any of its material assets or properties except (A) sales of inventory or used equipment in the ordinary course of business consistent with past practice, (B) the incurrence of Permitted Liens in the ordinary course of business consistent with past practice, (C) any license or disposition of Company Intellectual Property Rights in the ordinary course of business, or (D) pursuant to existing Contracts or Government Contracts;

           (x)  dispose of, grant, or permit to lapse any Company Intellectual Property Rights, or dispose of or disclose to any Person, other than representatives of Parent, any trade secret;

          (xi)  except as (A) contemplated by this Agreement, (B) required by applicable Law or (C) required by an Employee Benefit Plan or Contract currently binding on the Company or its Subsidiaries, (1) increase or commit to increase, in any manner, the amount of compensation (including any equity or equity-based awards) or fringe benefits of or pay any bonus to any director, officer, employee or consultant of the Company or any Subsidiary of the Company, except in the ordinary course of business, consistent with past practice (other than granting equity or equity-based awards) and except as relating to newly hired non-officer employees whose annual compensation per employee is less than $125,000 (each, a "New Hire"), (2) grant severance or termination pay to any director, officer, employee or consultant of the Company or any Subsidiary of the Company, except with respect to New Hires or any existing non-officer employee to whom less than three months of severance or termination pay is to be provided, (3) make any increase in or commitment to increase, in any material respect, any benefits (including severance or termination pay) provided under any Employee Benefit Plan (including any severance plan), adopt or amend (except as reasonably determined by the Company to be required by applicable Law, including modifications that are necessary or desirable to comply with Section 409A of the Code) or make any commitment to adopt or amend any Employee Benefit Plan or make any contribution, other than regularly scheduled contributions, to any Employee Benefit Plan, (4) waive any stock repurchase rights, accelerate, amend or change the period of exercisability of Company Options, or reprice any Company Options or authorize cash payments in exchange for any Company Options, (5) enter into any employment or indemnification agreement with any director, officer, employee or consultant of the Company or any Subsidiary of the Company or enter into any collective bargaining agreement, or (6) take any action to fund or in any way secure the payment of compensation or benefits under any Employee Benefit Plan; in the event the consent of Parent is required under this Section 6.1(b)(xi), the Company shall contact Frank Tempesta or John Condon at Parent and Parent shall respond to such request for consent within two business days or the Company may proceed with the action requested;

         (xii)  make any change in any method of accounting principles, method or practices, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act (as authorized by the Company's independent auditor);

        (xiii)  enter into any Contract or relinquish or terminate any Contract or other right, in any individual case with an annual value in excess of $500,000 or an aggregate value in excess of $2,500,000, other than in the ordinary course of business consistent with past practices;

        (xiv)  enter into any Government Contract or relinquish or terminate any Government Contract, other than in the ordinary course of business consistent with past practices;

         (xv)  other than immaterial or de minimis provisions or covenants, agree to any exclusivity, non-competition or similar provision or covenant restricting the Company or any of its Subsidiaries from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the consummation of the Offer or the Effective Time;

   (xvi)(A)  change any Tax accounting methods, policies or practices of the Company or any of its Subsidiaries except as required by a change in Law, (B) make, revoke, or amend any material Tax election of the Company or any of its Subsidiaries, or with respect to the assets of the Company or any of its Subsidiaries, (C) file any amended Tax Return or claim for refund of the Company or any of its Subsidiaries, or with respect to the assets of the Company or any of its Subsidiaries, or (D) other than as otherwise set forth in Section 6.1(b)(xvi) of the Company Disclosure Letter, (1) enter into any closing agreement affecting any material Tax liability or refund of the Company or any of its Subsidiaries, or with respect to the assets of the Company or any of its Subsidiaries, (2) settle or compromise any material Tax liability or refund of the Company or any of its Subsidiaries, or with respect to the assets of the Company or any of its Subsidiaries, or (3) extend or waive the application of any statute of limitations regarding the assessment or collection of any material Tax of the Company or any of its Subsidiaries, or with respect to the assets of the Company or any of its Subsidiaries;

       (xvii)  other than as set forth in Section 6.1(b)(xvii) of the Company Disclosure Letter, institute, settle, or agree to settle any material Proceeding pending or threatened by or before any arbitrator, court or other Governmental Entity;

      (xviii)  make any acquisition of, or investment in, assets or stock (whether by way of merger, consolidation, tender offer, share exchange or other activity) in any Person that is not a wholly owned Subsidiary of the Company; or

        (xix)  authorize, resolve, commit or agree to take any of the foregoing actions.

ARTICLE VII

ADDITIONAL AGREEMENTS

        7.1    Stockholder Meeting; Proxy Material; Short-Form Merger.

        (a)   If the Stockholder Approval is required under the DGCL in order to consummate the Merger other than pursuant to Section 253 of the DGCL, then, (i) in accordance with the DGCL, the Company's restated certificate of incorporation and bylaws, the Company, in consultation with Parent, shall establish a record date (which will be as promptly as reasonably practicable following the consummation of the Offer) for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders' Meeting") as promptly as practicable after the consummation of the Offer, for the purpose of voting on the matters requiring the Stockholder Approval; provided that (A) if the Company is unable to obtain a quorum of its stockholders at such time, the Company may extend the date of the Stockholders' Meeting by no more than 10 Business Days and the Company shall use commercially reasonable efforts during such 10 Business-Day period to obtain such a quorum as soon as practicable, and (B) the Company may delay the Stockholder's Meeting to the extent (and only to the extent) the Company reasonably determines that such delay is required by the DGCL, the Company's certificate of incorporation or bylaws; and (ii) subject to Section 7.5(d), the Company's Board of Directors shall advise and recommend unanimously (other than one recused director) to its Stockholders that the stockholders of the Company grant the Stockholder Approval and use commercially reasonable efforts to obtain the Stockholder Approval, and the Company shall otherwise comply with the DGCL in connection with the Stockholders' Meeting.

        (b)   If Stockholder Approval is required under the DGCL in order to consummate the Merger other than pursuant to Section 253 of the DGCL, then, in accordance with DGCL, the Company's certificate of incorporation and bylaws, as promptly as reasonably practicable after the consummation of the Offer, the Company and Parent shall prepare jointly and the Company shall file with the SEC a preliminary Proxy Statement and all other proxy materials for such meeting. Subject to Section 7.5(d), the Company shall include in the Proxy Statement the unanimous recommendation of the Company's Board of Directors to the stockholders of the Company to grant the Stockholder Approval and the written opinion of the Company's Financial Advisor, dated as of the date hereof. The Company and Parent, as the case may be, shall furnish all information concerning it as the other party hereto may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. As promptly as reasonably practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, jointly with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company shall promptly provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications, and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC. Whenever any event occurs that is required to be set forth in an amendment or supplement to the definitive Proxy Statement, the Company shall promptly inform Parent of such occurrence and shall, jointly with Parent, prepare and file with the SEC or its staff, and/or mail to stockholders of the Company, such amendment or supplement. The Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on the preliminary Proxy Statement and any amendment or supplement thereto prior to filing such with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent with a copy of all such filings made with the SEC. The Company will promptly cause the definitive Proxy Statement to be mailed to its stockholders at the earliest practicable time after the definitive Proxy Statement is filed with the SEC. Subject to Section 7.5(e), the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger.

        (c)   Notwithstanding any provision of this Agreement to the contrary, if Parent, Merger Sub or any other Subsidiary of Parent shall acquire at least 90% of the then outstanding Company Shares pursuant to the Offer, through exercise of the Top Up Option or otherwise, the parties hereto shall take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after such acquisition without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

        7.2    Access to Information; Confidentiality.    Subject to (i) applicable Law, (ii) any attorney client, attorney work product and other legal privilege, and (iii) any confidentiality agreements to which the Company is a party or subject and which agreements are in existence on the date of this Agreement, the Company will provide and will cause its Subsidiaries and its and their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors and agents and other representatives (collectively, "Representatives") to provide Parent, Merger Sub and their financing sources and respective authorized Representatives, during normal business hours and upon reasonable advance notice, access to the offices, properties, books, records and management of the Company and its Subsidiaries (including continued access to the Merrill Datasite on-line data room) (so long as such access does not unreasonably interfere with the operations of the Company) as Parent or Merger Sub may reasonably request; provided, however, that, access for the purposes of conducting an environmental assessment or investigation of the properties shall be limited to the performance of a Phase I environmental assessment by an environmental consultant retained by Parent or Merger Sub or their Representatives, at their sole cost and expense, and reasonably acceptable to the Company, that meets the United States Environmental Protection Agency's "Standards and Procedures for All Appropriate Inquiry" and the ASTM, Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527 05. In no event shall any Phase I environmental assessment involve any intrusive testing or sampling of the soil, groundwater or other environmental media without the prior written consent of the Company. A copy of all such Phase I environmental reports shall be provided to the Company promptly upon completion. With respect to any information disclosed pursuant to this Section 7.2, each of the parties shall comply with, and shall cause each of its Representatives to comply with, all of its obligations under the Confidentiality Agreement.

        7.3    Contact with Employees.    Prior to the Closing, each of Parent and Merger Sub shall not, and shall cause their respective Representatives and Affiliates to not, contact or otherwise communicate with the employees (other than senior executives) of the Company and its Subsidiaries regarding the business of the Company, this Agreement and the transactions contemplated hereby without the prior written consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

        7.4    Rule 14d-10(d).    Prior to the scheduled expiration date of the Offer (as it may be extended hereunder), the Company (acting through its Compensation Committee) will take all such steps as may be required to cause any Compensation Arrangements entered into by the Company or any of its Subsidiaries since January 1, 2007 (including under Section 3.4) to be approved or ratified (to the extent not previously so approved or ratified) as "employment compensation, severance or other employee benefit arrangement" by the Compensation Committee comprised solely of "independent directors" (as described in the last sentence of Section 4.14(j)) of the Company in accordance with Rule 14d-10(d)(2) under the Exchange Act for purposes of satisfying the requirements of the non-exclusive safe-harbor set forth in Rule 14d-10(d) of the Exchange Act. Prior to the Effective Time, neither the Company's Board of Directors nor the Compensation Committee shall withdraw, nor permit the withdrawal of, the Company Compensation Approvals.

        7.5    No Solicitations of Transactions.

        (a)   Neither the Company nor any of its Subsidiaries nor any of the officers, directors or employees of the Company or its Subsidiaries shall, and the Company shall instruct and use its reasonable best efforts and act in good faith to cause its other Representatives not to, directly or indirectly, (i) solicit, initiate, induce, encourage or knowingly facilitate any inquiry with respect to, or the making, submission or announcement of, any proposal that constitutes or is reasonably likely to lead to an Acquisition Proposal, (ii) participate in, induce, or encourage any discussion or negotiations regarding, or furnish to any Person any information with respect to, the Company or its Subsidiaries in connection with any proposal that constitutes or may be reasonably likely to lead to an Acquisition Proposal, (iii) amend or grant any waiver or release under, and use its commercially reasonable efforts to enforce, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (iv) approve any transaction under (other than this Agreement, the Offer, the Merger and the transactions contemplated hereby), or any Person (other than Parent or Merger Sub) becoming an "interested stockholder" under, Section 203 of the DGCL, or (v) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any Acquisition Proposal, other than any confidentiality agreement entered into in accordance with Section 7.5(b)(iii). The Company and its Subsidiaries and their officers, directors and employees will immediately cease, and the Company shall instruct and cause its Representatives to cease, any and all existing discussions or negotiations with any Person with respect to an Acquisition Proposal. The Company shall instruct and use its commercially reasonable efforts to cause any Person (other than Parent or Merger Sub) in possession of non-public information with respect to the Company or any of its Subsidiaries that was furnished by or on behalf of the Company or any of its Subsidiaries any time after January 1, 2007 with respect to any possible Acquisition Proposal or other possible significant transaction, to return or destroy promptly after the date of this Agreement (and ensure destruction of) all such information.

        (b)   Notwithstanding the provisions of Section 7.5(a), prior to the acceptance for payment of Company Shares pursuant to the Offer (and in no event after such time), the Company may, in response to an unsolicited, written bona fide Acquisition Proposal from a Person that the Company's Board of Directors determines in good faith, after consultation with a nationally recognized, independent financial advisor and the Company's outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Proposal, furnish information to, or enter into discussions or negotiations with, such Person; provided that (i) the Company has first given Parent a written notice that states that the Company has received such Acquisition Proposal and includes the information set forth in Section 7.5(c) and thereafter continues to comply with Section 7.5(f), (ii) such Acquisition Proposal was made after the date of this Agreement and did not otherwise result from a breach of this Section 7.5, (iii) the Company shall have received from such Person an executed confidentiality agreement in reasonably customary form relating to the confidentiality of information to be provided to such Person and containing terms which shall not be any less protective to the Company than the terms of the Confidentiality Agreement (a copy of which shall be promptly provided after its execution to Parent) and (iv) the Company's Board of Directors shall have determined in good faith, after consultation with the Company's outside legal counsel, that failure to take such action would reasonably be likely to constitute a violation of its fiduciary duties under applicable Law. Contemporaneously with furnishing any information to such Person, the Company shall furnish such information to Parent (or, with respect to any such information that has previously been furnished to Parent or its Representatives, a list identifying such information).

        (c)   As promptly as practicable (and, in any event, within 24 hours) after receipt of an Acquisition Proposal or any request for information or any discussions or inquiries which is reasonably likely to lead to an Acquisition Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Acquisition Proposal, request, discussion or inquiry, and the identity of the Person or group making such Acquisition Proposal, request, discussion or inquiry, and a copy of all written materials provided in connection with any such Acquisition Proposal, request, discussion or inquiry. After receipt of such Acquisition Proposal, request, discussion or inquiry, the Company shall promptly keep Parent informed in all material respects of the status and details (including changes or proposed changes to the economic terms and any other material amendments or proposed material amendments and any withdrawals or abandonment) of any such Acquisition Proposal, request, discussion or inquiry and shall promptly provide to Parent a copy of all written materials subsequently provided in connection with such Acquisition Proposal, request, discussion or inquiry.

        (d)   Neither the Company's Board of Directors nor any committee thereof shall (i) fail to make the Board Recommendation, (ii) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Board Recommendation (it being understood that, subject to Section 7.5(g), taking a neutral position or no position with respect to any Acquisition Proposal shall be considered an adverse modification), (iii) approve, recommend or otherwise declare advisable, or publicly propose to approve or recommend, an Acquisition Proposal (any of the actions described in the foregoing clauses (i), (ii) and (iii), a "Change of Recommendation").

        (e)   Notwithstanding anything to the contrary contained in this Agreement, subject, in the case of subsection (ii) below, to compliance with Sections 7.5(a), (b), (c) and (f), the Company's Board of Directors may, (i) make a Change of Recommendation or (ii) terminate this Agreement pursuant to Section 9.1(e) prior to the first acceptance of Company Shares pursuant to the Offer upon (A) the Company's substantially concurrent entry into a definitive agreement for the consummation of a Superior Proposal and (B) payment by the Company of the Company Termination Fee in accordance with the terms of Section 9.2(b); provided, however, that the Company's Board of Directors shall have determined in good faith, after consultation with the Company's outside legal counsel, that failure to take such action would reasonably be likely to constitute a violation of its fiduciary duties under applicable Law.

        (f)    The Company's Board of Directors shall not take an action described in Section 7.5(e)(ii) unless (i) the Company promptly notifies Parent and Merger Sub, in writing at least three Business Days before taking that action, of its intention to do so in response to the receipt by the Company of a Superior Proposal, attaching the most current version of any proposed agreement and a detailed summary of the material terms of any such proposal and the identity of the offeror, and (ii) Parent or Merger Sub does not make, within such three-Business-Day period, an offer that is at least as favorable to the stockholders of the Company, as determined by the Board of Directors of the Company in good faith (after consultation with the Company's Financial Advisor), as such Superior Proposal (it being understood that the Company shall not take any action described in ýSection 7.5(e) during such three-Business-Day period, and that any amendment to the economic terms or other material terms of such Superior Proposal shall require a new written notification from the Company and an additional three-Business-Day period).

        (g)   Nothing contained in this Agreement shall prohibit the Company's Board of Directors from taking and disclosing to the Company's stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act if the Company's Board of Directors determines, after consultation with the Company's outside legal counsel, that failure to so disclose such position would result in a violation of applicable Law; provided, however, that any such disclosure that (i) does not reaffirm the Board Recommendation, (ii) with respect to any such disclosure relating to an Acquisition Proposal, goes beyond a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, or (iii) does not expressly reject such Acquisition Proposal, shall be deemed a Change of Recommendation.

        7.6    Regulatory Filings.

        (a)   The parties shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from any parties to any Contracts or Government Contracts, in connection with the consummation of the transactions contemplated by this Agreement. Subject to the terms of this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtaining all necessary waivers, consents, approvals, orders and authorizations from any Governmental Entity and the making of all necessary filings, applications, notices or petitions and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties and (iii) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or enjoining, prohibiting, preventing or restraining the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated, reversed or lifted or seeking to have overturned any decree, judgment, injunction or other order that prohibits, prevents or restrains consummation of the transactions contemplated by this Agreement.

        (b)   The parties shall as promptly as reasonably practicable after the date of this Agreement and in any event within 10 Business Days after the date of this Agreement prepare and file all necessary documentation, effect all necessary applications, notices, petitions and filings, including, without limitation, (i) Notification and Report Forms with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, as required under the HSR Act and (ii) notifications as required under the ARC and the Cartel Act, and use all reasonable best efforts to cause the expiration or termination of the applicable waiting period under the HSR Act and to obtain the required approvals under the ARC and the Cartel Act. The parties shall promptly supply each other with any information which may be required in order to effectuate any such filing, application, notice or petition. Each of the Company, Merger Sub and Parent will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filing, application, notice or petition made pursuant to, or information provided to comply in all material respects with, any Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing, application, notice or petition made pursuant to this Section 7.6(b), the Company, Parent or Merger Sub, as the case may be, will promptly inform the others of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement. Except where prohibited by applicable Law, and subject to Section 7.2, each of the Company, Parent and Merger Sub shall consult with the others prior to taking a position with respect to any such filing, application, notice or petition, shall permit the other to review and discuss in advance, and consider in good faith the views of the others in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement or the transactions contemplated hereby (including under any antitrust Law), coordinate with the other in preparing and exchanging such information and promptly provide the others (and their counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the transactions contemplated by this Agreement, provided that with respect to any such filing, presentation or submission, each of the Company, Parent and Merger Sub need not supply the others (or their respective counsel) with copies (or in case of oral presentations, a summary) to the extent that any applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such information. To the extent reasonably practicable, neither the Company, Parent nor Merger Sub shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive communication with any Governmental Entity in respect of any such filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and to the extent permitted by applicable Law and the applicable Governmental Entity, without giving the other parties the opportunity to attend or participate.

        (c)   Notwithstanding anything in this Agreement to the contrary, Parent shall promptly use its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including the defense through litigation on the merits of any claim asserted by any court, agency or other proceeding by any Person or Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions.

        7.7    Certain Notices.    From and after the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, subject to applicable Law, each of the Company and Parent shall promptly notify the other party of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Offer and the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.7 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

        7.8    Public Announcements.    Parent and the Company shall consult with each other before issuing any press release or other public announcement, or scheduling any press conference or conference call with investors or analysts, with respect to the Offer, the Merger or this Agreement and shall not issue any such press release prior to such consultation and approval, except as may be required by applicable Law or any listing agreement related to the trading of the shares of either party on any securities exchange, in which case the party proposing to issue such press release or make such public announcement, or schedule a press conference or conference call with investors or analysts, shall use commercially reasonable efforts to consult in good faith with the other party before issuing any such press release, making any such public announcement, or scheduling any such press conference or conference call with investors or analysts; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal non-public information regarding the other party.

        7.9    Indemnification of Directors and Officers.

        (a)   At all times after the acceptance for payment of any Company Shares pursuant to the Offer, the Company (and from and after the Effective Time, the Surviving Corporation) shall, to the fullest extent permitted under applicable Law and the Company's restated certificate of incorporation and bylaws as of the date hereof, (i) indemnify and hold harmless, (A) each present and former director and officer of the Company and its Subsidiaries, and (B) each employee named in Section 10.2(d) herein (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters or in connection with the fact that such Indemnified Party is or was an officer, director, or fiduciary of the Company, or of another entity if such service was at the request or for the benefit of the Company, for acts or omissions existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; and (ii) advance expenses in the defense of any such proceeding as incurred, provided the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if a court of competent jurisdiction determines, by final, nonappealable order, that such Indemnified Party is not entitled to indemnification.

        (b)   For six years from the Effective Time, Parent shall, or shall cause the Surviving Corporation to, cause to be maintained in effect for the benefit of the Company's directors and officers an insurance and indemnification policy with an insurer with a Standard & Poor's rating of at least A that provides coverage for acts or omissions occurring prior to the Effective Time (the "D&O Insurance") covering each such person currently covered by the officers' and directors' liability insurance policies of the Company on terms with respect to coverage and in amounts no less favorable than those of the Company's directors' and officers' insurance policy in effect on the date of this Agreement; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium most recently paid by the Company prior to the date hereof for such coverage (which amount is set forth in Section 7.9(b) of the Company Disclosure Letter); provided, further, that if the annual premiums for such insurance coverage exceed 200% of such annual premium, Parent shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. Parent may satisfy its obligations under this Section 7.9(b) by purchasing a "tail" policy from an insurer with a Standard & Poor's rating of at least A under the Company's existing directors' and officers' insurance policy, which (i) has an effective term of six years from the Effective Time, (ii) covers each person currently covered by the Company's directors' and officers' insurance policy in effect on the date of this Agreement for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms that are no less favorable than those of the Company's directors' and officers' insurance policy in effect on the date of this Agreement.

        (c)   Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and bylaws provisions with respect to indemnification and advancement of expenses, with respect to acts or omissions existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, that are at least as favorable to the present or former directors and officers of the Company as those contained in the Company's restated certificate of incorporation and bylaws as in effect on the date of this Agreement. The obligations of Parent and the Surviving Corporation under this Section 7.9 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.9 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.9 applies shall be third-party beneficiaries of this Section 7.9).

        (d)   The provisions of this Section 7.9 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

        (e)   In the event that the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, honor the indemnification and other obligations set forth in this Section 7.9.

        7.10    Employee Benefits.

        (a)   As of the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, all Employee Agreements, the Change in Control Retention and Severance Plan, the MIP, the Incentive Compensation Arrangements and all other Employee Benefit Plans in accordance with their terms as in effect immediately before the Effective Time. In addition, in connection with the MIP, Parent expressly agrees that it shall calculate and pay the benefit awards payable to each employee participating in the MIP with respect to the 2007 calendar year pursuant to the formula and performance metrics as specified on Section 7.10(a) of the Company Disclosure Letter. Within ten days after the Effective Time, the Company shall provide a cash payment to each employee participating in the Company's 2006 Long-Term Incentive Plan in settlement of each such employee's long-term incentive cash award under such plan based on service through the Effective Time with the names of each participant and corresponding target amount listed on Section 7.10(a) of the Company Disclosure Letter.

        (b)   As of the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to continue to honor the Labor Agreements pursuant to the terms of such Labor Agreements.

        (c)   For the period beginning on the Effective Time and ending on December 31, 2008 (or such longer period as may be required under applicable Law), Parent shall provide, or shall cause to be provided, to current and former employees of the Company and its Subsidiaries whose terms and conditions of employment are not subject to a Labor Agreement (the "Company Non-Union Employees") compensation and employee benefits (including, without limitation, short and long-term incentive plans, 401(k) and pension plans and health and welfare plans) that are, in the aggregate, substantially comparable to those provided to the Company Non-Union Employees immediately before the Effective Time; provided, however, as of the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor the accrued but un-used vacation paid time off listed by individual as of September 21, 2007, plus any additional amounts accrued through the Effective Time, in Annex A to Section 7.10(c) of the Company Disclosure Letter for each Company Non-Union Employee and shall either (i) provide vacation paid time off benefits to such employees during the period through December 31, 2008 that are identical to the vacation paid time off benefits provided by the Company and its Subsidiaries to such employees as of the Effective Time or (ii) pay out such benefits on or before December 31, 2008, if the vacation time off is not taken by such date. For the period beginning on the Effective Time and ending on the third anniversary thereafter ("Health Care Extension Period"), Parent shall provide, or shall cause to be provided, to each individual listed in Section 7.10(c) of the Company Disclosure Letter, group medical and dental care coverage that is substantially comparable, in the aggregate, to the coverage provided to each such individual by the Company immediately prior to the Effective Time and with continued coverage under the same supplemental policy listed in Section 7.10(c) of the Company Disclosure Letter ("Supplemental Policy") in effect immediately prior to the Effective Time (together, the "Health Care Arrangement"). Nothing in this Agreement shall prevent the amendment or termination of a particular Employee Benefit Plan (subject to applicable Law and the requirements of this Section 7.10); provided, however, that, the Change in Control Retention and Severance Plan and the Health Care Arrangement may not be amended or terminated prior to the end of the Health Care Extension Period.

        (d)   As of the Effective Time, Parent shall cause to be provided, to current and former employees of the Company and its Subsidiaries whose terms and conditions of employment are subject to a Labor Agreement (the "Company Union Employees"), compensation and employee benefits in accordance with the terms and conditions of the Labor Agreement applicable to such employees then in effect.

        (e)   For all purposes (other than benefit accrual but including accrual under the vacation time off plans) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Non-Union Employees after the Effective Time (collectively, the "New Plans"), except as would result in a duplication of benefits, each Company Non-Union Employee shall be credited with all years of service and, as applicable, seniority status for which such Company Non-Union Employee was credited before the Effective Time under any similar Employee Benefit Plan. In addition and without limiting the generality of the foregoing: (i) each Company Non-Union Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under an Employee Benefit Plan in which such Company Non-Union Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans") and (B) such Company Non-Union Employee has satisfied all applicable waiting time and other eligibility requirements of the Old Plan that is being replaced by the New Plan; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Non-Union Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and any expenses incurred by any Company Non-Union Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

        (f)    Prior to December 31, 2007 (or, in any event, prior to the Effective Time), the Company shall amend all Employee Benefit Plans to the extent required to avoid any penalties under Section 409A of the Code (each such amendment, a "409A Amendment").

        7.11    Facility Closings; Employee Layoffs.    For a period of 90 days after the Closing Date, if Parent or the Surviving Corporation shall terminate any employees of the Company or any of its Subsidiaries in such numbers as would trigger any liability under the Worker Adjustment, Retraining and Notification Act, 29 U.S.C. § 2101, et seq. ("WARN") or any state plant closing or severance law, Parent shall cause the Surviving Corporation and its Subsidiaries to comply with any notice or filing requirements under WARN and any state plant closing or severance law.

        7.12    Takeover Laws.    The Company shall, upon the request of Parent or Merger Sub, (i) take all reasonable steps to exclude the applicability to the Offer or the Merger or any other transaction contemplated hereby of any Takeover Statute, and (ii) assist in any challenge by Parent or Purchaser to the validity, or the applicability to the Offer, the Merger or any other transaction contemplated by this Agreement, of any Takeover Statute.

        7.13    Notes.

        (a)   The Company shall elect to pay in cash any applicable make-whole premiums payable to holders of the Notes that becomes due in connection with this Agreement or the transactions contemplated hereby.

        (b)   The Company shall timely deliver all notices required to be delivered, and timely take all actions required to be taken, by the indenture, dated as of September 15, 2004 (the "Indenture"), by and among the Company, AAI Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and the U.S. Bank National Association, a national banking association organized and existing under the laws of the Unites States, as trustee (the "Trustee"), in respect of the Offer, the Merger or the other transactions contemplated hereby. The Company shall provide Parent, Merger Sub and their counsel with a reasonable opportunity to review and comment on all such notices and other communications to holders of the Notes, the Trustee or any depository, prior to their delivery, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel. The Company shall provide Parent with copies of all such notices and other communications. The Company shall provide Parent and Merger Sub with advance notice of any election proposed to be made by the Company under the Indenture, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Sub and their counsel regarding any such election. The Company shall not cause or permit a Default (as such term is defined in the Indenture) or Event of Default (as such term is defined in the Indenture) to occur prior to the Effective Time. The Company shall promptly provide Parent, Merger Sub and their counsel with (i) any communications, whether written or oral, that the Company or its counsel may receive from any holder of the Notes, the Trustee or any depository promptly after receipt of those communications, and

(ii) a reasonable opportunity to participate with the Company or its counsel in any material discussions or meetings with any holder of the Notes, the Trustee or any depository.

        (c)   At the request of Parent (the "Cash Election Request"), the Company (i) shall elect to satisfy all or a portion of any Notes surrendered for conversion after the first acceptance of Company Shares pursuant to the Offer in cash and (ii) shall promptly notify the holders of the Notes and the Trustee of such election in accordance with the terms of the Indenture. If Parent makes such Cash Election Request, Parent shall lend or cause to be lent to the Company funds sufficient to pay the Conversion Obligation (as defined in the Indenture) that becomes due and payable under the Indenture in connection with surrender of Notes for conversion by the holders thereof after the first acceptance of Company Shares pursuant to the Offer, such loan to be made at an interest rate equal to or less than the interest rate payable under, and on terms substantially comparable to the terms of, the Revolving Credit Agreement.

        (d)   At Parent's sole option and discretion, Parent may cause Merger Sub to commence a tender offer to purchase all or a portion of the outstanding Notes (the "Notes Offer") upon such terms and conditions as Parent may determine in its sole discretion. The Company hereby consents to the Notes Offer and agrees to promptly furnish to Parent and Merger Sub in writing all information concerning the Company and its Subsidiaries or the Notes that may be required by applicable Laws or reasonably requested by Parent or Merger Sub for inclusion in any documents disseminated to holders of the Notes, the trustee or the depositary with respect to a Notes Offer. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the any such documents if and to the extent that such information shall have become false or misleading in any material respect. The Company shall promptly direct the Trustee to furnish Parent with a list of all holders of the Notes and any available listing or computer file containing the names and addresses of all record holders of Notes and lists of securities positions of Notes held in depositaries, in each case as of the most recent practicable date, and shall provide to, or cause the Trustee to provide to, Parent such additional information (including updated lists of holders of the Notes and lists of securities positions) and such other assistance as Parent may reasonably request in connection with any such Notes Offer.

        7.14    Obligations of Merger Sub.    Parent shall cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement. Parent hereby guarantees the payment by Merger Sub of any amounts payable by Merger Sub pursuant to the Offer or otherwise pursuant to this Agreement.

        7.15    Voting of Shares.    Parent shall vote any Company Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Stockholders' Meeting.

        7.16    Section 16 Matters.    Prior to the Effective Time, the Board of Directors of the Company or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act of shares of Company Common Stock or Company Stock Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

        7.17    Stockholder Litigation.    In connection with any stockholder litigation which may be brought against the Company or its directors relating to any of the transaction contemplated by this Agreement, the Company shall keep Parent and Merger Sub, and any counsel which Parent and Merger Sub may retain, informed of the status of such litigation and will provide Parent's and Merger Sub's counsel the right to participate in the defense of such litigation to the extent Parent and Merger Sub are not otherwise a party thereto, and the Company shall not enter into any settlement or compromise of any such stockholder litigation without Parent's and Merger Sub's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

        7.18    Further Assurances.    From time to time, as and when requested by any party hereto and at such party's expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE VIII

CONDITIONS TO THE MERGER

        8.1    Conditions to Obligations of Each Party under this Agreement.    The respective obligations of each party to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

          (a)    Stockholder Approval.    If required by the DGCL, the Stockholder Approval shall have been obtained.

          (b)    No Order.    No Law of competent jurisdiction shall be in effect that enjoins, restrains, prevents or otherwise prohibits the consummation of the Merger or makes the Merger illegal.

          (c)    Purchase of Shares.    Merger Sub (or Parent on Merger Sub's behalf) shall have accepted for payment and paid for all of the Company Shares validly tendered pursuant to the Offer and not withdrawn.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

        9.1    Termination.    This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of Stockholder Approval:

          (a)   by mutual written consent of the Company and Parent, which consent shall have been approved by action of their respective Boards of Directors;

          (b)   by written notice of either the Company or Parent prior to the first acceptance for payment of Company Shares pursuant to the Offer, if the Offer shall not have been consummated prior to the date that is four months after the date of this Agreement ("Outside Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Offer to be consummated on or before the Outside Date;

          (c)   by written notice of either the Company or Parent, if any Governmental Entity shall have issued an order, decree or ruling or taken any other action, (i) restraining, enjoining, preventing or otherwise prohibiting the acceptance for payment of, and payment for, the Company Shares pursuant to the Offer or consummation of the Merger, or (ii) making the acceptance for payment of, and payment for, the Company Shares pursuant to the Offer or consummation of the Merger illegal, and such Law, order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party terminating this Agreement pursuant to this Section 9.1(c) shall have complied with its obligations under Section 7.6 to have any such order, decree or ruling lifted or vacated;

          (d)   by written notice of Parent, if (i) the Company's Board of Directors shall have effected a Change of Recommendation or resolved to do so or (ii) the Board of Directors of the Company

  shall have failed to publicly confirm the Board Recommendation within three Business Days of a written request by Parent that it do so;

          (e)   by written notice of the Company prior to the acceptance for payment of Company Shares pursuant to the Offer, in accordance with Section 7.5(e) and subject to the terms and conditions of, Section 7.5;

          (f)    by written notice of Parent (if Parent is not in material breach of its obligations or its representations and warranties under this Agreement), if, prior to the acceptance for payment of Company Shares pursuant to the Offer, there has been a breach by the Company of any representation, warranty, covenant or agreement of the Company contained in this Agreement that (i) would result in any condition to the Offer set forth in Annex I not being satisfied and (ii) is either incurable, or if curable through the use of commercially reasonable efforts (it being understood that a willful failure to comply with Section 7.5(e) shall be deemed incapable of being cured), is not cured by the Company by the earlier of (A) 20 days following receipt by the Company of written notice from Parent of such breach and (B) the Outside Date;

          (g)   by written notice of the Company (if the Company is not in material breach of its obligations or its representations and warranties under this Agreement), if, prior to the acceptance for payment of Company Shares pursuant to the Offer, there has been a breach by Parent of any representation, warranty, covenant or agreement of Parent contained in this Agreement that (i) would have, either individually or in the aggregate, a material adverse effect on Parent's or Merger Sub's ability to consummate the Offer or the Merger and (ii) is either incurable, or if curable through the use of commercially reasonable efforts, is not cured by Parent by the earlier of (A) 20 days following receipt by Parent of written notice from the Company of such breach and (B) the Outside Date;

          (h)   by written notice of Parent, if the Company shall have breached any of its obligations under Section 7.5;

          (i)    by written notice of Parent, if, subject to ýSection 1.1, due to a failure of the Offer Conditions to be satisfied at the expiration of the Offer, the Offer shall have expired or been terminated without Merger Sub having purchased any Company Shares under the Offer; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.1(i) if Parent's or Merger Sub's breach of this Agreement was directly or indirectly the principal cause of, or directly or indirectly resulted in, the failure of any of the Offer Conditions to be satisfied or the failure of Merger Sub to have accepted for payment Company Shares under the Offer; or

          (j)    by written notice of the Company, if the Offer shall have expired or been terminated without Merger Sub having purchased any Company Shares under the Offer; provided that if the event referred to this Section 9.1(j) directly or indirectly resulted from or was principally caused by the Company's failure to perform any of its obligations under this Agreement or the failure of a condition set forth in paragraphs (c) or (d) in Annex I to be satisfied, that the Company shall not have the right to terminate this Agreement pursuant to Section 9.1(j).

        9.2    Effect of Termination.

          (a)    Limitation on Liability.    In the event of the termination of this Agreement by either the Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except with respect to Section 7.2, this Section 9.2, Section 9.5 and ARTICLE XI and with respect to any liabilities or damages incurred or suffered by a party as a result of fraud or any breach of this Agreement that is willful or intentional.

          (b)    Termination Fee.    The Company shall pay to Parent a termination fee (the "Company Termination Fee") of $33,000,000 in immediately available funds in the event that this Agreement is terminated solely as follows: (i) if the Company shall terminate this Agreement pursuant to Section 9.1(e), (ii) if Parent shall terminate this Agreement pursuant to Section 9.1(d) or Section 9.1(h), or (iii) if Parent shall terminate this Agreement pursuant to Section 9.1(b) or 9.1(f) and, with respect to a termination referred to in this clause (iii), (A) at the time of termination, an Acquisition Proposal with respect to the Company shall have been made to the Board of Directors of the Company or the Company or publicly announced and not bona fidely and irrevocably withdrawn, and (B) the Company enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal within 12 months following the date this Agreement is terminated. For purposes of this Section 9.2(b)(iii), "Acquisition Proposal" shall have the meaning ascribed thereto in Section 10.1 except that references in the definition of "Acquisition Proposal" to "20%" shall be replaced by "50%".

          (c)    Payments.    Any Company Termination Fee required to be paid pursuant to Sections 9.2(b)(i) or 9.2(b)(ii) shall be made not later than one Business Day after termination of this Agreement. Any Company Termination Fee required to be paid pursuant to Section 9.2(b)(iii) shall be made not later than one Business Day after entrance by the Company into a definitive agreement with respect to such Acquisition Proposal. In no event shall payment of more than one Company Termination Fee be made. All payments under this Section 9.2 shall be made by wire transfer of immediately available funds to an account designated by Parent. Notwithstanding anything to the contrary in this Agreement, the parties hereto acknowledge that in the event that the Company Termination Fee becomes payable and is paid by the Company pursuant to this Section 9.2, the Company Termination Fee shall be Parent's and Merger Sub's sole and exclusive remedy for monetary damages under this Agreement, provided that the foregoing limitation shall not apply in the event of any liabilities or damages incurred or suffered by Parent or Merger Sub in the case of (i) a breach of this Agreement involving fraud or willful or intentional misconduct or (ii) a breach of Section 7.5.

        9.3    Amendment.    Except as set forth in Section 1.3(c), any provision of this Agreement may be amended prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed by each party to this Agreement; provided that after the Stockholder Approval, without the further approval of the Company's stockholders, no such amendment shall be made or given that requires the approval of the stockholders of the Company under the DGCL unless the required approval is obtained.

        9.4    Waiver.    At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

        9.5    Fees and Expenses.    Subject to Section 9.2(b), all expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred the same.

ARTICLE X

DEFINITIONS

        10.1    Definitions.    For purposes of this Agreement, the following terms, when used in this Agreement with initial capital letters, shall have the respective meanings set forth in this Agreement:

          "Acquisition Proposal" means any inquiry, indication of interest, proposal or offer from any Person or group of Persons (other than Parent, Merger Sub or their respective Subsidiaries) relating to any acquisition or purchase of assets or a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 20% or more of any class or series of Company securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 20% or more of any outstanding class or series of Company securities, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary or Subsidiaries of the Company whose assets or businesses constitute 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), except, in each case, other than the Offer, the Merger, the Top Up Option and the other transactions contemplated hereby.

          "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

          "Affiliated Group" means an "affiliated group" as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law) of which the Company or any of its Subsidiaries is or has been a member.

          "Agreement" has the meaning set forth in the Preamble.

          "Anti-Bribery Laws" has the meaning set forth in Section 4.16(c).

          "ARC" has the meaning set forth in Section 4.4.

          "Bid" means any bid, proposal, offer or quotation made by the Company, any of its Subsidiaries or by a contractor team or joint venture in which the Company or any of its Subsidiaries is participating that, if accepted or amended, would lead to a Government Contract.

          "Board Recommendation" has the meaning set forth in Section 1.2(a).

          "Business Day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York.

          "Cartel Act" has the meaning set forth in Section 4.4.

          "Cash Election Request" has the meaning set forth in Section 7.13(c).

          "Certificate of Merger" has the meaning set forth in Section 2.2.

          "Certificates" has the meaning set forth in Section 3.2(b).

          "Change of Recommendation" has the meaning set forth in Section 7.5(d).

          "Change in Control Retention and Severance Plan" means the AAI Corporation Change in Control Retention and Severance Plan.

          "Closing" has the meaning set forth in Section 2.2.

          "Closing Date" has the meaning set forth in Section 2.2.

          "COBRA" means the healthcare continuation requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company" has the meaning set forth in the Preamble.

          "Company Common Stock" means the common stock, par value $1.00 per share of the Company.

          "Company Compensation Approvals" has the meaning set forth in Section 4.14(j).

          "Company Disclosure Documents" has the meaning set forth in Section 4.21(a).

          "Company Disclosure Letter" has the meaning set forth in ARTICLE IV.

          "Company Equity Plans" means the Company's 2006 Long-Term Incentive Plan, 2004 Stock Option Plan, 1996 Stock Option Plan for Non-employee Directors and the 1994 Stock Option Plan and the Employee Stock Purchase Plan.

          "Company Financial Advisor" has the meaning set forth in Section 4.22.

          "Company Intellectual Property Rights" means all of the following whether arising under the Laws of the United States or of any other jurisdiction: patents, patent applications, statutory invention registrations, trademarks, internet domain names, trade names, service marks, brand names, trade dress, logos, including all goodwill associated therewith, copyrights, moral rights, mask works, technology, know-how, computer software programs or applications, data, databases, trade secrets and tangible or intangible proprietary information or materials that are necessary for the operation of the business of the Company and each Subsidiary as currently conducted.

          "Company Non-Union Employees" has the meaning set forth in Section 7.10(c).

          "Company Option" means an option to acquire Company Common Stock granted under a Company Equity Plan exclusive of rights under the ESPP that is outstanding and unexercised as of the date of this Agreement.

          "Company Required Statutory Approvals" has the meaning set forth in Section 4.4.

          "Company SEC Reports" has the meaning set forth in Section 4.6(a).

          "Company Shares" has the meaning set forth in the Recitals.

          "Company Termination Fee" has the meaning set forth in Section 9.2(b).

          "Company Union Employees" has the meaning set forth in Section 7.10(d).

          "Compensation Arrangements" has the meaning set forth in Section 4.14(j).

          "Compensation Committee" has the meaning set forth in Section 4.14(j).

          "Confidentiality Agreement" means the letter agreement dated July 10, 2007 between the Company and Parent.

          "Continuing Directors" has the meaning set forth in Section 1.3(c).

          "Contract" has the meaning set forth in Section 4.11(a).

          "Current Balance Sheet" has the meaning set forth in Section 4.6(g).

          "D&O Insurance" has the meaning set forth in Section 7.9(b).

          "Dissenting Shares" has the meaning set forth in Section 3.1(f).

          "DGCL" means the Delaware General Corporation Law.

          "Effective Time" has the meaning set forth in Section 2.2.

          "Employee Agreement" means any employment (including employment offer letter), retention, change in control, deferred compensation or severance agreement or arrangement between the Company or one of its Subsidiaries and any present or former employee or director that is listed and designated as an Employee Agreement on Section 4.14(a) of the Company Disclosure Letter.

          "Employee Benefit Plan" has the meaning set forth in Section 4.14(a).

          "Environmental Laws" means any and all applicable federal, state, local, municipal and foreign Laws relating to the pollution or protection of the environment and natural resources, or to the generation, use, handling, storage, transportation or Release of, or exposure to, Hazardous Substances in existence at the time of this Agreement.

          "ERISA" has the meaning set forth in Section 4.14(a).

          "ERISA Affiliate" has the meaning set forth in Section 4.14(a).

          "ESPP" has the meaning set forth in Section 3.4(a).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Agent" has the meaning set forth in Section 3.2(a).

          "Exchange Fund" has the meaning set forth in Section 3.2(a).

          "Export Control Laws" has the meaning set forth in Section 4.16(a).

          "Foreign Plan" has the meaning set forth in Section 4.14(i).

          "Fully Diluted Shares" means, as of a particular date, the sum of (a) all shares of Company Common Stock outstanding on such date, and (b) all shares of Company Common Stock into which securities convertible into or exercisable or exchangeable for shares of Company Common Stock outstanding on such date are convertible, exercisable or exchangeable as of such date or would become convertible, exercisable or exchangeable after such date by reason of any of the transactions contemplated by this Agreement, in each such case assuming the Company would not elect to pay cash to the holders of such securities to settle such conversion, exercise or exchange (other then with respect to any applicable make-whole premium payable to holders of the Notes), less the number of shares of Company Common Stock represented by each Note, if any, outstanding on such date that is purchased concurrently by Merger Sub pursuant to any Notes Offer.

          "GAAP" means United States generally accepted accounting principles.

          "Government Contract" means any Government Prime Contract or Government Subcontract as to which either (a) any performance is outstanding; (b) the Governmental Entity has not made final payment; (c) any routine cost audits have not been completed; or (d) there is any outstanding audit, investigation, or dispute. The parties acknowledge and agree that a task order or delivery order is not itself a Government Contract but is a part of the Government Contract under which it was issued.

          "Government Prime Contract" means any contract, basic ordering agreement, letter contract or purchase order between the Company or any of its Subsidiaries and any Governmental Entity.

          "Government Subcontract" means any contract, basic ordering agreement, letter subcontract, or purchase order between the Company or any of its Subsidiaries and any higher-tier contractor with respect to a Government Prime Contract.

          "Governmental Entity" means any (a) nation, region, state, province, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, commission or other entity, (d) court, tribunal, arbitrator, or other governmental official, authority or instrumentality, or (e) multinational organization, stock exchange or similar self-regulatory organization or other private body entitled to exercise any administrative, executive or regulatory power of any nature.

          "Hazardous Substances" means any wastes, substances or materials which are regulated as "hazardous materials," "hazardous wastes," "hazardous substances," "toxic substances," "contaminants," "pollutants," "wastes" or other similar designations under any applicable Environmental Laws.

          "Health Care Arrangements" has the meaning set forth in Section 7.10(c).

          "Health Care Extension Period" has the meaning set forth in Section 7.10(c).

          "HSR Act" has the meaning set forth in Section 4.4.

          "Incentive Compensation Arrangements" means each of the incentive compensation arrangements listed and designated as an Incentive Compensation Agreement on Section 4.14(a) of the Company Disclosure Letter.

          "Indemnified Parties" has the meaning set forth in Section 7.9(a).

          "Indenture" has the meaning set forth in Section 7.13.

          "Labor Agreement" means each of the collective bargaining agreements, or any other labor-related agreements or arrangements with any labor union, labor organization or works council (and any amendments thereto) listed in Section 4.19(c) of the Company Disclosure Letter.

          "Law" means applicable statutes, laws, rules, ordinances, regulations, codes, orders (including Executive Orders), judgments, injunctions, writs, decrees and rulings, in each case, of a Government Entity.

          "Liens" means security interests, liens, claims, pledges, options, rights of first refusal, charges and other encumbrances.

          "Lease" or "Leases" have the meanings set forth in Section 4.8(c).

          "Leased Real Property" has the meaning set forth in Section 4.8(c).

          "Material Adverse Effect" means any event, change, development or occurrence that, either individually or in the aggregate with all other events, changes, developments or occurrences, (a) has had or would reasonably be expected to have a material adverse effect on the properties, assets, liabilities, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, but excluding any such event, change, development or occurrence to the extent resulting from or arising out of (i) changes in the financial markets generally in the United States or that are the result of any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (ii) general national, international or regional economic, financial, political or business conditions (including changes in Law or GAAP or authoritative interpretations thereof) affecting generally the defense industry, which do not have a materially disproportionate effect (relative to other industry participants) on the Company and its Subsidiaries taken as a whole, (iii) the announcement of this Agreement (including any cancellations or delays in contract awards and any impact on relationships with customers, prime contractors, subcontractors, suppliers or employees but in each case only to the extent related to the announcement), (iv) changes in the market price or trading volume of the Company's securities; provided that the exception in this clause (iv) is strictly limited to any such change or failure in and of itself and shall not prevent or otherwise affect a determination that any event, change, development or occurrence underlying such change or failure has resulted in, or contributed to a Material Adverse Effect, (v) the suspension of trading of securities generally on the New York Stock Exchange, Inc.; and (vi) change in appropriations arising from the U.S. Fiscal Year or Supplemental Budget or from any foreign government budget which does not have a materially disproportionate effect (relative to other defense industry participants) on the Company and its Subsidiaries taken as a whole, or (b) prevents, materially delays or materially impairs the ability of the Company to consummate the Merger.

          "MIP" means the Company's 2007 Management Incentive Plan.

          "Merger" has the meaning set forth in the Recitals.

          "Merger Consideration" has the meaning set forth in Section 3.1(a).

          "Merger Sub" has the meaning set forth in the Preamble.

          "Minimum Condition" has the meaning set forth in Section 1.1(a).

          "Modified Fully Diluted Shares" means, as of a particular date, the sum of (a) all shares of Company Common Stock outstanding on such date, and (b) all shares of Company Common Stock into which securities convertible into or exercisable or exchangeable for shares of Company Common Stock outstanding on such date are convertible, exercisable or exchangeable as of such date or would become convertible, exercisable or exchangeable after such date by reason of any of the transactions contemplated by this Agreement, in each such case assuming the Company would not elect to pay cash to the holders of such securities to settle such conversion, exercise or exchange (other then with respect to any applicable make-whole premium payable to holders of the Notes), less the number of shares of Company Common Stock represented by Notes outstanding on such date.

          "Modified Minimum Condition" means the term "Minimum Condition" as defined herein amended to replace the term "Fully Diluted Shares" in all places where it appears therein with the term "Modified Fully Diluted Shares."

          "Multiemployer Plan" has the meaning set forth in Section 4.14(g).

          "New Hire" has the meaning set forth in Section 6.1(a)(xi).

          "New Plans" has the meaning set forth in Section 7.10(e).

          "Notes" means the Company's $120,000,000 3.75% Senior Convertible Notes due 2024.

          "Notes Offer" has the meaning set forth in Section 7.13(d).

          "Offer" has the meaning set forth in the Recitals.

          "Offer Conditions" has the meaning set forth in Section 1.1(a).

          "Offer Documents" has the meaning set forth in Section 1.1(b).

          "Offer Price" has the meaning set forth in the Recitals.

          "Old Plans" has the meaning set forth in Section 7.10(e).

          "Order" means, with respect to any Person, any order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a Governmental Entity or arbitrator that is binding upon or applicable to such Person or its property.

          "Outside Date" has the meaning set forth in Section 9.1(b).

          "Owned Real Property" has the meaning set forth in Section 4.8(b).

          "Parent" has the meaning set forth in the Preamble.

          "Permits" means any material governmental licenses, franchises, permits, waivers, clearances, certificates, consents, orders, regulations, authorizations, approvals, filings or other similar authorizations or notifications required under applicable Law.

          "Permitted Liens" means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and are adequately reserved in accordance with GAAP as shown on the Current Balance Sheet; (b) mechanics', carriers', workers', repairers' and similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not delinquent and which are not, either individually or in the aggregate, significant or which are being contested by appropriate proceedings and are adequately reserved as shown on the Current Balance Sheet; (c) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Leased Real Property or Owned Real Property which are not violated by the current use and operation of the Leased Real Property or Owned Real Property; (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property or Owned Real Property, which do not, individually or in the aggregate, materially diminish the Company's or any of its Subsidiaries' use of the Leased Real Property or Owned Real Property or materially impair the value, occupancy or use of the any of the Leased Real Property or Owned Real Property for the purposes for which such property is currently used in connection with the Company's and its Subsidiaries' businesses; (e) public roads and highways; (f) matters which would be disclosed by an inspection or accurate survey of each parcel of real property; (g) Liens arising under worker's compensation, unemployment insurance, social security, retirement and similar legislation; (h) Liens on goods in transit incurred pursuant to documentary letters of credit; (i) purchase money Liens and Liens securing rental payments under capital lease arrangements; and (j) Liens the existence of which has not had and would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

          "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Entity or any department, agency or political subdivision thereof.

          "Proxy Statement" has the meaning set forth in Section 4.21(a).

          "Release" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, ejection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Substances into or upon the environment, including the air, soil, surface water or groundwater in violation of applicable Environmental Laws or a Permit issued under an applicable Environmental Law.

          "Representatives" has the meaning set forth in Section 7.2.

          "Revolving Credit Agreement" means the Amended and Restated Revolving Credit Agreement, dated as of May 31, 2007, by and among the Company and AAI Corporation, as Borrowers, the Lenders from time to time party thereto, Key Bank National Association and PNC Bank, National Association, as Co-Documentation Agents, Citibank, N.A., and JPMorgan Chase Bank, N.A., as Co-Syndication Agents and SunTrust Bank, as Administrative Agent.

          "Schedule 14D-9" has the meaning set forth in Section 1.2(c).

          "Schedule TO" has the meaning set forth in Section 1.1(b).

          "SEC" has the meaning set forth in Section 4.6(a).

          "Securities" has the meaning set forth in Section 4.5.

          "Securities Act" means the Securities Act of 1933, as amended.

          "SOX" has the meaning set forth in Section 4.6(a).

          "Stockholder Approval" has the meaning set forth in Section 4.23.

          "Stockholders' Meeting" has the meaning set forth in Section 7.1(a).

          "Subsequent Offering Period" has the meaning set forth in Section 1.1(a).

          "Subsidiary" means any corporation, company, partnership, organization or other entity of which the securities or other ownership interests having a majority of the ordinary voting power in electing the board of directors or other governing body are, at the time of such determination, owned by a company or another Subsidiary.

          "Superior Proposal" means any bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) (except that references in the definition of "Acquisition Proposal" to "20%" shall be replaced by "100%") that the Board of Directors of the Company determines in its good faith business judgment (after consultation with the Company Financial Advisor and the Company's outside legal counsel) and in light of all relevant circumstances and all terms and conditions of such Acquisition Proposal and this Agreement, to be more favorable to the Company's stockholders than the Offer, the Merger and the other transactions contemplated by this Agreement.

          "Supplemental Policy" has the meaning set forth in Section 7.10(c).

          "Surviving Corporation" has the meaning set forth in Section 2.1.

          "Takeover Statute" has the meaning set forth in Section 4.24.

          "Tax" or "Taxes" means any and all federal, state, local or foreign income, gross receipts, franchise, profits, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, real property, special assessment, personal property, capital stock, ad valorem, welfare, social security, unemployment, disability, payroll, license, employee withholding, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group (or by being included (or required to be included) in any Tax Return relating thereto).

          "Tax Returns" means any return, report, information return, declaration, statement, certificate, bill, claim for refund or other document (including schedules, attachments, amendments or supplements thereto, or any related or supporting information) filed or required to be filed with any Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

          "Tender and Support Agreement" has the meaning set forth in the Recitals.

          "Title IV Plans" has the meaning set forth in Section 4.14(d).

          "Top Up Closing" has the meaning set forth in Section 1.4(b).

          "Top Up Option" has the meaning set forth in Section 1.4(a).

          "Top Up Option Shares" has the meaning set forth in Section 1.4(a).

          "Treasury Regulations" means the regulations promulgated under the Code.

          "WARN" has the meaning set forth in Section 7.11.

        10.2    Construction.

        (a)   Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined in this Agreement has the meaning ascribed to it in accordance with GAAP; (ii) "or" is not exclusive; (iii) "including" and its variants mean "including, without limitation" and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) references to "written" or "in writing" include in visual electronic form; (vi) words of one gender shall be construed to apply to each gender; and (vii) the terms "Article", "Section", "Annex", "Exhibit", and "Schedule" refer to the specified Article, Section, Annex, Exhibit or Schedule of or to this Agreement.

        (b)   A reference to any Person includes such Person's successors and permitted assigns.

        (c)   Any references to "dollars" or "$" means dollars of the United States of America.

        (d)   For purposes of this Agreement, the terms "the Company's knowledge", "knowledge of the Company", "the Company has no knowledge", or words or phrases of similar import or meaning as used in this Agreement shall mean the actual, direct and personal knowledge, after reasonable investigation, of any of Frederick Strader, Warren Lichtenstein, James H. Perry, Jonathan A. Greenberg, Stuart F. Gray, John F. Michitsch, Michael A. Boden, Steven Reid, James McGinnis, T. Kathleen Heydt, Frank W. Brittain, Joseph G. Thomas, Anna-Maria Palmer, Edward E. Buffington, Paul Lavin, David A. Phillips, and Susan E. Pendery. The term "knowledge" is used to qualify and limit the scope of any representation or warranty in which it appears, such that the representation or warranty is not true and correct and therefore breached only if one or more of the specified individuals has actual conscious awareness on the date(s) such representation and warranty is made of an undisclosed exception to such representation and warranty which the Company is required to disclose.

ARTICLE XI

MISCELLANEOUS

        11.1    Non-Survival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 11.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        11.2    Notices.    Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business

Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

    Notices to Parent or Merger Sub:

      Textron Inc.
      40 Westminster Street
      Providence, RI 02903
      Attn: Terrence O'Donnell, Executive Vice President and General Counsel
      Facsimile No.: (401) 457-2418

      with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      One Beacon Street
      Boston, MA 02108
      Attn: Louis A. Goodman
      Facsimile No.: (617) 573-4822

      Notices to the Company:

      United Industrial Corporation
      124 Industry Lane
      Hunt Valley, MD 21030
      Attn: Jonathan A. Greenberg
      Facsimile No.: (410) 683-6498

      with a copy to:

      Proskauer Rose LLP
      1585 Broadway
      New York, NY 10036
      Attn: Steven Kirshenbaum
      Facsimile No.: (212) 969-2900

        11.3    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated by this Agreement are fulfilled to the extent possible.

        11.4    Entire Agreement.    This Agreement, the Company Disclosure Letter, the Confidentiality Agreement and the other documents delivered pursuant hereto constitute the entire agreement of the parties and supersede all prior agreements, arrangements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement.

        11.5    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Parent without the consent of the Company.

        11.6    Third-Party Beneficiaries.    This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 7.9, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        11.7    No Strict Construction.    Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

        11.8    Governing Law; Consent to Jurisdiction and Venue.

        (a)   This Agreement and the transactions contemplated by this Agreement, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware and without reference to conflict of laws principles.

        (b)   Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery and any appellate court from thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated by this Agreement or thereby, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other place of competent jurisdiction by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

        11.9    Specific Performance.    The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be a complete and adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by the Delaware Court of Chancery to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, in addition to any other rights or remedies available hereunder or at law or in equity without the necessity of posting bonds or other undertaking in connection therewith. The parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court, and the parties hereby waive any such requirement of such a bond or undertaking.

        11.10    WAIVER OF TRIAL BY JURY.    THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING UNDER OR CONCERNING THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF OR CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

        11.11    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

TEXTRON INC.
By:	/s/ JOHN R. CURRAN Name: John R. Curran Title: President
MARCO ACQUISITION SUB INC.
By:	/s/ JOHN R. CURRAN Name: John R. Curran Title: President
UNITED INDUSTRIAL CORPORATION
By:	/s/ FREDERICK M. STRADER Name: Frederick M. Strader Title: President and Chief Executive Officer

ANNEX I

        Notwithstanding any other provision of the Offer, but subject to compliance with Section 1.1(a) of the Agreement, Merger Sub (i) shall not be required to accept for payment or pay for any tendered Company Shares, (ii) may delay the acceptance for payment of, or the payment for, any tendered Company Shares, and (iii) may terminate or amend the Offer as to Company Shares not then paid for, in the event that (x) at the scheduled expiration of the Offer (as it may be extended pursuant to Section 1.1(a) of the Agreement): (A) the Minimum Condition shall not have been satisfied; (B) the applicable waiting period (and any extension thereof) applicable to the transactions contemplated by the Agreement (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated; or (C) approval pursuant to the ARC and the Cartel Act shall not have been obtained; or (y) immediately prior to acceptance of Company Shares for payment in the Offer any of the following conditions exists:

          (a)   any pending or overtly threatened action, proceeding or counterclaim by any Governmental Entity (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Company Shares by Parent or Merger Sub or the consummation of the Offer or the Merger, (ii) seeking to obtain material damages in connection with the Offer or the Merger, (iii) seeking to restrain, prohibit or limit Parent's, the Company's or any of the their respective material Affiliates' ownership or operation of all or any material portion of the business or assets of Parent, the Company or any such material Affiliate, or to compel Parent, the Company or any of their respective material Affiliates to dispose of, license or hold separate all or any material portion of the business or assets of Parent, the Company or any such material Affiliate, or (iv) seeking to impose material limitations on the ability of Parent, Merger Sub or any of Parent's other Affiliates effectively to acquire, hold or exercise full rights of ownership of any Company Shares or any shares of common stock of the Surviving Corporation, including the right to vote the Company Shares or the shares of common stock of the Surviving Corporation acquired or owned by Parent, Merger Sub or any of Parent's other Affiliates on all matters properly presented to the Company's stockholders; or

          (b)   any Law enacted, entered, enforced, issued or in effect that is reasonably likely to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

          (c)   (i) the representations and warranties of the Company contained in the Agreement (without regard to materiality or Material Adverse Effect qualifiers contained therein), other than the representations and warranties in Sections 4.5, 4.6(a), 4.6(b), 4.6(d), 4.6(f), 4.7(i), 4.14(j) and 4.21(c), shall not be true and correct in all respects, as of the date of the Agreement or at any time prior to the consummation of the Offer as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which shall be true and correct in all respects as of such specified date), except where the failure to be so true and correct has not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or (ii) any of the representations and warranties in Sections 4.5, 4.6(a), 4.6(b), 4.6(d), 4.6(f), 4.7(i), 4.14(j) or 4.21(c) shall not be true and correct in all respects as of the date of the Agreement and at all times prior to the consummation of the Offer as if made at and as of such time; or

          (d)   (i) the Company shall have failed to perform or comply in any respect with Sections 7.4 or 7.5 of the Agreement, or (ii) the Company shall have failed to perform or comply in any material respect with any other of its agreements, obligations or covenants under the Agreement and such failure to perform or comply with such other agreements, obligations or covenants shall not have been cured to the good faith satisfaction of Parent; or

          (e)   any event, change, development or occurrence shall have occurred following the date of the Agreement that, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; or

          (f)    the Agreement shall have been terminated in accordance with its terms.

        Immediately prior to the expiration of the Offer, the Company shall deliver to Parent a certificate executed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company certifying that the conditions set forth in paragraphs (c), (d) and (e) in this Annex I are satisfied as of such time and date.

        The foregoing conditions are for the sole benefit of Parent and Merger Sub and, subject to the terms and conditions of the Agreement, may be waived by Parent or Merger Sub, in whole or in part at any time and from time to time in the sole discretion of Parent or Merger Sub. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        The capitalized terms that are used in this Annex I shall have the respective meanings ascribed thereto in the Agreement and Plan of Merger (the "Agreement"), dated as of October 7, 2007, by and among Textron, a Delaware corporation ("Parent"), Marco Acquisition Sub Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Merger Sub"), and United Industrial Corporation, a Delaware corporation (the "Company").

ANNEX B

September 27, 2007

The Board of Directors
United Industrial Corporation
124 Industry Lane
Hunt Valley, MD 21030

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $1.00 per share (the "Company Common Stock"), of United Industrial Corporation (the "Company") of the consideration to be paid to such holders in the proposed Transaction (as defined below) with an indirect wholly-owned subsidiary ("Merger Subsidiary") of Textron Inc. (the "Merger Partner"). Pursuant to the Agreement and Plan of Merger, (the "Agreement"), among the Company, the Merger Partner and Merger Subsidiary, (i) Merger Subsidiary shall commence a tender offer to purchase, on the terms and conditions set forth in the Agreement, all of the outstanding Company Common Stock (the "Offer") at a cash purchase price of $81.00 per share (the "Consideration"), and (ii) following consummation of the Offer, Merger Subsidiary will merge with and into the Company (the "Merger" and together with the Offer, the "Transaction") and the Company will become an indirect wholly owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock that is not tendered and accepted pursuant to the Offer, other than Dissenting Shares (as defined in the Agreement) or any shares of Company Common Stock held in the treasury of the Company or owned by Merger Subsidiary, the Merger Partner or any subsidiary of the Merger Partner or the Company, will be canceled and converted into the right to receive cash in an amount equal to the Consideration.

        In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all ways material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction.

        We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and our affiliates have provided investment banking and other services from time to time to the Company, the Merger Partner and their respective affiliates, including acting as (i) co-manager in the Merger Partner's offering of debt securities in February 2007, (ii) financial advisor to the Merger Partner in connection with the sale of its fastening systems business in August 2006 and (iii) joint lead arranger and bookrunner in connection with the Merger Partner's revolving credit facility in March 2005. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

        This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to whether such shareholder should tender shares in the Offer or how such shareholder should vote with respect to any matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any tender offer materials or any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES INC.

J.P. MORGAN SECURITIES INC.

B-2

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

        § 262. Appraisal rights.

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

          (2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

          (d)   Appraisal rights shall be perfected as follows:

            (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

          (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

          (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

          (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

Preliminary Copy—Subject to Completion

SPECIAL MEETING OF STOCKHOLDERS OF

UNITED INDUSTRIAL CORPORATION

                        , 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible

Please detach along perforated line and mail in the envelope provided.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1 LISTED BELOW PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

	FOR	AGAINST	ABSTAIN
1. Adoption of the Agreement and Plan of Merger, dated as of October 7, 2007 (the "Merger Agreement"), by and among Textron Inc. ("Textron"), Marco Acquisition Sub Inc., an indirect wholly owned subsidiary of Textron Inc. ("Purchaser"), and United Industrial Corporation ("UIC"), providing for, among other things, the merger of Purchaser with and into UIC, with UIC surviving as an indirect wholly owned subsidiary of Textron (the "Merger"), and for the conversion of each issued and outstanding share of UIC common stock, par value $1.00 per share, (other than any share held by stockholders who properly exercise and perfect appraisal rights under Delaware law or by Textron, Purchaser, UIC or their respective subsidiaries) into the right to receive $81.00, net to the holder in cash, without interest and subject to reduction for any applicable withholding taxes	☐	☐	☐

In their discretion, the named proxies may act upon such other business as may properly come before the Special Meeting and any adjournment(s) thereof and matters incident to the conduct of the Special Meeting or any adjournment(s) thereof.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

UNITED INDUSTRIAL CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Proxy for the Special Meeting of Stockholders—                        , 2008

FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD                        , 2008, the undersigned hereby appoints James H. Perry and Jonathan A. Greenberg, or either of them, with full power of substitution, to attend the Special Meeting of Stockholders of United Industrial Corporation (the "Company") on                        , 2008 (the "Special Meeting"), and any adjournments or postponements thereof, on behalf of the undersigned and to vote all the shares of common stock, par value $1.00 per share, that the undersigned would be entitled to vote and to take all actions that the undersigned would be entitled to take if personally present upon the matters set forth on the reverse side and described more fully in the Company's Notice of Special Meeting of Stockholders and its Proxy Statement for the Special Meeting, receipt of which is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed herein. If this proxy is properly executed but no direction is indicated, this proxy will be voted FOR the adoption of the Merger Agreement and in the discretion of proxy holder on any other matter that may come before the Special Meeting or any adjournment or postponement thereof. The individuals named above are authorized to vote in their discretion on any other matters that properly come before the meeting, if no instruction to the contrary is indicated. The undersigned hereby revokes any proxy heretofore given with respect to the Special Meeting.

Should the undersigned have an account in the Company's 401(k) Retirement Savings Plan, this proxy represents the number of the Company's shares allocable to the account, as well as other shares registered in the undersigned's name. As a participant in the Company's 401(k) Retirement Savings Plan, the undersigned has the right to direct Fidelity Management Trust Company ("Fidelity") regarding how to vote the shares of the Company attributable to the participant's account at the Special Meeting. Voting directions will be tabulated confidentially. Only Fidelity and its affiliates or agents will have access to individual voting direction. Unless otherwise required by law, the shares attributable to the account will be voted as directed. If no direction is made, if this proxy is not signed, or if this proxy is not received by                        , 2008, the shares attributable to the account will not be voted.

(Continued and to be signed on the reverse side)

QuickLinks

TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING
SUMMARY
THE COMPANIES
THE SPECIAL MEETING
THE MERGER
Management's Financial Projections (all amounts in millions of dollars)
THE MERGER AGREEMENT
STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS
MARKET PRICE OF UIC COMMON STOCK
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
FUTURE STOCKHOLDER PROPOSALS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
  ANNEX A
Table of Contents
ARTICLE III EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
ARTICLE XI MISCELLANEOUS
ANNEX I
  ANNEX B
  ANNEX C